As filed with the Securities and Exchange Commission on May [28], 2009
Registration No. 333-158777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Dairy, Inc.
(Exact name of registrant as specified in its charter)

Utah	2020	90-0208758
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, China, 100016
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jonathan H. Chou
Chief Financial Officer
American Dairy, Inc.
2275 Huntington Drive #278
San Marino, CA 91108
+1 (626) 757-8885
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Securities and Exchange Commission send copies of all notices, orders and communications to:

Matthew D. Adler Andrew D. Ledbetter DLA Piper LLP (US) 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 Telephone: +1 (206) 839-4800 Facsimile: +1 (206) 839-4801
Rocky T. Lee
DLA Piper Beijing Representative Office
20th Floor, South Tower
Beijing Kerry Center
1 Guanghua Road, Chaoyang District
Beijing 100020, PRC
Telephone: +86 10 6561 1788
Facsimile: +86 10 6561 5158

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐__________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED __________, 2009
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

2,037,822 Shares

American Dairy, Inc.

Common Stock

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 2,037,822 shares of our common stock issued or issuable to the selling shareholders, including up to 1,570,201 shares of our common stock issuable upon conversion of principal and interest payable under our 7.75% Convertible Notes Due 2009, up to 251,041 shares of our common stock that we may issue to the selling shareholders pursuant to their exercise of warrants issued in connection therewith, and up to 216,580 shares of our common stock, or the Settlement Shares, issued to holders thereof in connection with the restructuring of such notes.  In October 2006, we issued an aggregate principal amount of $18.2 million in 7.75% Convertible Notes Due 2009, or the 2009 Notes, and warrants to purchase up to an aggregate of approximately 251,000 shares of our common stock. In November 2008, we entered into an agreement with the holders of the 2009 Notes pursuant to which we issued to such holders the Settlement Shares, amended and restated the 2009 Notes, or the New 2009 Notes, amended and restated the warrants issued therewith, and amended the prior registration rights agreement.  The New 2009 Notes were issued in an aggregate principal amount of $18.2 million, mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and are payable in shares of our common stock at maturity. The principal and accrued but unpaid interest due under the New 2009 Notes may be converted at the option of the holder into an aggregate of up to 1,570,201 shares of our common stock at an initial conversion price of $14.50 per share.  The amended and restated warrants permit the holders to acquire, at any time prior to October 2, 2012, an aggregate of approximately 251,000 shares of our common stock at an initial exercise price of $14.50.

The shares of common stock included in this prospectus, including the Settlement Shares previously issued and the shares of our common stock issuable pursuant to a selling shareholder’s conversion of the New 2009 Notes or the exercise of warrants issued therewith, may be offered and resold by a selling shareholder from time to time for its own account, at prevailing market prices or pursuant to negotiated transactions. We will not receive any of the proceeds from any sale of these shares, but we will receive the exercise price of the warrants if the warrants are exercised for cash. We will bear all expenses of registration incurred in connection with this offering, but selling shareholders will bear all selling and other expenses.

Our common stock is quoted on the NYSE Arca under the symbol “ADY.” On May 27, 2009, the closing price of our common stock as reported on the NYSE Arca was $[__] per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2009.

ii

Unless the context otherwise requires, the terms “we,” “us,” “our,” “American Dairy,” and “the Company” refer to American Dairy, Inc., a Utah corporation, and its consolidated subsidiaries.  References to “dollars” and “$” are to United States dollars. Any logos or trademarks mentioned in this prospectus are the property of their respective owners.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

iii

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. Please carefully read the entire prospectus, including the information under the heading “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Overview

We are a leading producer and distributor of milk powder, soybean milk powder, and related dairy products in the People’s Republic of China, or the PRC.  Using proprietary processing techniques, we make products that are specially formulated for particular ages, dietary needs and health concerns.  We have over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China.

Our products fall into four main product categories: milk powder, soybean powder, rice cereal and walnut products.  Milk powder is our primary product and is divided into several sub-categories.  We produce milk powder for infants and young children formulated for zero to six months, six months to one year, one to three years and three to six years of age.  We also produce milk powder for expectant mothers, students and for the middle-aged and elderly populations.  In addition, we purchase semi-finished milk powder, or raw milk powder, from third parties, process it, and then distribute it to beverage manufacturers and other wholesalers for use in their blended drink products.  We also produce soybean powder, rice cereal and walnut products.

We own and operate six production and packaging facilities.  The production facilities we have constructed comply with pharmaceutical good manufacturing practice, or GMP, a higher level of quality control than required for consumer goods manufacturing facilities.  Additionally, our production facilities are designed to comply with, and have obtained, several quality assurance certifications, as well as quality certifications from the PRC regulatory authorities.  We believe that our design standards help us assure our product quality.  Continuing our commitment to quality, we have also added testing equipment and other quality control procedures to our processing equipment manufactured by known European and American manufacturing companies.  We apply a 25-step quality control process that involves over a hundred points of testing from the feed for the dairy cows, throughout our manufacturing process, and extending to semi-finished products, which we purchase from third parties for further processing, and finished products.

Our Corporate Information

We were incorporated in the State of Utah on December 31, 1985, originally under the corporate name of Gaslight, Inc. We were inactive until March 30, 1988, when we changed our corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices.  We discontinued this business in 1991 and became a non-operating public company shell.  Effective May 7, 2003, we acquired 100% of the issued and outstanding capital stock of American Flying Crane Corporation, or AFC, a Delaware corporation that operates a dairy business in China through various subsidiaries.  In connection with that acquisition, we changed our name to American Dairy, Inc.  Today, we own various subsidiaries in the PRC that operate our business.

Our principal executive offices are located at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China 100016. Our telephone number is 1 (626) 757-8885. Our Internet address is www.americandairyinc.com.  The information contained in or accessible through our website does not constitute a part of this prospectus.

THE OFFERING

Common stock outstanding before the offering	17,317,307 shares as of May 22, 2009

Common stock offered by selling shareholders
Consist of up to 2,037,822 shares of our common stock issued or issuable to the selling shareholders, including up to 1,570,201 shares of our common stock issuable upon conversion of principal and interest payable under the New 2009 Notes, up to 251,041 shares of our common stock that we may issue to the selling shareholders pursuant to their exercise of warrants issued in connection therewith, and up to 216,580 Settlement Shares.

Common stock to be outstanding after the offering	19,355,644 shares, assuming the issuance of all shares issuable upon conversion of the New 2009 Notes and exercise of warrants issued therewith and that all securities registered are sold.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell for cash to the selling shareholders upon exercise of warrants. See “Use of Proceeds” for a complete description.

NYSE Arca Symbol	ADY

Risk Factors
Please read the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial could also materially and adversely affect our business, financial condition, operating results and/or cash flow.

Any negative public perception regarding our products or industry, or any ill effects or product liability claims, could harm our reputation, damage our brand, result in costly and damaging recalls, and expose us to government investigations and sanctions, which would materially and adversely affect our results of operations.

We sell products for human consumption, which involves risks such as product contamination, spoilage and tampering. In 2008, sales in China of substandard milk formula contaminated with a substance known as melamine caused the death of six infants as well as illness of nearly 300,000 others.  Although this incident did not involve any of our products, China’s Administration of Quality Supervision, Inspection and Quarantine found that the products of 22 Chinese milk and formula producers were contaminated by melamine, a substance not approved for use in food, which caused significant negative publicity for the entire dairy industry in China.  The mere publication of information asserting that our milk powder, infant formula or other products contain melamine or other contaminants could have a material adverse effect on us, regardless of whether these reports are scientifically supported or concern our products or the raw materials used in our products.  In addition, if the consumption of any of our products causes injury, illness or death, we may face product liability claims, product recalls, temporary or permanent suspensions of operations, government investigations or sanctions, any of which could be extremely expensive and damaging to our business.

Prior to the 2008 melamine crisis, there have also been widely publicized occurrences of counterfeit, substandard milk products in China.  For example, in April 2004, such sales of counterfeit and substandard infant formula in Anhui Province, China caused the deaths of 13 infants and harmed many others.  Counterfeiting or imitation of our products may occur in the future, and we may not be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could negatively impact our corporate brand and image or consumers’ perception of our products or similar nutritional products generally, particularly if the counterfeit or imitation products cause injury or death to consumers.

We expect to incur costs related to our planned acquisitions and expansion into new plants and ventures, which may not prove to be profitable. Moreover, any delays in our expansion plans could cause our profits to decline and jeopardize our business.

We anticipate that our proposed expansion of our milk production facilities may include the acquisition and construction of new or additional facilities. Our cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, our projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings of production facilities will delay our receipt of sales revenues from such facilities, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

Our plans to finance, develop, and expand our production facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time we enter into a particular agreement, or at all. In addition, we may develop projects as joint ventures in an effort to reduce our financial commitment to individual projects. The significant expenditures required to expand our production plants may not ultimately result in increased profits.

When our future expansion projects become operational, we will be required to add and train personnel, expand our management information systems and control expenses. If we do not successfully address our increased management needs or are otherwise unable to manage our growth effectively, our operating results could be materially and adversely affected.

As we increase the scale of our operations, we may be unable to maintain the level of quality we currently attain by producing our products in small batches.

Our products are manufactured in small batches with milk from the farms of local farmers. We may be unable to maintain the quality of our dairy products at increased levels of production. Increased production levels may cause us to modify our current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of our products could damage our business, operations and finances.

Our products may not achieve market acceptance.

We are currently selling our products principally in northern, central, and eastern China.  Achieving market acceptance for our products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds.  There is substantial risk that any new markets may not accept or be as receptive to our products.  In addition, we intend to market our products as premium and super-premium products and to adopt a corresponding pricing model, which may not be accepted in new or existing markets.  Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customers that the distinctive characteristics of our products make them superior to competitive products and justify their pricing.  Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance would limit our revenues and profitability.

Our planned growth may require more raw milk than is available and could diminish the quality of our dairy products.

Our business requires a supply of raw milk. Our growth will be limited if the supply of raw milk is insufficient to meet demand. Moreover, as we attempt to implement our growth strategy, it may become difficult to maintain current levels of quality control. Inadequate quality control could harm our reputation and the demand for our products, which would also limit our growth. The raw milk used in our products is supplied to us by numerous local farms under output contracts. We believe that our farmers can increase their production of raw milk. We further believe, however, that this supply may not be sufficient to meet increased demand for our products associated with our proposed marketing efforts and that such increase may compromise quality. Though we believe that additional raw milk is available locally, if needed, we may not be able to enter into arrangements with the producers of such milk on terms acceptable to us, if at all. An inadequate supply of raw milk, coupled with concern over quality control, could increase costs for raw milk or decrease the sales price for our products, which could limit our ability to grow, cause our earnings to decline and make our business less profitable.

The recent global economic and financial market crisis could significantly impact our financial condition.

Current global economic conditions could have a negative effect on our business and results of operations. Economic activity in China, United States and throughout much of the world has undergone a sudden, sharp economic downturn following the recent housing downturn and subprime lending collapse in both the United States and Europe.  Market disruptions have included extreme volatility in securities prices, as well as severely diminished liquidity and credit availability.  The economic crisis may adversely affect us in a variety of ways. Access to lines of credit or the capital markets may be severely restricted, which may preclude us from raising funds required for operations and to fund continued expansion.  It may be more difficult for us to complete strategic transactions with third parties. The financial and credit market turmoil could also negatively impact our suppliers and customers, which could decrease our ability to source, produce and distribute our products and could decrease demand for our products. While it is not possible to predict with certainty the duration or severity of the current disruption in financial and credit markets, if economic conditions continue to worsen, it is possible these factors could significantly impact our financial condition.

Our results of operations may be affected by fluctuations in availability and price of raw materials.

The raw materials we use are subject to price fluctuations due to various factors beyond our control, including, among other pertinent factors:

•	increasing market demand;

•	inflation;

•	severe climatic and environmental conditions;

•
seasonal factors, with dairy cows generally producing more milk in temperate weather as opposed to cold or hot weather and extended unseasonably cold or hot weather potentially leading to lower than expected production;

•	commodity price fluctuations;

•	currency fluctuations; and

•	changes in governmental and agricultural regulations and programs.

For example, our raw milk cost increased by approximately 45% in 2008 due to various factors, including, we believe, general economic conditions, such as inflation and fuel prices, and rising production costs.  We also expect that our raw material prices will continue to fluctuate and be affected by these factors in the future.  Changes to our raw materials prices may result in increases in production and packaging costs, and we may be unable to raise the prices of our products to offset such increases in the short term or at all. As a result, our results of operations may be materially and adversely affected.

We are subject to public company reporting and other requirements for which we will incur substantial costs and our accounting and other management systems and resources may not be adequately prepared.

We incur significant legal, accounting, insurance and other expenses as a result of being a public company.  For example, laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, or SOX, and rules related to corporate governance and other matters subsequently adopted by the SEC and the NYSE Arca, result in substantial costs to us, including legal and accounting costs, and may divert our management’s attention from other matters that are important to our business.  Compliance with Section 404 of SOX requires that our management annually assess the effectiveness of our internal control over financial reporting and that our independent auditors report on management’s assessment.  During our review of our financial statements and results for the year ended December 31, 2008 and the quarter ended March 31, 2009, our management identified several internal control matters that constitute material weaknesses and significant deficiencies and, consequently, has concluded that our internal control over financial reporting was not effective at December 31, 2008 or March 31, 2009.  In addition, management has concluded, based primarily on the identification of the material weaknesses and significant deficiencies, that our disclosure controls and procedures were not effective at December 31, 2008 or March 31, 2009.  Material weaknesses in our internal controls over financial reporting related to financial statement review procedures, accounting treatment for routine and non-routine transactions, our internal audit function, and our untimely assessment of our internal controls over financial reporting.  Significant deficiencies in our internal controls over financial reporting related to period-end closing procedures, access to administrative and accounting systems, documentation of accounts receivable transfers and promoters expenses, and division of treasury and accounting duties.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.  A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting.  A “deficiency” in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  We are devoting significant resources to remediating and improving our internal controls, including hiring additional accounting, internal audit and finance staff, engaging consultants to assist with these functions, upgrading our systems, and implementing additional financial and management controls, reporting systems and procedures.  These measures have cost us an aggregate of approximately $643,000 to date, are not expected fully to remediate our material weaknesses until at least December 31, 2009, and may not ensure the adequacy of our internal controls over our financial processes and reporting in the future.  If we are unable to remediate successfully these material weaknesses and significant deficiencies in a timely manner, investors may lose confidence in our reported financial information, which could lead to a decline in our stock price, limit our ability to access the capital markets in the future, and require us to incur additional costs to improve our internal control systems and procedures.

We significantly depend on our management team.

Each of our executive officers is responsible for an important aspect of our operations.  In addition, we rely on management and senior personnel to ensure that our sourcing, production, sales, distribution and other business functions are effective.  Losing the services of our executive officers or key personnel could be detrimental to our operations.  We do not have key-man life insurance for any of our executive officers or other employees.

Investors may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Utah.  However, a majority of our directors and executive officers, and certain of our principal shareholders, live outside of the U.S., principally in China. As a result, you may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

We face substantial competition in connection with the marketing and sale of our products.

Our products compete with other premium quality dairy brands as well as less expensive, non-premium brands. Our products face competition from non-premium producers distributing in our marketing area and other producers packaging their products in our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources and have products that have gained wide customer acceptance in the marketplace. Our largest competitors are state-owned dairies owned by the government of China. Large foreign companies have also entered the dairy industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising efforts by us. The dairy industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

We face the potential risk of product liability associated with food products.

We face the risk of liability in connection with the sale and consumption of dairy products and soybean products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. The successful assertion of product liability claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses. We do not currently maintain product liability insurance. Any insurance that we may obtain in the future may be insufficient to cover potential claims or the level of insurance coverage needed may be unavailable at a reasonable cost. Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim and our brand image and reputation would suffer. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties, including possible criminal liability.

Doing business in China involves various political and economic risks.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement and regulation;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	government control over the allocation of many resources.

As China’s economy has been transitioning from a planned economy to a more market-oriented economy, the government of China has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall economy of China, they may also have a negative effect on us.

Although the government of China has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.  Any adverse change in the economic conditions or government conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of consumer spending in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Regulations affecting acquisitions of PRC companies by foreign entities may make it more difficult for us to complete acquisitions and grow our business.

In 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued a public notice, known as “Circular 75,” concerning the application of foreign exchange regulations to mergers and acquisitions involving foreign investment in China.  Among other things, the public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities.  Under Circular 75, if an acquisition of a PRC company by an offshore company controlled by PRC residents occurred prior to the issuance of Circular 75, certain PRC residents were required to submit a registration form to the local SAFE branch to register their ownership interests in the offshore company before March 31, 2006.  Such PRC residents must also amend the registration form if there is a material event affecting the offshore company, such as, among other things, a change to the company’s share capital, a transfer of shares, or if the company is involved in a merger, an acquisition or a spin-off transaction or uses its assets in China to guarantee offshore obligations.

As there is still significant uncertainty in China regarding the interpretation and implementation of Circular 75, we cannot predict how these regulations will affect our future acquisition strategy and business operations. For example, if we decide to acquire additional PRC companies, we or the owners of such companies may not be able to complete the filings and registrations, if any, required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, in 2006 six PRC regulatory authorities, including the PRC Ministry of Commerce and the PRC Securities Regulatory Commission, jointly promulgated a rule entitled “Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or the New M&A Rules, in September 2006. The New M&A Rules establish additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including, in some circumstances, advance notice to the Ministry of Commerce of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Compliance with the New M&A Rules, and any related approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Extensive regulation of the food processing and distribution industry in China could increase our expenses resulting in reduced profits.

We are subject to extensive regulation by China’s Agricultural Ministry, and by other provincial and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, provincial and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we may fall out of substantial compliance with current laws and regulations or may be unable to comply with any future laws and regulations. To the extent that new regulations are adopted, we will be required, possibly at considerable expense, to adjust our activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

The PRC government’s recent measures to curb inflation rates could adversely affect future results of operations.

China has faced rising inflation in recent years. In April 2008, the change in China’s Consumer Price Index increased to 8.5% according to the National Bureau of Statistics of China, or the NBS. Recently, the government of China undertook various measures to alleviate the effects of inflation, especially with respect to key commodities. On January 16, 2008, the PRC National Development and Reform Commission announced national price controls on various products, including milk. Similarly, the government of China may conclude that the prices of infant formula or other of our products are too high and may institute price controls that would limit our ability to set prices for our products as we might wish. The government of China has also encouraged local governments to institute price controls on similar products. Such price controls could adversely affect our future results of operations and, accordingly, the price of our common stock.

The PRC currency is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

The PRC currency, the “Renminbi” or “RMB,” is not a freely convertible currency. We rely on the PRC government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies that are required for current account transactions can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government. This substantial regulation by the PRC government of foreign currency exchange may restrict our business operations and a change in any of these government policies could negatively impact our operations, which could result in a loss of profits.

In order for our China subsidiaries to pay dividends to us, a conversion of Renminbi into U.S. dollars is required, which, if not permitted by the PRC government, would cause an interruption in our operating cash flow. Under current PRC law, the conversion of Renminbi into foreign currency for capital account transactions generally requires approval from SAFE and, in some cases, other government agencies. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon our ability to meet our cash needs and to pay dividends to our shareholders. Although, our subsidiaries’ classification as wholly foreign-owned enterprises, or WFOEs, under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

Fluctuations in the exchange rate between the PRC currency and the U.S. dollar could adversely affect our operating results.

The functional currency of our operations in China is the Renminbi. However, results of our operations are translated at average exchange rates into U.S. dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. We do not currently use hedging techniques, and any hedging techniques which we may use in the future, may not be able to eliminate and may exacerbate the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits, and therefore our stock prices, to decline.

Under the New EIT Law, we may be classified as a “resident enterprise” of China, which would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under China’s Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, which became effective in 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  Under the implementing rules of the New EIT Law, de facto management means substantial and overall management and control over the production and operations, personnel, accounting, and properties of the enterprise.  Because the New EIT Law and its implementing rules are new, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that American Dairy, Inc. is a “resident enterprise” for PRC enterprise income tax purposes, unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” such dividends may be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 and 2009 tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to tax in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.  In addition, we have not accrued any tax liability associated with the possible payment of dividends to our U.S. parent company. Such a tax would be an added expense appearing on our income statement, which would reduce our net income.

We do not intend to pay and may be restricted from paying dividends on our common stock.

We have never declared or paid dividends on our capital stock and we do not intend to declare dividends in the foreseeable future. We currently intend to retain future earnings to fund our continued growth. Furthermore, if we decide to pay dividends, foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from China or convert those payments from Renminbi into foreign currencies.

Lack of bank deposit insurance puts our funds at risk of loss from bank foreclosures or insolvencies.

We maintain certain bank accounts in China that are not protected by FDIC insurance or other insurance. As of March 31, 2009, we held approximately $53.9 million in bank accounts in China.  If a PRC bank holding our funds experienced insolvency, it may not permit us to withdraw our funds, which would result in a loss of such funds and reduction of our net assets.

Limited and uncertain trademark protection in China makes the ownership and use of our trademark uncertain.

We have obtained trademark registrations for the use of our trade name “Feihe” as well as our “Fei Fan” and “Fei Rui” brands, which have been registered with the PRC Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products.  We believe our trademark is important to the establishment of consumer recognition of our products.  However, due to uncertainties in PRC trademark law, the protection afforded by our trademark may be less than we currently expect and may, in fact, be insufficient. Moreover, even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

Our lack of patent protection could permit our competitors to copy our trade secrets and formula and thus gain a competitive advantage.

We have no patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formula and production processes for our products and our flavoring formula in producing competitive product lines. Any breach of confidentiality by our executives or employees having access to our formula could result in our competitors gaining access to such formula. The ensuing competitive disadvantage could reduce our revenues and our profits.

One of our shareholders owns a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, beneficially owned approximately 51.5% of our common stock as of May 22, 2009.  Our executive officers and directors as a group beneficially owned approximately 53.7% of our common stock as of May 22, 2009.  Consequently, these individuals will likely be able to determine the composition of our board of directors, retain the voting power to approve certain matters requiring shareholder approval and continue to have significant influence over our operations.  The interests of these shareholders may be different than the interests of other shareholders on these matters.  This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Failure to comply with the US Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

Since we are a Utah corporation and a public company in the United States, we are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with our company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in China. Although such practices are prohibited at our company, our employees or other agents may engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We have a significant amount of indebtedness, which may limit our operating flexibility.

As of March 31, 2009 we had approximately $258.5 million of total liabilities, which included approximately $94.9 million of outstanding principal on the 2009 Notes, and the 1.00% Guaranteed Senior Secured Convertible Notes due 2012, which have been restructured, or the 2012 Notes.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—Restructuring of 2012 Notes” below. Our high level of indebtedness could have important consequences, including the following:

•	it may be difficult for us to satisfy our obligations with respect to our indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, or general corporate or other purposes may be impaired;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes;

•	it may cause our trade creditors to change their terms for payment on goods and services provided to us, thereby negatively impacting our ability to receive products and services on acceptable terms;

•	it may place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

•
we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

Our ability to pay interest on and to satisfy our debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary.  Each of these factors is, to a large extent, dependent upon economic, financial, competitive and other factors beyond our control.  If, in the future, we cannot generate sufficient cash from operations to meet our debt obligations, we will need to refinance our existing debt, obtain additional financing or sell assets.  Our business may not generate sufficient cash flows to satisfy our existing indebtedness and funding sufficient to satisfy our debt service requirements may not be available on satisfactory terms, if at all.

The covenants in the indentures governing our 2012 Notes restrict our ability to operate our business and our failure to comply with them could adversely affect our business and financial condition.

We have issued an aggregate principal amount of $80.0 million in 2012 Notes.  The indentures under which the 2012 Notes were issued contain covenants restricting our operations, including restrictions on:

•	our use and maintenance of our properties;

•	incurrence of indebtedness;

•	declaring or paying dividends or other distributions;

•	repurchasing our capital stock or subordinated obligations;

•	making investments;

•	incurring liens;

•	selling assets;

•	our use of the proceeds from the sale of the 2012 Notes; and

•	our engaging in business unrelated to dairy and related food products.

The indentures also require us to maintain tangible net worth ratios, to complete a qualifying initial public offering of our common stock by December 1, 2008, to repurchase some or all of our 2012 Notes from electing holders upon certain assets sales, upon certain change of control transactions or if our common stock ceases to trade on a qualifying U.S. stock exchange, and to file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the SEC.  In addition, the outstanding 2012 Notes will accrue additional interest at an annual rate of 5.0% if a qualifying initial public offering has not occurred by December 1, 2008, and we will also be obligated to pay an additional amount equal to 3.0% of the principal amount of the outstanding 2012 Notes if a qualifying initial public offering has not occurred by December 1, 2008 and an additional amount equal to 1.0% of the principal amount of the outstanding 2012 Notes if we fail to retain a qualified auditor at any time after May 1, 2008.  Although we have entered into a supplemental indenture pursuant to which we have obtained waivers and consents from the holders of the 2012 Notes, those waivers and consents are limited in scope and are conditioned on events, including our timely making required repurchase payments, that we may not be able to satisfy.  Our failure to comply with the restrictions on our operations and other requirements under our indentures could constitute an event of default, subject us to litigation, and have an adverse effect on our business and financial condition.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—1.00% Senior Secured Convertible Notes Due 2012” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—Restructuring of 2012 Notes” below.

Our failure to repurchase the 2012 Notes pursuant to the supplemental indenture could adversely affect our business and financial condition.

Pursuant to the supplemental indenture with respect to the 2012 Notes, holders of 100% of the outstanding 2012 Notes elected to exercise the early repurchase option with respect to all of the outstanding 2012 Notes, which obligates us to repurchase the 2012 Notes for an aggregate amount of $92.0 million in accordance with the terms and conditions of the supplemental indenture.  Accordingly, we have paid $30,666,666 to the holders of the 2012 Notes, of which $11,000,000 was paid in November 2008, $4,333,333 was paid in January 2009, and $15,333,333 was paid in April 2009, and we are obligated to pay an additional $15,333,333 by July 15, 2009 and to pay the remaining $46.0 million by October 15, 2009.  We may not have adequate cash on hand or generate sufficient cash flows to make the repurchase payments and, even if we do, making such payments could substantially impair our liquidity and capital resources.  Additional financing sufficient to make the repurchase payments may not be available on satisfactory terms, if at all.  If we do not make the required repurchase payments on July 15, 2009 or October 15, 2009, the waivers granted to us under the supplemental indenture will terminate, which will restrict our business operations, the 2012 Notes will recommence accruing interest, which will adversely affect our business and financial condition, and the holders of the 2012 Notes could exercise their conversion rights under the indentures, which may result in substantial dilution.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—Restructuring of 2012 Notes” below.

We may face significant penalties if we are unable to file and maintain registration statements in compliance with our agreements.

In connection the issuances of with our New 2009 Notes, we have granted demand, piggy-back and S-3 registration rights.  The amended registration rights agreement requires us to pay additional interest, accruing at 1.0% of the principal amount of each holder’s New 2009 Notes per month, if:

•	we fail to file a registration statement by January 3, 2007,

•	we fail to file a registration statement by the three month anniversary of any demand registration notice,

•	sales of all registrable securities cannot be made pursuant to the registration statement,

•	our common stock ceases to be listed or traded in qualifying exchanges or markets,

•	a qualifying initial public offering has not occurred on or before June 30, 2009,

•	we fail to keep public information available,

•	we fail to file in a timely manner all reports and other documents we are required to file with the SEC, or

•	we fail to maintain our Exchange Act registration.

Although the holders of our New 2009 Notes have agreed that we will only be obligated to make additional interest payments to them if a registration statement is not effective by June 30, 2009 or if we do not comply with our reporting and filing obligations under the Exchange Act after April 15, 2009, we may be unable to meet these obligations, which would expose us to substantial future penalties.

Furthermore, under the indentures governing our 2012 Notes, we are required to pay:

•	an additional amount equal to 3.0% of the principal amount of the outstanding 2012 Notes if a qualifying initial public offering has not occurred by December 1, 2008, and

•
additional interest accruing at an annual rate of 0.25% for the first 90 days, and thereafter at an annual rate of 0.5%, if, within 90 days of our eligibility to do so, we fail to file a shelf registration statement for the 2012 Notes, the guarantees of the 2012 Notes, and any shares of our common stock issuable upon conversion of the 2012 Notes, or if such a shelf registration statements does not become effective within 180 days our eligibility to make such a filing.

Although the holders of our 2012 Notes have waived these additional payment and interest obligations, the waiver provides that these obligations will recommence if we do not make the required 2012 Note repurchase payments pursuant to the supplemental indenture.  If we are unable to make the repurchase payments and to comply with the public offering and registration statement requirements, our business and financial condition will be adversely affected.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—Restructuring of 2009 Notes” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outstanding Indebtedness—Restructuring of 2012 Notes” below.

We are at risk of securities litigation.

We are at risk of being subject to securities litigation, including possible enforcement action or class action lawsuits.  The SEC has notified us of an informal investigation related to our former independent registered public accountants.  While we believe that the primary focus of the investigation is not related to our business or management, but rather to the independence of our former auditors, the SEC may expand the focus of its investigation or pursue action against us.  Following notification of the investigation, we dismissed our former auditors, sued our former auditors, engaged new independent registered public accountants, commenced a re-audit of historical financial statements, and restated our financial statements as of and for our fiscal years ended December 31, 2005 and 2006.  Accordingly, we were unable to file Exchange Act reports for 2007 and 2008 in a timely manner.  Securities class action litigation has often been brought against companies who have been unable to provide current public information or who have restated previously filed financial statements.  Such litigation is complex and could result in substantial costs, divert management’s attention and resources, and seriously harm our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

The statements included in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These statements include, but are not limited to, statements about our plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, our actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” and in other documents we file from time to time with the Securities and Exchange Commission. All forward-looking statements included in this prospectus are based on information available to us on the date hereof. Our business and the associated risks may have changed since the date this prospectus was originally filed with the SEC. We assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling shareholders, but we will receive the exercise prices payable upon the exercise of the warrants, if exercised for cash.  We will use the proceeds received from the exercise of warrants, if any, for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the NYSE Arca Exchange under the symbol “ADY.”  At May 22, 2009 there were 17,317,307 shares of our common stock issued and outstanding that were held by approximately 440 shareholders of record.  The table below lists the high and low closing prices per share of our common stock for each quarterly period during the past two fiscal years and interim periods in the 2009 fiscal year, as reported on the NYSE Arca Exchange.

	Closing Price Range of Common Stock
	High	Low
Year Ended December 31, 2007:
1st Quarter	$25.20	$18.76
2nd Quarter	$22.01	$16.80
3rd Quarter	$21.69	$16.80
4th Quarter	$23.94	$11.15

Year Ended December 31, 2008:
1st Quarter	$12.91	$7.00
2nd Quarter	$13.91	$7.88
3rd Quarter	$11.34	$6.74
4th Quarter	$17.02	$8.32

Year Ending December 31, 2009:
1st Quarter	$17.08	$9.77

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and presently do not expect to declare or pay any such dividends in the foreseeable future.  Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiaries to us.  This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the US.  Under current PRC law, the conversion of Renminbi into foreign currency for capital account transactions generally requires approval from SAFE and, in some cases, other government agencies.  Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon our ability to meet our cash needs, and to pay dividends to our shareholders.  Although our subsidiaries’ classification as WFOEs under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so.  Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In December 2007, we dismissed MHM as our independent registered public accountant following notification of an informal SEC investigation related to individuals and entities that provided accounting or certain advisory services to us, including MHM and Henny Wee & Co.  We believe that the primary focus of the investigation is not related to our business or management, but rather to the independence of MHM and Henny Wee & Co.  In April 2008, we filed a lawsuit against MHM in the United States District Court for the Western District of Oklahoma alleging that MHM breached its duties of due care and professional competence when serving as our independent registered public accountant.  In January 2008, we engaged Grant Thornton, the Hong Kong member firm of Grant Thornton International Ltd., as our new independent registered public accountants.  In addition, we initiated a voluntary re-audit of certain historical financial statements.  During the course of the re-audit, we identified items that require reclassification and errors that require correction in certain financial statements line items in our financial statements as of and for the 2006 and 2005 fiscal years.  On March 26, 2009, our management, in consultation with our Audit Committee, concluded that our previously filed financial statements as of and for the fiscal years ended December 31, 2006 and 2005 should be restated and should no longer be relied upon, and on March 31, 2009 we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which included audited, restated financial statements as of and for these years.

This Prospectus contains our audited financial statements for the years ended December 31, 2008 and 2007 and data derived therefrom. Data for the fiscal year ended 2007 have been revised to present certain components as discontinuing operations.  See Note 12 to our audited financial statements included elsewhere in this prospectus.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes appearing elsewhere in this Prospectus.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Prospectus, particularly in “Item 1A. Risk Factors” above.

Overview

We are a leading producer and distributor of milk powder, soybean milk powder, and related dairy products in the PRC.  Using proprietary processing techniques, we make products that are specially formulated for particular ages, dietary needs and health concerns.  We have over 200 company-owned milk collection stations, six production and distribution facilities with an aggregate milk powder production capacity of 1,220 tons per day, and an extensive distribution network that reaches over 50,000 retail outlets throughout China.

Factors Affecting our Results of Operations

Our operating results are primarily affected by the following factors:

•
Dairy Industry Growth.   We believe the market for dairy products in China is growing rapidly, driven by China’s economic growth, increased penetration of infant formula, and a growing female working population.  We expect these factors to continue to drive industry growth. We believe that the increasing affordability of infant formula in our primary markets has become an increasingly important driver of growth.

•
Production Capacity. We believe much of the dairy market in China is still underserved, particularly with respect to infant formula.  In addition, since the melamine crisis in 2008, which did not involve any of our products, we have been able to operate our milk production facilities at maximum capacity.  Accordingly, we believe that the ability to increase production of high quality dairy products will allow well positioned companies to significantly increase revenues and market share.

•
Perceptions of Product Quality and Safety. We believe that rising consumer wealth in China has contributed to a greater demand for higher-priced products with perceived quality advantages.  We believe many consumers in China tend to regard higher prices as indicative of higher quality and higher nutritional value, particularly in the areas of infant formula and nutritional products.  Accordingly, we believe our reputation for quality and safety allows us to command higher average selling prices and generate higher gross margins than competitors who do not possess the same reputation.  Conversely, any decrease in consumer perceptions of quality and safety could adversely impact us.

•
Raw Material Supply and Prices.  The per unit costs of producing our infant formula are subject to the supply and price volatility of raw milk and other raw materials, which are affected by the PRC and global markets. For example, in 2008 our raw milk prices increased by approximately 45% and we expect they will continue to be affected by factors such as geographic location, rising feed prices, general economic conditions such as inflation and fuel prices, and fluctuations in production, rising production costs and competition.

•
Expenses Associated with Expansion.   In implementing our plan to expand our business, we face corresponding increases in expenses in order to attract and retain qualified talent, implement strategic advertising campaigns, and finance our expansion.  In addition, we face various one-time, non-cash charges associated with the convertible notes we have issued to finance our business plans.

As further explained below under “—Ausnutria Transaction,” due to a letter of intent we entered into in December 2008, accounts relating to our subsidiary Heilongjiang Moveup Co., Limited, or Moveup, are reflected in our financial statements as discontinuing operations.  In addition, in 2008, with the initial operations of our dairy farms, we have two reportable segments:  dairy products and dairy farm. Our dairy products segment produces and sells dairy products, such as wholesale and retail milk powders, as well as soybean powder, rice cereal, walnut powder and walnut oil.  Our dairy farm segment operates our two company-owned dairy farms, Heilongjiang Feihe Gannan Feedlots Co., Limited or Gannan Farms, and Heilongjiang Feihe Kedong Feedlots Co., Limited, or Kedong Farms, construction of which we commenced in 2007 and expect to be complete in the fourth quarter of 2009.  Our dairy farms provide milk to us and not to external customers.

Results of Operations

The following table sets forth certain information regarding our results of operation.

	Three Months Ended March 31		Years Ended December 31
	2009	2008	2008	2007
	($ in thousands)		($ in thousands)
Statements of Operations Data
Sales	113,822	39,101	193,192	163,899
Cost of goods sold	41,244	24,627	117,181	91,430
Gross profit	72,578	14,473	76,011	72,469
Operating and administrative expenses
Sales and marketing	31,640	7,492	50,686	40,739
General and administrative	8,978	1,853	19,047	13,836
Income from continuing operations	31,959	5,129	6,278	17,893
Other income (expenses)	(373)	3,930	7,849	(4,389)
Income tax expenses	3,829	1,772	3,567	5,662
Net income from discontinuing operations	3	(2)	6,463	442
Net income attributable to ordinary shareholders	27,787	7,272	17,023	8,284
Other comprehensive income:
Cumulative currency translation adjustments	276	7,763	13,065	9,315
Total comprehensive income	28,083	14,989	30,088	17,599

Comparison of Three Month Periods Ended March 31, 2009 and 2008

Total Comprehensive Income
Total comprehensive income increased by approximately $13.1 million, or 87.4%, from approximately $15.0 million for the three month period ended March 31, 2008 to approximately $28.1 million for the three month period ended March 31, 2009.  This increase was primarily attributable to an increase of approximately $74.7 million, or 191.1%, in sales, offset in part by an increase of approximately $16.6 million, or 67.5%, in cost of goods sold, a decrease of approximately $7.5 million, or 96.4%, in cumulative currency translation adjustments, an increase of approximately $31.3 million, or 334.6%, in total operating expenses and a decrease of approximately $4.3 million in other income (expenses).  Our gross profit margin increased from 37.0% for the three month period ended March 31, 2008 to 63.8% for the three month period ended March 31, 2009.

Sales
Our sales consist primarily of revenues generated from sales of milk powder, raw milk powder, soybean powder, rice cereal, and walnut products.  Sales increased by approximately $74.7 million, or 191.1%, from approximately $39.1 million for the three month period ended March 31, 2008 to approximately $113.8 million for the three month period ended March 31, 2009.  This increase was primarily attributable to expanding our market areas and distribution network throughout China, increased demand for high quality products and strong market acceptance of these products, as well as an increase in sales quantities of several high profit margin products. We believe this increase also reflects our success in capitalizing on market opportunities presented to us because, unlike many of our competitors, our products were not involved in the melamine crisis at the end of 2008.  We plan to continue monitoring how our competitors attempt to reclaim market share following the melamine crisis, pursuing strategic market opportunities to maintain and expand our sales of higher margin products, and strengthening our premium quality brand awareness and distribution reach.

The following table sets forth information regarding the sales of our principal products during the three month periods ended March 31, 2009 and 2008:

	Three months ended March 31, 2009			Three months ended March 31, 2008			Three months ended March 31, 2009 over 2008
Product name	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales

Milk powder	12,826	107,556	94.5	4,006	25,707	65.7	8,820	81,849	318.4
Raw milk powder	706	2,010	1.8	2,768	10,699	27.4	(2,062)	(8,689)	(81.2)
Soybean powder	704	1,447	1.3	512	1,032	2.6	192	415	40.2
Rice cereal	367	2,228	1.9	244	1,283	3.3	123	945	73.7
Walnut products	128	581	0.5	69	380	1.0	59	201	52.9
Other	-	-	-	-	-	-		-	-
Total	14,731	113,822	100.0	7,599	39,101	100.0	7,132	74,721	191.5

In the three month period ended March 31, 2009, we also experienced an increase in the average sales price per kilogram of our products, as demonstrated in the table below:

	2009	2008
Sales revenues (in thousands)	$113,822	$39,101
Total sales volume (kilograms in thousands)	14,731	7,599
Average selling prices/kilogram (in thousands)	$7.73	$5.15

The increase in average sales price per kilogram, as reflected in the table, is primarily attributable to a shift in product mix resulting from a significant increase in sales of milk powder, a higher end product, coupled with an increase in the sales price of milk powder products.  The following table reflects the average sales price per kilogram by product for the three month period ended March 31, 2009 and the three month period ended March 31, 2008, and the percentage change in the sales price per kilogram.

	Average Price Per Kilogram
	Three Months ended March 31		Percentage
Product	2009	2008	Change
Milk powder	$8.39	$6.44	30.3
Raw milk powder	2.85	3.86	(26.2)
Soybean powder	2.06	2.01	2.5
Rice cereal	6.07	5.26	15.4
Walnut products	4.54	5.51	(17.6)
Other	-	-	-
Total	$7.73	$5.15	50.3

Cost of Goods Sold
Our cost of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs and shipping and handling costs for the products sold.  Cost of goods sold increased approximately $16.6 million, or 67.5%, from approximately $24.6 million for the three month period ended March 31, 2008 to approximately $41.2 million for the three month period ended March 31, 2009.   This increase was primarily attributable to an increase of approximately $3.3 million, or 179.4%, in cost of whey powder and an increase of approximately $3.6 million, or 362.3%, in the cost of light powder, as well as a general increase in costs resulting from economic conditions.

Gross Profit Margin
Our gross profit margin increased from 37.0% for the three month period ended March 31, 2008 to 63.8% for the three month period ended March 31, 2009. This increase was primarily attributable to an increase in our sales quantities of milk powder and a decrease in sales quantities of raw milk powder, which has a lower gross profit margin than milk powder. We plan to continue monitoring how our competitors attempt to reclaim market share following the melamine crisis, pursuing strategic market opportunities to maintain and expand our sales of higher margin products, and strengthening our premium quality brand awareness and distribution reach.

Operating and Administrative Expenses
Our total operating expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $31.3 million, or 334.6%, from approximately $9.3 million in the three month period ended March 31, 2008 to approximately $40.6 million in the three month period ended March 31, 2009. This increase was primarily attributable to an increase of approximately $24.1 million, or 322.3%, in sales and marketing expenses from approximately $7.5 million for the three month period ended March 31, 2008 to approximately $31.6 million for the three month period ended March 31, 2009, and an increase of approximately $7.1, or 384.5%, in general and administrative expenses from approximately $1.9 million for the three month period ended March 31, 2008 to approximately $9.0 million for the three month period ended March 31, 2009.  Our operating and administrative expenses are likely to increase as we continue expanding our distribution network throughout China, as we seek to increase our market share and awareness of our premium quality products throughout China, and following the adoption of our 2009 Stock Incentive Plan.

Income from Continuing Operations
As a result of the foregoing, our income from continuing operations increased by approximately $26.9 million, or 527.5%, from approximately $5.1 million in the three month period ended March 31, 2008 to approximately $32.0 million in the three month period ended March 31, 2009.

Other Income (Expenses)
Our other income (expenses) consists primarily of interest income, interest and finance costs, amortization of deferred charges, registration rights penalty, gain on derivatives, government subsidized tax refunds, and other income and expense accounts.  Other income (expenses) decreased approximately $4.3 million from other income of approximately $3.9 million for the three month period ended March 31, 2008 to other expenses of approximately $0.4 million for the three month period ended March 31, 2009.  The decrease was primarily attributable to a decrease in gain on derivatives from approximately $9.0 million for the three month period ended March 31, 2008 to $0 for the three month period ended March 31, 2009, offset in part by a decrease in interest and finance costs of approximately $3.7 million, or 69.8%, from approximately $5.3 million for the three month period ended March 31, 2008 to approximately $1.6 million for the three month period ended March 31, 2009.

Income Tax Expenses
We are subject to U.S. federal and state income taxes, and our subsidiaries incorporated in the PRC are subject to enterprise income taxes in the PRC.  We recorded a provision for income tax of $3.8 million and $1.8 million for the three months ended March 31, 2009 and 2008, respectively.  The income tax expense is comprised primarily of enterprise income taxes related to the business operations of our PRC subsidiaries.  The increase of approximately $2.0 million in our income tax expense resulted from an increase in our income subject to PRC tax.

As of March 31, 2009, unrecognized tax benefits approximated $4.4 million.  The total amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate is $2.7 million at March 31, 2009.

We have cumulatively accrued approximately $600,000 for estimated interest and penalties related to unrecognized tax benefits at March 31, 2009.  For the three months ended March 31, 2009, we recorded $87,000 of estimated interest and penalties.

Net Income (Loss) from Discontinuing Operations
As further explained below under “—Ausnutria Transaction,” due to a letter of intent we entered into in December 2008, accounts relating to our subsidiary, Heilongjiang Moveup Co., Limited, or Moveup, are reflected in our financial statements as discontinuing operations.  Our net income (loss) from discontinuing operations increased by approximately $5,000, or 281.0%, from a net loss from discontinuing operations of approximately $2,000 for the three month period ended March 31, 2008 to net income from discontinuing operations of approximately $3,000 for the three month period ended March 31, 2009.

Cumulative Currency Translation Adjustments
Our principal country of operations is the PRC and our functional currency is the Renminbi, but our reporting currency is the U.S. dollar.  All translation adjustments resulting from the translation of our financial statements into U.S. dollars are reported as cumulative currency translation adjustments.  Our cumulative currency translation adjustments decreased by approximately $7.5 million, or 96.4%, from approximately $7.8 million in the three month period ended March 31, 2008 to approximately $276,000 in the three month period ended March 31, 2009.

Comparison of Years Ended December 31, 2008 and 2007

Total Comprehensive Income
Total comprehensive income increased by approximately $12.5 million, or 71.0%, from approximately $17.6 million in 2007 to approximately $30.1 million in 2008.  This increase was primarily attributable to an increase of approximately $29.3 million, or 17.9%, in sales, an increase of approximately $12.2 million, or 279.2% in other income (expenses), a decrease of approximately $2.1 million, or 37.0%, in income tax expenses, an increase of approximately $6.0 million, or 1,361.8%, in net income from discontinuing operations, and an increase of approximately $3.9 million, or 41.3%, in cumulative currency translation adjustments, offset in part by an increase of approximately $25.8 million, or 28.2%, in cost of goods sold and an increase of approximately $15.2 million, or 27.8%, in total operating expenses.  Our gross profit margin decreased from 44.2% in 2007 to 39.3% in 2008.

Sales
Our sales consist primarily of revenues generated from sales of milk powder, raw milk powder, soybean powder, rice cereal, and walnut products.  Sales increased by approximately $29.3 million, or 17.9%, from approximately $163.9 million in 2007 to approximately $193.2 million in 2008.  This increase was primarily attributable to expanding our market areas and distribution network throughout China, increased demand for high quality products and strong market acceptance of these products, and increased sales quantities of several high profit margin products. In addition, our inventories increased approximately $27.6 million, or approximately 111.7%, from approximately $24.7 million as of December 31, 2007 to approximately $52.3 million as of December 31, 2008. This increase was primarily attributable to increased production during our first and second fiscal quarters in order to prepare to meet expected sales demand during our third and fourth fiscal quarters.

The following table sets forth information regarding the sales of our principal products during the fiscal years ended December 31, 2008 and 2007:

	2008			2007			2008 over 2007
Product name	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales

Milk powder	16,311	121,255	62.8	17,100	118,349	72.2	(789)	2,906	2.5
Raw milk powder	16,572	60,753	31.4	12,899	35,566	21.7	3,673	25,187	70.8
Soybean powder	2,153	4,400	2.3	1,785	3,253	2.0	368	1,147	35.3
Rice cereal	816	4,631	2.4	1,292	5,332	3.3	(476)	(701)	(13.1)
Walnut products	327	1,663	0.9	241	1,212	0.7	86	451	37.2
Other	727	490	0.2	97	187	0.1	630	303	162.0
Total	36,906	193,192	100	33,414	163,899	100	3,492	27,224	16.6

In 2008, we also experienced an increase in the average sales price per kilogram of our products, as demonstrated in the table below:

	2008	2007
Sales revenues (in thousands)	$193,192	$163,899
Total sales volume (kilograms in thousands)	36,906	33,414
Average selling prices/kilogram (in thousands)	$5.23	$4.91

The increase in average sales price per kilogram, as reflected in the table, is relatively small and primarily attributable to the shift in product mix to higher end products rather than an increase in the sales price of individual products.  Prices per kilogram actually increased in the two most significant product lines as demonstrated in the following table, which reflects the average sales price per kilogram by product for 2008 and 2007 and the percentage change in the sales price per kilogram.

	Average Price Per Kilogram
Product	2008	2007	Percentage Change
Milk powder	$7.43	$6.92	7.4
Raw milk powder	3.67	2.76	33.0
Soybean powder	2.04	1.82	12.1
Rice cereal	5.68	4.13	37.5
Walnut products	5.09	5.03	1.1
Other	0.67	1.93	(65.3)
Total	$5.23	$4.91	6.5

Cost of Goods Sold
Our costs of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs shipping and handling costs for the products sold.  Cost of goods sold increased approximately $25.8 million, or 28.2%, from approximately $91.4 million in 2007 to approximately $117.2 million in 2008.  This increase was primarily attributable to an increase of approximately $32.9 million, or 81.2%, in raw milk powder purchased from third parties for processing and distribution, as well as a general increases in costs resulting from economic conditions.

Operating and Administrative Expenses
Our total operating expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $15.2 million, or 27.8%, from approximately $54.6 million in 2007 to approximately $69.7 million in 2008.

Sales and Marketing.  Our sales and marketing expenses consist primarily of advertising and market promotion expenses, and other overhead expenses incurred by the Company’s sales and marketing personnel.  Sales and marketing expenses increased approximately $9.9 million, or 24.4%, from approximately $40.7 million for 2007 to approximately $50.7 million for 2008.  This increase was primarily attributable to an increase of approximately $2.1 million, or 17.7%, in salary and an increase of approximately $2.4 million, or 87.0%, in transportation expenses.  Sales and marketing expenses are likely to increase as we continue expanding our distribution network throughout China and seek to increase our market share and awareness of our premium quality products.

General and Administrative. Our general and administrative expenses consist primarily of salary, travel, entertainment expenses, benefits, share-based compensation, and professional service fees.  General and administrative expenses increased approximately $5.2 million, or 37.7%, from approximately $13.8 million for 2007 to approximately $19.0 million for 2008.  This increase was primarily attributable to an increase of approximately $2.7 million, or 120.2%, in legal and accounting fees and an increase of approximately $0.6 million, or 13.7%, in allowance for receivables.  General and administrative expenses are likely to increase as we continue to expand our production, sourcing capacity, and distribution capacity throughout China.

Income from Continuing Operations
As a result of the foregoing, our income from continuing operations decreased by approximately $11.6 million, or 64.9%, from approximately $17.9 million in 2007 to approximately $6.3 million in 2008.

Other Income (Expenses )
Our other income (expenses) consists primarily of interest income, interest and finance costs, amortization of deferred charges, registration rights penalty, gain on extinguishment of debt, gain (loss) on derivatives, government subsidized tax refunds, and other income and expense accounts.  Other income (expenses) increased approximately $12.2 million, or 279.2%, from other expense of approximately $4.4 million for 2007 to other income of approximately $7.9 million for 2008.  This increase was primarily attributable to a gain on extinguishment of notes of approximately $30.5 million, offset in part by a decrease in gain (loss) on derivatives of approximately $11.6 million, or 353.8%, an increase in interest and finance costs of approximately $5.4 million, or 40.6%, and a decrease in government subsidized tax refunds of approximately $1.3 million, or 16.3%.  The gain on extinguishment of notes and the loss on derivatives primarily relate to our agreement to repurchase all of our 2012 Notes, which we expect to be non-recurring.

Income Tax Expenses
We are subject to U.S. federal and state income taxes, and our subsidiaries incorporated in the PRC are subject to enterprise income taxes in the PRC.  Our income tax expenses decreased by approximately $2.1 million, or 37.0%, from approximately $5.7 million in 2007 to approximately $3.6 million in 2008.  The decrease was primarily attributable to decreases in our PRC tax expenses resulting from a decrease in our income subject to PRC tax.

Net Income from Discontinuing Operations
As further explained below under “—Ausnutria Transaction,” due to a letter of intent we entered into in December 2008, accounts relating to our subsidiary Moveup are reflected in our financial statements as discontinuing operations.  Our net income from discontinuing operations increased by approximately $6.0 million, or 1,361.8%, from approximately $442,000 in 2007 to approximately $6.5 million in 2008.

Cumulative Currency Translation Adjustments
Our principal country of operations is the PRC and our functional currency is the Renminbi, but our reporting currency is the U.S. dollar.  All translation adjustments resulting from the translation of our financial statements into U.S. dollars are reported as cumulative currency translation adjustments.  Our cumulative currency translation adjustments increased by approximately $3.9 million, or 41.4%, from approximately $9.3 million in 2007 to approximately $13.2 million in 2008.

Liquidity and Capital Resources

We had retained earnings of approximately $81.9 million and $54.1 million as of March 31, 2009 and 2008, respectively.  As of March 31, 2009, we had cash and cash equivalents of approximately $54.1 million and total current assets of approximately $184.3 million.  As of March 31, 2009, we had a working capital deficit of approximately $41.7 million, primarily attributable to our agreement to repurchase our 2012 Notes.  We have financed our activities to date principally from cash generated from operations and the sale of debt securities.

Our summary cash flow information is as follows:

	Three months ended March 31		Year ended December 31
Net cash provided by (used in):	2009	2008	2008	2007
	($ in thousands)		($ in thousands)
Operating activities	48,006	(2,045)	29,899	(4,398)
Investing activities	(12,298)	(1,552)	(32,259)	(101,661)
Financing activities	5,361	933	713	73,931

Net Cash Provided by (Used in) Operating Activities
Net cash (used in) provided by operating activities increased approximately $50.1 million, from net cash used in operating activities of approximately $2.0 million in the three month period ended March 31, 2008 to net cash provided by operating activities of approximately $48.0 million in the three month period ended March 31, 2009.  This increase was primarily attributable to an increase in net income from continuing operations of approximately $20.5 million, a decrease in trade receivables of approximately $2.3 million, a decrease in inventory of approximately $11.3 million, a decrease in advances to suppliers of approximately $3.0 million, an increase in provision for losses on receivables of approximately $2.2 million, a decrease in gain on derivatives of approximately $9 million, an increase in deposit for disposal of a subsidiary of approximately $6.6 million, a decrease in deposit for Longjiang Acquisition of approximately $2.2 million, an increase in income tax payable of approximately $0.5 million, and an increase in other payable of approximately $12 million. This increase was offset in part by an increase in prepayments and other assets of approximately $2.4 million, a decrease in accounts payable and accrued expenses of approximately $12.6 million, a decrease in interest expense from accrual of guaranteed redemption value of approximately $3.5 million, an increase in due from related parties of approximately $1.4 million and a decrease in advances from customers of approximately $2.0 million.

Net cash provided by (used in) operating activities increased approximately $25.5 million, from net cash used in operating activities of approximately $4.4 million in 2007 to net cash provided by operating activities of approximately $29.9 million in 2008.  This increase was primarily attributable to an increase in net income from continuing operations of approximately $2.7 million, an increase in depreciation of property and equipment of approximately $1.9 million, a decrease in prepayments and other assets of approximately $4.6 million, an increase in accounts payable and accrued expenses of approximately $20.8 million, an increase in income taxes payable of approximately $2.0 million, a decrease in advances to suppliers of approximately $13.7 million, an increase in advances from customers of approximately $2.5 million, an increase in accrued employee benefits of approximately $1.3 million, and an increase in other payables of approximately $5.6 million.  This increase was offset in part by various non-cash charges associated with our convertible notes aggregating to approximately $6.5 million, a decrease in provision for losses on receivables of approximately $3.7 million, an increase in trade receivables of approximately $9.1 million, an increase in net inventories of approximately $466,000, and an increase in refundable taxes of approximately $1.1 million.

Net Cash Used in Investing Activities
Net cash used in investing activities increased approximately $10.7 million, from net cashed used in investing activities of approximately $1.6 million in the three month period ended March 31, 2008 to net cash used in investing activities of approximately $12.3 million in the three month period ended March 31, 2009.  This increase was primarily attributable to an increase of approximately $9.8 million in purchase of property and equipment. This increase was offset in part by an increase in cash related to discontinuing operations of approximately $1.4 million, a decrease in purchase of biological assets of approximately $2.9 million and a decrease in short term notes and loans receivable of approximately $3.2 million.  Net cash used in investing activities primarily relates to our bank account and other cash management vehicles and expenditures associated with our construction and acquisition of new facilities.

Net cash used in investing activities decreased approximately $69.4 million, from approximately $101.7 million in 2007 to approximately $32.3 million in 2008.  This decrease was primarily attributable to a reduction of approximately $13.0 million in purchases of property and equipment, a reduction of approximately $16.5 million in purchases of leases, a reduction of approximately $6.8 million in prepayments for land use rights, an increase in time deposits of approximately $16.4 million, an increase in note and loan receivable accounts aggregating to approximately $7.8 million, and a deposit of approximately $4.4 million associated with our sale of Moveup.  This decrease was offset in part by a purchase of dairy cows of approximately $3.7 million.  Net cash used in investing activities primarily relates to our bank account and other cash management vehicles and expenditures associated with our construction and acquisition of new facilities.

Net Cash Provided by Financing Activities
Net cash provided by financing activities increased approximately $4.4 million, from net cash provided by financing activities of approximately $900,000 in the three month period ended March 31, 2008 to net cash provided by financing activities of approximately $5.4 million in the three month period ended March 31, 2009.  This increase was primarily attributable to an increase of approximately $5.8 million in proceeds from short term notes and loans payable and an increase of approximately $2.9 million in proceeds of long term debt. This increase was offset in part by a decrease of approximately $4.3 million in repayment of short term debt.

Net cash provided by financing activities decreased approximately $73.2 million, from approximately $73.9 million in 2007 to approximately $713,000 in 2008.  This decrease was primarily attributable to our sale of convertible notes in 2007, netting proceeds to us of approximately $76.3 million, our 2008 repayment of $11.0 million to holders of our 2012 Notes, and approximately $1.1 million less in cash received from warrant exercises.  This decrease was offset in part by increases in proceeds from sales of notes, loans and long term debt aggregating to approximately $8.6 million and reductions in the amounts we repaid for notes, loans and long term debts aggregating to approximately $7.6 million.

Outstanding Indebtedness

Series B Convertible Notes
On June 30, 2005 and August 14, 2005, we issued two Series B Notes, in the aggregate principal amount of $5.0 million.  The Series B Notes accrued interest at 7.50% per annum, matured one year from their dates of issuance, and were convertible into shares of our common stock at an initial conversion price of $10.00 per share subject to adjustments for stock splits, dividends, reorganization and similar events.  The Series B Notes were issued to Pike Capital Partners L.P.  In July and August 2007, the $5.0 million principal amount plus $750,000 in accrued and unpaid interest was converted in accordance with the terms of the Series B Notes into 575,000 shares of our common stock, which were allocated between Pike Capital Partners, L.P. and its affiliate Pike Capital Partners (QP) LP, or collectively the Pike Entities.  During the fiscal years ended December 31, 2008 and 2007, the Pike Entities beneficially owned in excess of 5% of our issued and outstanding common stock.

7.75% Convertible Notes Due 2009
On October 3, 2006, pursuant to a subscription agreement, we issued an aggregate principal amount of $18.2 million in 2009 Notes and warrants to purchase up to an aggregate of approximately 251,000 shares of our common stock.  The value of the warrants of $1,871,859 was recorded as a discount to the value of the 2009 Notes and was to be amortized to interest expense over the term of the 2009 Notes.  The 2009 Notes mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and payable in shares of our common stock at maturity, and contain customary representations, warranties, and events of default, including failure to pay amounts due under the 2009 Notes, failure to comply with certain covenants, and the occurrence of certain insolvency events.  The principal and accrued and unpaid interest due under the 2009 Notes may be converted at the option of the holder into shares of our common stock at an initial conversion price of $14.50 per share.  The conversion price is subject to adjustments for dividends, subdivisions, combinations, and other events.  Subject to the same adjustments, the warrants permit the holders to acquire, at any time prior to October 2, 2012, an aggregate of approximately 251,000 shares of our common stock at an initial exercise price of $14.50 per share.  As of December 31, 2008, the conversion price of the 2009 Notes and the exercise price for the warrants was $14.50 per share.

The subscription agreement contains customary representations, warranties, indemnities and covenants, including covenants by us to maintain our securities exchange listing and to comply with our reporting and filing obligations under the Exchange Act.  The subscription agreement also grants holders of the 2009 Notes a right of first refusal to purchase an aggregate amount of up to 25.0% of any securities we may propose to sell.

In connection with the issuance of the 2009 Notes, we entered into a registration rights agreement pursuant to which we agreed to file, by January 3, 2007, a registration statement covering the resale of the shares of our common stock issuable upon conversion of the 2009 Notes and upon exercise of the warrants.  We also agreed to register, on one occasion and prior to October 3, 2011, shares issued on conversion of interest payable on the 2009 Notes if such shares have not been included in a prior registration statement.  If we fail to meet these registration obligations, or if the SEC does not declare such registration statements effective within 120 days of the filing thereof, we agreed to pay an additional amount equal to 2.0% of the principal amount of each holder’s 2009 Notes per month, payable monthly in cash or, at the option of the holder, in shares of our common stock at the then-applicable conversion price per share.  The registration rights agreement also grants piggy-back, demand and S-3 registration rights to the holders of shares of our common stock issuable upon conversion of the 2009 Notes.  We were not in compliance with the requirement under the registration rights agreement to file a registration statement by January 3, 2007 and to cause it to become effective within 120 days.  As all of the holders of the 2009 Notes have waived the 2.0% payment for the periods in 2007 prior to May 3 and after September 30, we made the 2.0% payment for the period from May 3, 2007 through September 30, 2007, equal to approximately $1.8 million, which was charged to earnings for the year ended December 31, 2007.

In November 2008, we restructured the 2009 Notes and related agreements.  See “—Restructuring of 2009 Notes” below for a discussion of certain changes to the terms and conditions of the 2009 Notes and related agreements.

1.00% Guaranteed Senior Secured Convertible Notes Due 2012
On June 1, 2007 and June 27, 2007, pursuant to a notes purchase agreement and related agreements, we issued an aggregate principal amount of $60.0 million and $20.0 million, respectively, in 2012 Notes.  The 2012 Notes accrue interest at an annual rate of 1.00%, payable in cash on June 1 and December 1 of each year, and mature on the five-year anniversary of their issuance.  The 2012 Notes have been guaranteed by certain of our subsidiaries and secured by a pledge of all of our equity interest in AFC and a pledge of 2,664,340 shares of our common stock held by Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager.  Costs of $3,697,934 associated with the 2012 Notes were capitalized as a deferred charge and are shown as an other asset as of December 31, 2007.  These costs were to be amortized over the term of the 2012 Notes.  Amortization of $657,258 and $369,794 was charged to expense during the years ended December 31, 2008 and 2007, respectively.

The principal amount of the 2012 Notes is convertible into shares of our common stock at the option of the holder at an initial conversion price of $24.00 per share.  On March 1, 2008, pursuant to a semi-annual reset provision based on the volume-weighted 30-day average trading price of our common stock, the conversion price of the 2012 Notes was reset to $12.00 per share.  The conversion price is also subject to adjustments for dividends, subdivisions, issuances of our common stock or warrants below current market prices, and other events.   If not previously converted or repurchased, upon maturity we must redeem the 2012 Notes at a price equal to $228,776 per each $100,000 in principal amount of 2012 Notes.  As of December 31, 2007, we accrued $8,151,867 of the redemption amount related to the 2012 Notes.

The notes purchase agreement contains representations, warranties, indemnities and covenants, including covenants by us and our controlling shareholders to use best efforts to effect a qualifying initial public offering by December 1, 2008, to provide certain additional security for the 2012 Notes, to file timely all required reports under the Exchange Act, and not to take certain other actions regarding any potential acquisition of our equity securities or any tender offer, exchange offer, merger, consolidation, or sale of all or substantially of our assets.

The indentures under which the 2012 Notes were issued contain covenants restricting our operations, including restrictions on our use and maintenance of our properties, incurrence of indebtedness, declaration or payment of dividends or other distributions, repurchase of capital stock or subordinated obligations, making investments, incurrence of liens, sale of assets, use of proceeds from the sale of the 2012 Notes, and engaging in business unrelated to dairy and related food products.  The indentures also require us to maintain tangible net worth ratios, to complete a qualifying initial public offering of our common stock by December 1, 2008, to repurchase some or all of our 2012 Notes from electing holders upon certain assets sales, upon certain change of control transactions or if our common stock ceases to trade on a qualifying U.S. stock exchange, and to file reports under the Exchange Act with the SEC.  In addition, the outstanding 2012 Notes will accrue additional interest at an annual rate of 5% if a qualifying initial public offering has not occurred by December 1, 2008.  We will also be obligated to pay an additional amount equal to 3.0% of the principal amount of the outstanding 2012 Notes if a qualifying initial public offering has not occurred by December 1, 2008 and an additional amount equal to 1.0% of the principal amount of the outstanding 2012 Notes if we fail to retain a qualified auditor at any time after May 1, 2008.  The indentures also contain customary events of default, including any failure to pay any interest, principal, or premium on the 2012 Notes, failure to comply with certain covenants, the occurrence of certain insolvency events, defaults under or failure to pay when due any other indebtedness exceeding $2.0 million and certain events regarding the security interests.

In connection with the issuance of the 2012 Notes, we entered into a registration rights agreement and an investor rights agreement with holders of the 2012 Notes.  The registration rights agreement requires us to file certain registration statements and provides that our failure to do so will result in additional interest accruing at an annual rate of 0.25% for the first 90 days and thereafter at an annual rate of 0.50%.

Pursuant to the investor rights agreement, we granted Citadel Equity Fund Ltd, or Citadel, a right of first refusal to purchase any securities we may propose to issue or sell until June 1, 2012.  We sold and issued a principal amount of $60.0 million of the 2012 Notes to Citadel.  During the fiscal year ended December 31, 2008, Citadel beneficially owned in excess of 5% of our issued and outstanding common stock.

At the date of issuance of the 2012 Notes, we determined that the convertible note instrument contained embedded derivatives.  The fair value of the embedded derivatives was determined to be $53,298,331 and was recorded as a derivative liability at inception.  That amount was accreted through charges to the statements of operations and comprehensive income using the effective interest method over the period of the 2012 Note obligations.  At December 31, 2007, the fair value of the derivatives was $50,019,300.  The reduction in the fair value of the derivative was also recorded in the statements of operations and comprehensive income as gain on derivatives during the year ended December 31, 2007.

In November 2008, we restructured the 2012 Notes and related agreements.  See “—Restructuring of 2012 Notes” below for a discussion of certain changes to the terms and conditions of the 2012 Notes and related agreements.

Restructuring of 2009 Notes
On November 12, 2008, we entered into an agreement with the holders of the 2009 Notes pursuant to which we agreed to issue to such holders an aggregate amount of 216,639 shares of our common stock and such holders waived claims to additional payments under the registration rights agreement relating to the 2009 Notes.  The agreement contains customary representations and warranties, as well as security and inter-creditor provisions.  In connection with the agreement, we amended and restated the 2009 Notes, amended and restated the warrants issued therewith, and amended the prior registration rights agreement.

The New 2009 Notes were issued in an aggregate principal amount of $18.2 million, mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and payable in shares of our common stock at maturity.  The New 2009 Notes contain representations, warranties, and events of default, including default for failure to pay amounts due under the New 2009 Notes, failure to comply with certain covenants, the occurrence of certain insolvency events, certain events regarding the security interests, and cross-defaults under the 2012 Notes or any other indebtedness exceeding $2.0 million.  The principal and accrued and unpaid interest due under the New 2009 Notes may be converted at the option of the holder into shares of our common stock at an initial conversion price of $14.50 per share.  The conversion price is subject to adjustments for dividends, subdivisions, combinations, or issuances of our common stock, warrants or similar rights at a price per share less than the conversion price then in effect.  Subject to the same adjustments, the amended and restated warrants permit the holders to acquire, at any time prior to October 2, 2012, an aggregate of approximately 251,000 shares of our common stock at an initial exercise price of $14.50.

The New 2009 Notes are guaranteed by AFC and secured by a pledge of all of our equity interest in AFC and a pledge of 2,664,340 shares of our common stock held by Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager.  The guarantees and security interests are subordinate to those securing the 2012 Notes.

The amendments to the registration rights agreement extend the existing demand, piggy-back and S-3 registration rights to the holders of shares of our common stock issued in connection with the release of claims to additional payments under the prior registration rights agreement.  In addition, the amendments restate the penalties for our failure to comply with registration and other covenants.  In particular, we agreed to pay additional interest, accruing at 1.00% of the principal amount of each holder’s New 2009 Notes per month and payable monthly in cash or, at the option of the holder, shares of our common stock at the then-applicable conversion price per share, upon the occurrence of certain events.  These events include our failure to file a registration statement by January 3, 2007, our failure to file a registration statement by the three month anniversary of any demand registration notice, if sales of all registrable securities cannot be made pursuant to the registration statement, if our common stock ceases to be listed or traded in qualifying exchanges or markets, if a qualifying initial public offering has not occurred on or before June 30, 2009, if we fail to keep public information available, if we fail to file in a timely manner all reports and other documents we are required to file with the SEC, or if we fail to maintain our Exchange Act registration.  In connection with the amended registration rights agreement, the holders of the New 2009 Notes agreed that we will only be obligated to make additional interest payments to them if a resale registration statement is not effective by June 30, 2009.

Restructuring of 2012 Notes
On November 12, 2008, we entered into a supplemental indenture with respect to the 2012 Notes.  The supplemental indenture grants each holder of the 2012 Notes the option to elect that we repurchase all or any portion of such holder’s 2012 Notes, at a repurchase price of 115% of the principal amount of 2012 Notes for which such holder elected early repurchase.  On November 13, 2008, the holders of 100% of the outstanding 2012 Notes elected to exercise the early repurchase option with respect to all of the outstanding 2012 Notes, which obligates us to repurchase the 2012 Notes for an aggregate amount of $92.0 million in accordance with the terms and conditions of the supplemental indenture.  Accordingly, we have paid $30,666,666 to the holders of the 2012 Notes, of which $11,000,000 was paid in November 2008, $4,333,333 was paid in January 2009 and $15,333,333 was paid in April 2009, and we are obligated to pay an additional $15,333,333 by July 15, 2009 and to pay the remaining $46.0 million by October 15, 2009.  As a result of the repurchase election, interest on all 2012 Notes ceased to accrue after November 13, 2008 and the 2012 Notes may not be converted into shares of our common stock, subject to our making the required repurchase payments.  Holders of the 2012 Notes are entitled to all other rights and privileges as holders of the 2012 Notes until the required repurchase payments are paid in full.   Costs of $123,354 associated with the 2012 Notes restructuring were capitalized as a deferred charge and are shown as an other asset as of December 31, 2008.  These costs are amortized over the term of the restructured Notes.  Amortization of $16,957 was charged to expense during the year ended December 31, 2008.

Our failure to make the required repurchase payments on July 15, 2009 or October 15, 2009 will not constitute an event of default under the indentures.  However, if we fail to make these payments within 15 days of the missed payment date, certain waivers granted to us under the supplemental indenture, described below, will terminate, interest will recommence accruing on the 2012 Notes, and the holders of the 2012 Notes could exercise their conversion rights under the indentures.

In the supplemental indenture, we obtained waivers and consents from the holders of the 2012 Notes.  These waivers and consents allow us to incur additional debt and liens in connection with funding the repurchase of the 2012 Notes and for certain operating purposes, waive our compliance with tangible net worth and leverage ratio requirements, waive the requirement that we repurchase 2012 Notes from electing holders if our common stock ceases to trade on a qualifying U.S. stock exchange, and waive the requirement that we file Exchange Act reports to the extent our non-compliance is due to or results from the previously announced re-audit of our financial statements.

Since the terms of the 2012 Notes entered into on November 12, 2008 were substantially different than the previous terms of the 2012 Notes, the transaction was accounted for as an extinguishment of debt.  This resulted in $30,497,268 of gain recognized in our consolidated statements of operations and comprehensive income in the year ended December 31, 2008.  The embedded derivatives contained in the original terms of the 2012 Notes were also extinguished on November 12, 2008.  However, prior to extinguishment, the fair value of the derivatives measured using the using the Monte Carlo simulation approach was increased to $58,340,781, resulting in a loss of $8,321,481 recorded in the statements of operations and comprehensive income during the year ended December 31, 2008.

Other Factors Affecting our Liquidity and Capital Resources

Expansion Strategy
We believe the market for dairy products in China is growing rapidly, including the market for high quality dairy products.  Our growth strategy involves capturing as much of this market as possible during this rapid growth phase.  To implement this strategy we plan to expand our production capabilities by investing in world-class production processes, to enhance our distribution capabilities into first-tier PRC markets, to strengthen our premium quality brand awareness, and to strategically align sourcing, production and distribution by region.  Our expansion strategy will require the continued retention and investment of our earnings from operations and, we believe, additional funding from private debt and equity financing.  In general, the commitment of funds to the acquisition or construction of plant and equipment tends to impair liquidity.  However, we believe that because of the upward trend in our revenues in recent years, even if this trend levels off, our income from continuing operations coupled with such additional financing should provide sufficient liquidity to meet our needs.  Although as of March 31, 2009 we had a working capital deficit of approximately $41.7 million primarily attributable to our agreement to repurchase our 2012 Notes, we believe our cash and cash equivalents are or will be adequate to satisfy our working capital needs and sustain our ongoing operations for the next twelve months. Our working capital deficit decreased by approximately $27.8 million from December 31, 2008 to March 31, 2009, driven primarily by increased sales of our products. In the event of an unanticipated shortfall, we have access to a line of credit with China Construction Bank and other Chinese banks to fund our operations.  We have credit facilities in place with an aggregate limit of approximately $9.0 million provided by three branches of China Construction Bank.

Ausnutria Transaction
In August 2007, we made an advance payment to Ausnutria Dairy (Hunan) Company Ltd., or Ausnutria, a distributor of milk powder and rice products in China, in connection with a proposed acquisition of 100% of the equity interest in Ausnutria.  The transaction did not close and we entered into renegotiations with the sellers.

In October 2007, we entered into an equity purchase agreement pursuant to which we agreed to purchase, through our subsidiary Moveup, 75% of the outstanding equity interests of Ausnutria, for consideration that included the amount of the advance payment we previously made.  The transaction did not close because the sellers failed to comply with certain closing conditions under the equity purchase agreement, and we entered into renegotiations with the sellers, including discussions regarding our proposed acquisition (directly or indirectly) of the other 25% of the outstanding equity interests of Ausnutria.  In connection with this transaction, we recorded a deposit for investment of $28,269,857 as of the year ended December 31, 2007.

In February 2008, we made a deposit payment of approximately $1.4 million to Ausnutria Holding Co., Ltd., which indirectly owns Ausnutria, in connection with our efforts to resolve the incomplete transactions in 2007.  The transaction did not close and we entered into renegotiations.  In connection with this transaction, we recorded a total deposit for investment of $31,586,473 as of the year ended December 31, 2008, of which $1,925,852 of the increase related to changes in exchange rates.

To resolve the incomplete transactions regarding Ausnutria, on December 16, 2008, we signed a letter of intent to sell all of the business activities and operations of Moveup.  Accordingly, the prior transactions to acquire Ausnutria were effectively cancelled and Moveup is reflected in our consolidated financial statements as discontinuing operations.  On February 18, 2009, we, through our subsidiary Heilongjiang Feihe Dairy Co., Limited, or Feihe Dairy, entered into a new equity purchase agreement pursuant to which Feihe Dairy and the minority shareholder of Moveup, Liu Sheng-Hui, one of our directors and Vice President of Finance of Feihe Dairy, each agreed to sell to Hunan Xindaxin Co., Ltd. 100% of their equity interests in Moveup for an aggregate consideration of approximately $43.3 million.  The agreement is subject to customary representations, warranties, covenants and indemnities.  The purchase price is payable in two tranches.  We have received approximately $11.0 million from the purchasers, and the second tranche of approximately $32.3 million has been deposited into an escrow account and will be released to Feihe Dairy and Mr. Liu upon satisfaction of the closing conditions under the agreement, including completion of the application for amendment of shareholders with the local counterpart of the State Administration of Industry and Commence in Kedong County, Heilongjiang Province, China.

Pending Longjiang Feihe Acquisition
In January 2009, our subsidiary Gannan Flying Crane Dairy Products Co., Limited, or Gannan Feihe, entered into a letter of intent with Heilongjiang Xin Tian Dairy Co., Ltd., or Xin Tian, to acquire Xin Tian’s dairy processing plant located in Longjiang County, Heilongjiang Province, China, or Longjiang Feihe, for approximately $4.4 million, payable in three tranches.  Approximately $2.2 million was paid on January 12, 2009.  The second payment in the amount of approximately $1.1 million is due on or before June 30, 2009 and the remaining amount of approximately $1.1 million is due on or before December 31, 2009.  The transaction is subject to government approval.  As of May 12, 2009, the acquisition had not been finalized and no transfer of assets, other than the payment made on January 12, 2009, had taken place.

In January 2009, Gannan Feihe entered into an agreement with the Government of Longjiang County, Heilongjiang Province, China, to provide subsidy support, subject to certain provisions, to Gannan Feihe for its planned acquisition of Xin Tian.  The transaction is subject to government approval.  The agreement provides that we will receive aggregate subsidies of approximately $4.4 million, payable in three tranches.  We received approximately $2.2 million on January 9, 2009, the second payment in the amount of approximately $1.1 million is due on or before June 30, 2009 and the remaining amount of approximately $1.1 million is due on or before December 31, 2009.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The consolidated financial statements include the financial statements of us and our subsidiaries.  All transactions and balances among us and our subsidiaries have been eliminated upon consolidation. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting periods.  We routinely evaluate these estimates, utilizing historical experience, consulting with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

We believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed below.

Estimates of allowances for bad debts – We must periodically review our trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances. When determining the allowances, a number of factors are considered, including the length of time the receivable is past due, past loss history, the counter party’s current ability to pay and the general condition of the economy and industry.  We perform this review quarterly. Although our write-offs of bad debts have been minimal in recent years, events and circumstances could occur that would require that we increase our allowance in the future.

Estimate of the useful lives of property and equipment and biological assets – We must estimate the useful lives and residual values of our property and equipment and biological assets. We must also review property and equipment and biological assets for possible impairment whenever events and circumstances indicate that the carrying value of those assets may not be recovered from the estimated future cash flows expected to result from their use and eventual disposition.  We recognized no impairments in the years ended December 31, 2008 and 2007.

Inventory – We value inventories at the lower of cost or market value.  We determine the cost of inventories using the weighted average cost method and include any related production overhead costs incurred in bringing the inventories to their present location and condition.  We must determine whether we have any excessive, slow moving, obsolete or impaired inventory.  We perform this review quarterly, which requires management to estimate the future demand of our products and market conditions.  We make provisions on the value of inventories at period end equal to the difference between the cost and the estimated market value.  If actual market conditions change, additional provisions may be required.  In addition, we may write off some provisions if we later sell some of the subject inventory.  As a result of these reviews, we reduced our estimated reserve for obsolescence by $217,045 and increased it by $586,162 for the years ended December 31, 2008 and 2007, respectively.

Goodwill – We must test goodwill annually for impairment or more frequently if events or changes in circumstances indicate that it might be impaired. We perform impairment test at the reporting unit level to identify potential goodwill impairment.  We recognize a goodwill impairment loss in our statements of operations and comprehensive income when the carrying amount of goodwill exceeds its implied fair value.  We perform the impairment test at the end of the fourth quarter each year.  As a result of this impairment testing, we recognized no impairment loss for the years ended December 31, 2008 and 2007.

Revenue recognition – Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are shipped to customers and the title has passed. Revenue is shown net of sales returns, which amounted to less than 0.02% of total sales in each of the years ended December 31, 2008 and 2007, and net of sales rebates, which is determined based on our distributors’ sales volumes.

Please refer to the notes to the financial statements included elsewhere in this prospectus for a more complete listing of all of our critical accounting policies.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51,” or SFAS 160.  SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements that is presented separate from the parent’s equity.  The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement.  SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  The adoption of SFAS 160 is not expected to have a significant impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations,” or SFAS 141(R).  SFAS 141(R) changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The adoption of SFAS 141(R) is not expected to have a significant impact on our financial statements.

In March 2008, the FASB issued SFAS, No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133,” or SFAS 161.  SFAS 161 provides new disclosure requirements for an entity’s derivative and hedging activities.  SFAS 161 is effective for periods beginning after November 15, 2008. The adoption of SFAS 161 is not expected to have a significant impact on our financial statements.

In April 2008, the FASB issued FASB Staff Position, or FSP, No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” or FSP FAS 142-3.  FSP FAS 142-3 amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.”  FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life and requires expanded disclosures related to the determination of intangible asset useful lives.  FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions.  The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date.  The disclosure requirements, though, must be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited.  The adoption of FSP FAS 142-3 is not expected to have a significant impact on our financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board, or APB, Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSB APB 14-1, which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSB APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods.  FSB APB 14-1 will be effective for us as of January 1, 2009 and retrospective application is required.  The adoption of FSP APB 14-1 did not have a significant impact on our financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or FAS 162.  FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.  FAS 162 is effective 60 days following SEC approval.

In June 2008, the FASB issued FSP No. Emerging Issues Task Force, or EITF, 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” or FSP EITF 03-6-1.  FSP EITF 03-6-1 requires entities to apply the two-class method of computing basic and diluted earnings per share for participating securities that include awards that accrue cash dividends (whether paid or unpaid) any time common shareholders receive dividends and those dividends will not be returned to the entity if the employee forfeits the award.  FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and the interim periods within those years.  Early adoption is prohibited and retroactive disclosure is required.  The adoption of FSP EITF 03-6-1 is not expected to have a significant impact on our financial statements.

In June 2008, the FASB ratified EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,” or EITF 07-5.  EITF 07-5 addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock.  EITF 07-5 will be effective for years beginning after December 15, 2008.  The adoption of EITF 07-5 is not expected to have a significant impact on our financial statements.

In December 2008, the FASB issued FSP No. FAS 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” or FSP FAS 132R-1, to require employers to provide more transparency about the assets in their post-retirement benefit plans.  The disclosures are required for the fiscal years ending after December 15, 2009.  We intend to adopt FSP FAS 132R-1 effective December 31, 2009.

In February 2008, the FASB issued FSP No. SFAS 157-2, “Effective Date of FASB Statement No. 157,” or FSP SFAS 157-2.  This statement defers fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. This deferral primarily impacts assets such as property, plant and equipment, intangible assets and goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others.  The adoption of FSP SFAS 157-2 did not have a material impact on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We conduct all of our operations in the PRC, and the Renminbi is the currency in which our operations are conducted. We have not utilized any derivative financial instruments or any other financial instruments, nor do we utilize any derivative commodity instruments in our operations, nor any similar market sensitive instruments.

The exchange rate between the Renminbi and the U.S. dollar is subject to the PRC government’s foreign currency conversion policies, which may change at any time.  The exchange rate at December 31, 2007 was approximately 7.3 Renminbi to 1 U.S. dollar.  The exchange rate at December 31, 2008 was approximately 6.8 Renminbi to 1 U.S. dollar.  The exchange rate is currently permitted to float within a very limited range.

BUSINESS
Overview

We are a leading producer and distributor of milk powder, soybean milk powder, and related dairy products in the People’s Republic of China, or the PRC.  Using proprietary processing techniques, we make products that are specially formulated for particular ages, dietary needs and health concerns.  We have over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China.

Corporate History and Structure

We were incorporated in the State of Utah on December 31, 1985, originally under the corporate name of Gaslight, Inc. We were inactive until March 30, 1988, when we changed our corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices.  We discontinued this business in 1991 and became a non-operating public company shell.  Effective May 7, 2003, we acquired 100% of the issued and outstanding capital stock of American Flying Crane Corporation, or AFC, a Delaware corporation that operates a dairy business in China through various subsidiaries.  In connection with that acquisition, we changed our name to American Dairy, Inc.

Today, we own various subsidiaries in the PRC that operate our business, including:

•	Feihe Dairy, which produces, packages and distributes milk powder and other dairy products;

•	Gannan Flying Crane Dairy Products Co., Limited, or Gannan Feihe, which produces milk products;

•	Langfang Flying Crane Dairy Products Co., Limited, or Langfang Feihe, which packages and distributes finished products;

•	Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited, or Shanxi Feihe, which produces walnut and soybean products;

•	Baiquan Feihe Dairy Co., Limited, or Baiquan Dairy, which produces milk products;

•	Kedong Farms, which operates dairy farms the construction of which is partially complete; and

•	Gannan Farms, which operates dairy farms the construction of which is partially complete.

The following chart reflects the current corporate structure of the American Dairy entities:

*  Indicates a nominee shareholder who, pursuant to a former requirement under the PRC Company Law that certain PRC companies have at least two shareholders, holds its equity interest for the benefit of the majority shareholder.

Principal Products

Our products fall into four main product categories: milk powder, soybean powder, rice cereal and walnut products.

Milk Powder
Milk powder is our primary product and is divided into several sub-categories.  We produce milk powder for infants and young children formulated for zero to six months, six months to one year, one to three years and three to six years of age.  We also produce milk powder for expectant mothers, students and for the middle-aged and elderly populations.  In addition, we purchase semi-finished milk powder, or raw milk powder, from third parties, process it, and then distribute it to beverage manufacturers and other wholesalers for use in their blended drink products.

Soybean Powder
Soybean powder is an auxiliary product to our milk powders and represents a low fat, high calcium alternative to milk powder, particularly for seniors.

Rice Cereal
Rice cereal is an auxiliary product to our milk powders and represents a low fat, high calcium alternative to milk powder, particularly for young children, teenagers, and seniors.  We purchase semi-finished rice cereal from third parties, process it, and then distribute it to wholesalers and retailers.

Walnut and Other Products
We produce other auxiliary products that we market in conjunction with our infant milk powder, as well as to health-conscious adults.  Walnut products include walnut powder and walnut oil.  Other products include cream, skim milk powder, full milk powder, butter, and other related milk powder products.

Product Sales

The following table reflects the sales of our principal products during the fiscal years ended December 31, 2008 and 2007:

	2008			2007			2008 over 2007
Product name	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales	Quantity (Kg’000)	Amount ($’000)	% of Sales

Milk powder	16,311	121,255	62.8	17,100	118,349	72.2	(789)	2,906	2.5
Raw milk powder	16,572	60,753	31.4	12,899	35,566	21.7	3,673	25,187	70.8
Soybean powder	2,153	4,400	2.3	1,785	3,253	2.0	368	1,147	35.3
Rice cereal	816	4,631	2.4	1,292	5,332	3.3	(476)	(701)	(13.1)
Walnut products	327	1,663	0.9	241	1,212	0.7	86	451	37.2
Other	727	490	0.2	97	187	0.1	630	303	162.0
Total	36,906	193,192	100	33,414	163,899	100	3,492	27,224	16.6

Sources of Milk

We have entered into supply contracts with numerous small dairy farmers that have provided us access to over 200,000 cows that provide milk to our over 200 company-owned milk collection stations.  On average, each cow provides four tons of milk per year, which farmers deliver to our milk collection stations.  In addition, we commenced construction in 2007 of two company-owned dairy farms, Gannan Farms and Kedong Farms, which we expect to be complete in the fourth quarter of 2009.  When construction is complete, each of these dairy farms will have the capacity to house 10,000-12,000 dairy cows.  Gannan Farms and Kedong Farms currently house a total of approximately 8,000 Australian Holstein cows, each of which, on average, provides us with 8-10 tons of milk per year.  We expect that each of our dairy farms will have annual capacity to source up to 70,000 tons of fresh milk per year.

Raw Milk Processing

We believe that, through purchasing raw milk locally and employing minimal processing techniques, we are able to preserve the fresh taste of milk.  The industry standard for the time it takes for raw milk to be converted to milk powder is approximately 48 hours.  Most large regional dairies, we believe, process raw milk that may be three to four days old.  Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day.

However, our standard is to process the raw milk within 6-24 hours after milking, depending upon the time of day the raw milk is delivered to us.  Within this time, the milk is chilled, transported, separated, sterilized and spray-dried.  The raw milk is first received from milk collection centers.  Fully enclosed, stainless-steel vacuum milking machines are used to receive the raw milk.  Once received, the raw milk will no longer have any contact with air and is immediately processed with refrigeration equipment that cools the raw milk within four seconds to approximately four degrees Celsius.  The raw milk is then stored in air-tight tanks in preparation for advanced processes, which include milk fat separation, sterilization and spray-drying.

Our milk is not homogenized.  During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles.  Thus treated, the milk fat remains suspended and does not separate out in the form of cream.  We believe that this process adversely affects the taste and feel of milk.  In addition, our milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk.  When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation, which we believe adversely affects the flavor of the milk.

Dairy Product Processing

Our products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention.  They are made with wholesome ingredients.  No chemicals or additives are employed.  Because they are produced locally, our dairy products arrive to consumers in our marketing area sooner after production than most other dairy products.  To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance.  In addition, inspectors conduct spot-checks for bacteria and butterfat content in our products, as well as sanitary conditions in our facilities.

Quality Assurance

We are committed to delivering high-quality dairy products.  We apply a 25-step quality control process that involves over a hundred points of testing from the feed for the dairy cows, throughout our manufacturing process, and extending to semi-finished products, which we purchase from third parties for further processing, and finished products.

The production facilities we have constructed comply with pharmaceutical GMP standards, a higher level of quality control than required for consumer goods manufacturing facilities.  Additionally, our production facilities are designed to comply with, and have obtained, several quality assurance certifications, as well as quality certifications from the PRC regulatory authorities.  Our processing equipment is manufactured by well-known European manufacturing companies.  We use whole-sealing and mechanized vacuum milk-pressing devices with freezing equipment for each milk station, which allows us to reduce the temperature of raw milk to four degrees Celsius within seconds for storage.  Our equipment also eliminates external air contact from the time milk is collected through the time that it is fully processed.  We employ automated processes and scientific parameters throughout the manufacturing process that are designed to ensure that all products meet our quality requirements.  We have in-house laboratories that utilize proprietary in-line sampling techniques to ensure the quality and safety of the entire production process, from raw materials to semi-finished products to finished products.  We believe that our rigorous testing and inspection procedures have been critical in ensuring that our products are free from melamine and other contaminants, are premium quality products and are safe and healthy for customers.

Production and Packaging Facilities

We own and operate six production and packaging facilities.  The production facilities we have constructed comply with pharmaceutical GMP standards, a higher level of quality control than required for consumer goods manufacturing facilities.  Additionally, our production facilities are designed to comply with, and have obtained, several quality assurance certifications, as well as quality certifications from the PRC regulatory authorities.  We believe that our design standards help us assure our product quality.  We believe that we are one of the few PRC milk producers that has processing areas that meet a 300,000 cleanliness purification standard, which means that there are less than 300,000 dust particles per cubic centimeter of air.  In a standard room, dust particles can reach over two million dust particles per cubic centimeter of air.  Continuing our commitment to quality, we have also added testing equipment and other quality control procedures to our processing equipment manufactured by known European and American manufacturing companies.

Feihe Dairy
Located in Heilongjiang Province, China, in Kedong, the Feihe Dairy premises comprise approximately 88,221 square meters.  The plant is approximately 8 years old, although it was completely remodeled in 2005.  Feihe Dairy principally produces infant milk formula and has a production capacity of 550 tons per day of milk powder.  In addition, Feihe Dairy serves as a packaging facility and packages approximately 22,000 tons of products per year.

Gannan Feihe
Located in Heilongjiang Province, China, the Gannan Feihe premises comprise approximately 300,000 square meters.  The plant is approximately 3 years old and commenced milk powder production in 2008.  Gannan Feihe principally produces infant milk formula and has a production capacity of approximately 300 tons per day of milk powder.

Langfang Feihe
Located in Hebei Province, China, the Langfang Feihe premises comprise approximately 80,243 square meters.  The plant is approximately 3 years old and commenced operations in 2007.  Langfang Feihe primarily serves as a packaging and distribution facility and packages approximately 50,000 tons of products per year.

Shanxi Feihe
Located in Shanxi Province, China, the Shanxi Feihe premises comprise approximately 40,000 square meters.  The plant is approximately 5 years old.  Shanxi Feihe principally produces soybean powder, walnut powder and walnut oil and has a production capacity of approximately 5,000 tons per year of soybean powder and walnut powder combined, and 1,000 tons per year of walnut oil.

Baiquan Dairy
Located in Heilongjiang Province, China, the Baiquan Dairy premises comprise approximately 36,000 square meters.  The plant is approximately 17 years old, although it was completely remodeled in 2004.  Baiquan Dairy principally produces infant milk formula and has a production capacity of approximately 100 tons per day of milk powder.

Qiqihaer Feihe
Feihe Dairy operates a production facility we refer to as Qiqihaer Feihe, which we acquired in 2006.  Located in Heilongjiang Province, China, the Qiqihaer Feihe premises comprise approximately 90,000 square meters.  The plant is approximately four years old.  Qiqihaer Feihe principally produces infant milk formula and adult milk formula and has a production capacity of approximately 270 tons per day of milk powder.  Qiqihaer Feihe also produces butter and has a production capacity of approximately 15 tons per day.

The table below summarizes key information regarding our production and packaging plants.

Facility	Province/ Region	Products	Production Capacity	Packaging Capacity (tons/year)
Feihe Dairy	Heilongjiang	Infant milk formula	550 (tons/day)	22,000
Gannan Feihe	Heilongjiang	Infant milk formula	300 (tons/day)	N/A
Langfang Feihe	Hebei	N/A	N/A	50,000
Shanxi Feihe	Shanxi	Walnut powder; Walnut oil; Soybean powder	5,000 (tons/year) 1,000 (tons/year)	N/A
Baiquan Dairy	Heilongjiang	Infant milk formula	100 (tons/day)	N/A
Qiqihaer Feihe	Heilongjiang	Infant milk formula and adult milk powder; Butter	270 (tons/day) 15 (tons/day)	N/A

Sources of Walnut and Soybeans

We order walnuts and soybeans from local farmers for delivery to the Feihe Dairy.  We then distribute these raw materials to our facilities as necessary.

Product Distribution

Currently, our products are sold in stores nationwide throughout China, except in Hong Kong SAR, Macau SAR and Taiwan.  Prior to distribution, we route our products to our Feihe Dairy and Langfang Feihe for final packaging.  Feihe Dairy then distributes our finished products primarily in northeastern China, including Heilongjiang, Jilin and Liaoning Provinces, and Langfang Feihe distributes our finished products throughout the rest of China.  We have a distribution team working out of our headquarters and coordinating a network of over 450 dealers or representatives in key provinces across China.  The dealers, in turn, each typically hire one or two secondary agents who assist in the distribution process, including inventory management, product sales and service and payments.  Dealer agents display and sell our products in specially designated areas in stores.  In addition, in 2008 we began distributing our raw milk powder to beverage manufacturers and other wholesalers for use in their blended drink products.

Generally, we deliver our products only after receipt of payment from the dealer.  We typically enter into new agreements with our dealers each year that specify sales targets and territories, among other provisions.  We seek to expand the number of key provinces served by our dealer network as part of our growth strategy and ultimately to establish a distribution system based upon local production at local dairies.  We currently distribute our products to 26 provinces in China and to over 50,000 retail outlets.

Customers

No single customer equaled or exceeded 10% of our sales during the years ended December 31, 2008 or 2007.

Intellectual Property

We rely principally on trade secrets and confidentiality agreements to protect our proprietary product formulations and production processes.  We have obtained trademark registrations for the use of our trade name “Feihe” as well as our “Fei Fan” and “Fei Rui” brands, which have been registered with the PRC Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products.  We believe our trademarks are important to the establishment of consumer recognition of our products.  However, due to uncertainties in PRC trademark law, the protection afforded by our trademarks may be less than we currently expect and may, in fact, be insufficient.  Moreover, even if it is sufficient, in the event any of our trademarks are challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful.  Moreover, any events or conditions that negatively impact our trademark could have a material adverse effect on our business, operations and finances.

Research and Development

As of May 22, 2009, we had six technicians engaged in research and development activities.  These technicians monitor quality control at our production facilities to ensure that the processing, packaging and distribution of our milk products result in high quality premium milk products that are safe and healthy for customers.  These technicians also pursue methods and techniques to improve the taste and quality of our milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

During the fiscal years ended December 31, 2007 and 2008, we spent approximately $117,000 and $137,000, respectively, per year on research and development, representing amounts paid in compensation to our six quality control technicians described above.

Growth Strategy

We believe the market for dairy products in China is growing rapidly, including the market for high quality dairy products.  Our growth strategy involves increasing market share during this rapid growth phase.  To implement this strategy, we plan to:

•
Expand production capabilities by investing in world-class production processes.  We believe we can significantly increase our production of high quality dairy products by continuing to enter exclusive contracts with dairy farmers who can deliver quality milk, constructing company-owned large-scale dairy farms, expanding our company-owned collection stations and production facilities, and employing comprehensive testing and quality control measures.

•
Enhance distribution capabilities in first-tier PRC markets.  We plan to expand our distribution network in first-tier markets in the PRC, including Beijing, Shanghai, Guangzhou, Shenzhen and other major cities in the Pearl River Delta.  In addition, we plan to further increase our sales points across China, focusing on southern and western China.  Our currently extensive distribution network, which reaches many provincial capital and sub-provincial cities, has special channels into first-tier markets that we plan to expand.  We believe that positioning our brand as a high-quality line of products in these markets will facilitate our expansion.

•
Strengthen our premium quality brand awareness.  We believe that our products enjoy a reputation for high quality among those familiar with them, and our products routinely pass government and internal quality inspections.  We intend to increase our advertising expenses and continue advertising on China Central Television, or CCTV, as well as provincial stations in China, in order to market our products as premium and super-premium products.  We also intend to adopt a corresponding pricing model.  We believe many consumers in China tend to regard higher prices as indicative of higher quality and higher nutritional value, and as a result consumers with higher disposable incomes are increasingly inclined to purchase higher priced products, particularly in the areas of infant formula and nutritional products.

•
Align sourcing, production and distribution by region.  We believe that we can increase our efficiency and decrease our costs if our products are produced from local sources and sold in local markets.  We plan to select strategic locations for our company-owned collection stations and production facilities that will enhance this efficiency.

Competition

The dairy industry in China is highly competitive.  We face significant competition from large multinational producers, such as Dumex, Mead Johnson, and Wyeth, and large national milk companies, such as Synutra, Yashili and Yili, particularly in more affluent major urban areas.  Many of our competitors have greater resources and sell more products than we do.  We believe that our competitive position has improved following the melamine crisis in 2008, which did not involve any of our products.  Our products are positioned as premium products and, accordingly, are generally priced higher than many similar competitive products.  We believe that the principal competitive factors in marketing our products are quality, taste, freshness, price and product recognition.  While we believe that we compete favorably in terms of quality, taste and freshness, our products are more expensive and less well known than certain other established brands.  Our premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars.

Government Regulation

We are regulated under national, provincial and local laws in China.  The following information summarizes aspects of those regulations that apply to us and is qualified in its entirety by reference to all particular statutory or regulatory provisions.  Regulations at the national, provincial and local levels in China are subject to change.  To date, compliance with governmental regulations has not had a material impact on our level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, we are unable to predict the impact such regulations may have in the foreseeable future.

As a producer and distributor of nutritional products, and particularly dairy-based food products in China, we are subject to the regulations of China’s Agricultural Ministry.  This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food.  Specific PRC laws and regulations we face include:

•	the PRC Product Quality Law;

•	the PRC Food Hygiene Law;

•	the Access Conditions for Dairy Products Processing Industry;

•	the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing enterprises;

•	the Regulation on the Administration of Production Licenses for Industrial Products;

•	the General Measure on Food Quality Safety Market Access Examination;

•	the General Standards for the Labeling of Prepackaged foods;

•	the Implementation Measures on Examination of Dairy Product Production Permits;

•	the Standardization Law;

•	the Raw Milk Collection Standard;

•	the Whole Milk Powder, Skimmed Milk Powder, Sweetened Whole Milk Powder and Flavored Milk Powder Standards; and

•	the General Technical Requirements for Infant Formula Powder and Supplementary Cereal for Infants and Children.

We and our products are also subject to provincial and local regulations through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for our products, inspection of our facilities and regulation of our trade practices in connection with the sale of dairy products.

In March 2008, the PRC National Development and Reform Commission, or the NDRC, promulgated the Access Conditions for Dairy Products Processing Industry, or the Access Conditions.  The Access Conditions set forth the conditions an entity must satisfy in order to engage, or continue to engage, in the dairy products processing business in China, including technique and equipment, product quality, energy and water consumption, sanitation and environmental protection, as well as production safety.  Any new or continuing dairy products processing projects or enterprises will be required to meet all the conditions and requirements set forth in the Access Conditions.  For projects or enterprises that already commenced operations before the promulgation of the Access Conditions, improvements or rectification actions may need to be taken in order to have such projects or enterprises meet the conditions within two years of the effective date of the Access Conditions on April 1, 2010.

The Access Conditions also set forth requirements relating to the location, processing capacity and raw milk source for any new or continuing dairy products processing project or enterprise.  Any new or continuing dairy processing projects or enterprises that fail to meet the requirements will not be able to procure land, license, permits, loan facilities and electricity necessary for the processing of dairy products, and those projects or enterprises already in operation before the promulgation of the Access Conditions will be deregistered and ordered to shut down if they fail to meet the conditions within a two-year rectification period.

In May 2008, the NDRC issued the Dairy Industry Policies, or the Policies.  According to the PRC government, the Policies are the first set of comprehensive government policies on the dairy industry in China, covering a broad range of matters such as industry planning, closure of inefficient capacity, milk supply, quality control and product safety, environmental protection and promotion of milk consumption.  Moreover, the Policies provide conditions that new entrants to the dairy industry must meet in addition to the conditions set forth in the Access Conditions.

As a result of the melamine crisis, PRC governmental authorities have conducted several dairy industry inspections.  In addition to the initial 22 companies implicated in the melamine crisis, these subsequent government inspections have identified other companies with unacceptable contaminants in dairy products.  The melamine crisis did not involve any of our products, and we have passed all of these government inspections.  In addition, we are working with the PRC government and attended several emergency meetings to discuss ways to improve the dairy and overall food industry in China.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials.  We are also subject to periodic inspections by local environmental protection authorities.  Our operating subsidiaries have received certifications from the relevant PRC government agencies in charge of environmental protection indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations.  We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Employees

As of May 22, 2009, we had approximately 2,880 employees on our payroll.  We had nine group administrators, approximately 993 employees were in marketing and sales, approximately 36 employees provided marketing support, approximately 175 people were working in our Nutrition Department as consultants and managers, approximately 141 employees were performing administrative functions, including financing, auditing and human resources, and approximately 1,526 employees were in production, storage and distribution.  Our employees are not represented by a labor union or covered by a collective bargaining agreement.  We have not experienced any work stoppages.  We believe that our relations with our employees are good.

Financial Information about Segments and Geographic Areas

Although we have historically operated and managed our business as a single reportable segment, in 2008, with the initial operations of our dairy farms, we have two reportable segments:  dairy products and dairy farm.  Our dairy products segment produces and sells dairy products, such as wholesale and retail milk powders, as well as soybean powder, rice cereal, walnut powder and walnut oil.  Our dairy farm segment operates our two company-owned dairy farms, Gannon Farms and Kedong Farms, construction of which we commenced in 2007 and expect to be complete in the fourth quarter of 2009.  Our dairy farms provide milk to us and not to external customers. Please see Note 30 to our audited financial statements included elsewhere in this prospectus for further discussion about segments. As we primarily generate our revenues from customers in the PRC, we do not present geographical segments.

Available Information

Our website is www.americandairyinc.com.  We provide free access to various reports that we file with, or furnish to, the U.S. Securities and Exchange Commission, or the SEC, through our website, as soon as reasonably practicable after they have been filed or furnished.  These reports include, but are not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports.  Also available on our website are printable versions of our Code of Business Conduct and Ethics and charters of our Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and other committees of our board of directors.  Information on our website does not constitute part of and is not incorporated by reference into this Prospectus on Form 10-K or any other report we file or furnish with the SEC.  Our SEC reports can also be accessed through the SEC’s website at www.sec.gov and may be read or copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C., 20549.  Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Legal Proceedings

From time to time, we may become involved in various claims and lawsuits incidental to our business.  Other than as disclosed below, we know of no material existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation.

We are a plaintiff in a lawsuit entitled American Dairy, Inc. v. Murrell, Hall, McIntosh & Co. PLLP et al., filed on April 15, 2008 in the United States District Court for the Western District of Oklahoma. This suit alleges that our previous independent auditor, Murrell, Hall, McIntosh & Co. PLLP, or MHM, breached its duties of due care and professional competence by failing to perform its audits in accordance with professional standards of care in that MHM improperly and negligently (i) accepted Henny Wee & Co.’s representation that it was independent and otherwise failed to make sufficient inquiries concerning Henny Wee & Co.’s independence, and (ii) permitted Henny Wee & Co. to perform such a significant and material part of the audit work that MHM should have evaluated whether it could act as principal auditor and report on our financial statements. We are seeking compensatory damages of not less than $10.0 million in connection with this suit.

MANAGEMENT

Directors

The following table sets forth the name and age of each member of our board of directors, the positions and offices held by each director with us, and the period during which the director has served as one of our directors.  Directors serve until the election and qualification of their successors.

Name	Age	Position	Director Since

Leng You-Bin	44	Chairman, Chief Executive Officer, President, and General Manager	2003
Liu Hua	36	Vice Chairman, Secretary, Treasurer, and Director	2003
Liu Sheng-Hui	38	Vice President of Finance, Feihe Dairy, and Director	2003
Hui-Lan Lee	59	Director	2003
Kirk G. Downing, Esq.	56	Director	2005
James C. Lewis, Esq.	56	Director	2006

Leng You-Bin has been our Chairman, Chief Executive Officer, President, and General Manager since May 2003.  From January 2002 to May 2003, Mr. Leng served as the Chief Executive Officer and President of American Flying Crane Corporation. From 1997 to 2002, Mr. Leng served as the General Manager of Feihe Dairy, and he became the Chairman and General Manager in 2000.  From 1989 to 1997, Mr. Leng served as a technician, deputy director and director of Zhaoguang Dairy Plants, the predecessor of Feihe Dairy.  Mr. Leng received a bachelor’s degree in food engineering from Northeast Agriculture University, China. and Shanghai Light Industrial college and studied business administration at Beijing University.

Liu Hua has been our Vice Chairman since April 2008, and he has also served as Secretary, Treasurer, and a director since May 2003.  From May 2003 to April 2008, Mr. Liu served as our Chief Financial Officer, Secretary, and Treasurer.  From November 2000 to May 2003, Mr. Liu served as the Financial Officer of Feihe Dairy.  From June 1998 to November 2000, Mr. Liu served as the Chief Executive Officer of Shenzhen Cima Limited, a financial consulting company.  From January 1996 to June 1998, Mr. Liu served as Chief Executive Officer of Shensheng Jiajing Inc., a trading company.  From September 1993 to January 1996, Mr. Liu served as the Chief Executive Officer of Zhengzhou Huacheng Limited, a trading company.  Mr. Liu received a bachelor’s degree in finance and economics from Xian Jiaotong University and from Shenzhen University.

Liu Sheng-Hui has been a director since May 2003, and he has also served as Vice President of Finance of Feihe Dairy since August 2001.  From January 2000 to May 2003, Mr. Liu served as Chief Financial Officer and a director of American Flying Crane Corporation.  From September 1998 to January 2000, Mr. Liu served as Chief Financial Officer at Feihe Dairy, where he also served in a variety of business positions from July 1992 to September 1998.  Mr. Liu received a bachelor’s degree in economics from Northeast Agriculture University, China, and an associate degree in accounting from Country Cadre Institute under the Supervision of Ministry of Agriculture in China.

Hui-Lan (“Tracy”) Lee has been a director since June 2003.  From April 2006 to November 2008, Ms. Lee served as Vice President of Financial Reporting of Countrywide Home Loans, Inc., a residential mortgage company, where she also served as Vice President and Director of Income Tax Compliance from April 2003 to April 2006.  From October 1996 to March 2003, Ms. Lee served as Tax Manager at Watson Pharmaceuticals, Inc., a specialty pharmaceutical company.  From 1979 to 1996, Ms. Lee held a variety of management positions with companies such as The Flying Tiger Line Inc., a large air cargo company, Quotron Systems, Inc., a large supplier of equity data to the financial community, and Lear Siegler, Inc., a conglomerate company in aerospace, automotive, agriculture and other industries.  Ms. Lee holds a bachelor’s degree in business administration from National Cheng-Kung University, Taiwan, a Master of Science degree in Taxation from Golden Gate University, and a Master of Business Administration from Indiana University.

Kirk G. Downing has been a director since February 2005.  From December 1980 to the present, he has been practicing law in Los Angeles, California. From January 1989 to June 1997, Mr. Downing also engaged in ranching, farming, logging and property development.  Mr. Downing received a bachelor’s degree in liberal arts from Portland State University and a Juris Doctorate degree from Loyola Law School.

James C. Lewis has been a director since December 2006.  From 2006 to the present, Mr. Lewis has been a partner in the law firm of Lewis, Hansen, Waldo & Pleshe, in Salt Lake City, Utah.  From July 2002 to September 2006, Mr. Lewis was involved in a number of private business ventures and practiced law under the name James C. Lewis, L.C. in Salt Lake City, Utah.  From 2000 to June 2002, Mr. Lewis was a member of the firm of Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah.  From 1997 to 2000, Mr. Lewis was a partner in the firm of Lewis Law Offices.  From 1993 to 1997, Mr. Lewis was a partner in the firm of Diumenti & Lewis. From 1987 to 1992, he was a partner in the firm of Lewis & Lehman. From 1979 to 1985, Mr. Lewis was an attorney with Kruse, Landa & Maycock.  Mr. Lewis received a bachelor’s degree in psychology from the University of Utah and a Juris Doctorate from the University of San Diego.

Director Independence

The board of directors has determined that Hui-Lan Lee, Kirk G. Downing and James C. Lewis are each an independent director as defined by the listing standards of the NYSE Arca and SEC rules.

Board Committees

Our board of directors has established the following committees:  the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Executive Committee and the Finance Committee.  Our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each operate under a written charter adopted by the board of directors, copies of which is available on our website at www.americandairyinc.com.  Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate.  The committees report on their activities and actions to the board of directors.

Audit Committee
Our Audit Committee consists of Kirk G. Downing, James C. Lewis and Hui-Lan Lee, each of whom is an independent director as defined by the listing standards of the NYSE Arca and SEC rules.  The board of directors has determined that Ms. Lee is an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K.  Our Audit Committee appoints, retains, compensates and oversees our independent public accountants and reviews the scope and results of the annual audits, receives reports from our independent public accountants, and reports the committee’s findings to the board of directors.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Leng You-Bin, Lee Hui-Lan, and James C. Lewis.  Except for Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, none of the members of our compensation committee is an officer or employee of our company.  None of our executive officers serve, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.  See “Certain Relationships and Related Transactions—Transactions with Related Persons” below for a summary of related party transactions involving Mr. Leng.

Executive Officers

The following table sets forth the name and age of each of our executive officers, the positions and offices held by each executive officer with us, and the period during which the executive officers has served as one of our executive officers.  All officers serve at the pleasure of the board of directors.

Name	Age	Position	Officer Since

Leng You-Bin	44	Chairman, Chief Executive Officer, President, and General Manager	2003
Liu Hua	36	Vice Chairman, Secretary, Treasurer, and Director	2000
Jonathan H. Chou	44	Chief Financial Officer	2008
Liu Sheng-Hui	39	Vice President of Finance, Feihe Dairy, and Director	2001
Nie Bo	37	Head of Sales and Marketing	2007

Leng You-Bin ’s biographical summary is included under “— Directors” above.

Liu Hua ’s biographical summary is included under “— Directors” above.

JonathanH.Chou has been our Chief Financial Officer since April 2008.  From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International. From September 2003 to June 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou served the Asia Pacific Chief Financial Officer of Lucent Technologies, where he oversaw regional Sarbanes-Oxley compliance and restructuring efforts during the downturn of the telecommunication sector. Mr. Chou received a bachelor’s degree in arts from the State University of New York at Buffalo and a Masters of Business Administration degree from Fuqua School of Business at Duke University.

Liu Sheng-Hui ’s biographical summary is included under “— Directors” above.

Nie Bo has been our Head of Sales and Marketing since July 2007.  From November 2006 to July 2007, Mr. Nie served as Vice General Manager and National Sales Director for Anlijia Dairy (Beijing) Limited, a dairy company.  From February 2003 to November 2006, Mr. Nie served as National Sales Director for Inner Mongolia Yili Industrial Group Co., Ltd., a large dairy company in China.  From October 2001 to February 2003, Mr. Nie served as Manager of North China Region for Anyi Dairy, a large New Zealand dairy enterprise. From October 1998 to September 2001, Mr. Nie served as Manager Assistant and Regional Sales Manager for Meadow Gold Investment Co., Ltd., a multinational dairy products company.  Mr. Nie received a bachelor’s degree in thermal engineering from Central South University of Technology in Hunan Province, China.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Committee assists our board of directors in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers.  With the responsibility of establishing, implementing and monitoring our executive compensation program philosophy and practices, our Compensation Committee seeks to ensure that the total compensation paid to our directors and executive officers is fair and competitive.

Compensation Philosophy and Objectives

Our Compensation Committee’s goals regarding executive compensation are primarily to recruit, hire, retain, motivate and reward.  In determining what constitutes a fair and competitive compensation for each executive, our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels based on the executive’s general business and industry knowledge and experience and comparable to executives in other companies of similar size and stage of development, while taking into account our relative performance and our strategic goals.

We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes.  During our review of an individual executive’s compensation, our Compensation Committee primarily considers individual performance of that executive and internal review of the executive’s compensation, both individually and relative to other executive officers.  Our Compensation Committee also considers factors of corporate performance including the stock prices, sales, revenue and the current overall economic situation.  Adjustments to salary levels are typically made annually as part of the company’s performance review process, as well as upon a change in job responsibility.  Merit-based increases to salaries are based on our Compensation Committee’s assessment of the individual’s performance.

While we do not currently have performance-based compensation arrangements in place, we intend to implement such arrangements as we believe such arrangements can better align the interests of the key executives with our shareholders.  After implementing such arrangements, our Compensation Committee intends to grant equity awards to our executives if certain performance goals are met, such as those based on specified increases in cash flow, net profits, stock price, sales, market shares or earnings per share.

Setting Executive Compensation

Historically, our executive compensation has consisted of base salary and equity incentives.

Base Salary

Our Compensation Committee determines executive salaries based on job responsibilities and individual experience, and also compares the amounts we pay against comparable competitive market compensation for similar positions within similar industries.  In making such a comparison, we review compensation information made available to us through recruiting or investors relations firms as well as public data of a peer group comprised of at least twenty companies, which include Chinese dairy companies listed on stock exchanges in countries other than China (including, for example, companies such as China Mengniu Dairy Company Limited and Synutra International, Inc.), U.S. listed companies with substantial if not all operations in China (including, for example, companies such as American Oriental Bioengineering Inc. and New Oriental Education and Technology Group Inc.), and American companies in the food and/or dairy industries (including, for example, companies such as Dean Foods Company and Kraft Foods, Inc.).  We expect to continue to provide competitive salaries to our executive officers by reviewing the salaries of our executives annually and, if appropriate, recommending increases in salaries based on individual performance during the prior calendar year and cost of living adjustments.

Equity Awards

Our Compensation Committee determines stock, options and other awards after consulting with recruiting firms that provide market information concerning equity awards to executives of similar positions in the peer group of companies described above.  We have adopted a 401(k) plan and intend to adopt formal programs for time off allocation and performance bonuses in the future.

Monitoring Executive Compensation Program

Our Compensation Committee monitors our executive compensation program by routinely comparing it to the compensation programs of similarly situated companies and considering other factors such as performance, length of service, peer evaluations, subjective and objective reviews.  As a result of its examination in 2008, our Compensation Committee recommended, and our board of directors approved, a cash compensation package of $200,000 for each of Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, and Liu Hua, who served as our Chief Financial Officer until April 15, 2008 and who continues to serve as our Vice Chairman, Secretary, Treasurer, and a director, for services rendered in 2008.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year	Bonus	Salary	Equity Awards (2)	Total
Leng You-Bin, Chairman, Chief Executive Officer,	2007	0	200,000	68,250	268,250
President, and General Manager	2008	0	200,000	120,560	320,560

Liu Hua, Vice Chairman, Secretary, Treasurer, and	2007	0	200,000	68,250	268,250
Director (3)	2008	0	200,000	120,560	320,560

Jonathan H. Chou, Chief Financial Officer	2007	0	0	0	0
	2008 (4)	55,000	116,667	140,689	312,356

(1)	Identifies our principal executive and principal financial officers during the specified periods.

(2)
Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to awards of common stock or options to acquire common stock issued under our 2003 Stock Incentive Plan, in accordance to SFAS 123(R).  See the notes to our financial statements contained herein for an explanation of all assumptions made by us in determining the SFAS 123(R) values of our equity awards.

(3)
Liu Hua served as our Chief Financial Officer until April 15, 2008, and thereafter has continued to serve as our Vice Chairman, Secretary, Treasurer and a director. Amounts indicated include full year compensation Mr. Liu received.

(4)	Includes a signing bonus of approximately $55,000 and a proration of Mr. Chou’s annual salary of $175,000 based on an April 15, 2008 employment commencement date.

Employment Agreements

On April 15, 2008, we entered into an employment agreement with Jonathan H. Chou, who became our Chief Financial Officer on that date.  The agreement has a four-year term and provides that Mr. Chou will receive a base salary of $175,000, a signing bonus of approximately $55,000, and options to acquire up to 270,000 shares of our common stock according to a 48-month vesting schedule.  Mr. Chou is also eligible to receive discretionary bonuses at times and in amounts determined by our Compensation Committee and to participate in medical, health, dental, disability, liability insurance and life insurance benefits, and certain other fringe benefits available to executive officers.  We plan to enter into similar employment agreements with other executive officers in the future.

Benefit Plans

We do not have any profit sharing plan or similar plans for the benefit of our officers, directors or employees. However, we may establish such plans in the future.  Certain employees of our subsidiaries, including Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, have pension and healthcare benefits through plans offered by such subsidiaries, as required by local Chinese laws.

Incentive Stock Plans

Effective April 1, 2003, we adopted and approved our 2003 Incentive Stock Plan, which reserves 3,000,000 shares of our common stock for issuance under the plan. The plan allows us to issue awards of incentive or non-qualified stock options, stock appreciation rights, and stock bonuses which may be subject to restrictions.  We granted to directors, employees, and management a total of 72,500 shares of our common stock during 2008.

Our 2003 Incentive Stock Plan is administered by our Compensation Committee, which consists of Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, Lee Hui-Lan, and James C. Lewis.  For the fiscal year ended December 31, 2008, no plan-based awards were granted to our named executive officers for services rendered in their executive positions.

On May 7, 2009, our board of directors approved our 2009 Stock Incentive Plan. All awards under the 2009 Stock Incentive Plan will be subject to shareholder approval at our 2009 annual meeting of shareholders. The 2009 Stock Incentive Plan allows us to grant certain equity incentives, including incentive stock options, nonqualified stock options, restricted stock awards, performance stock awards and other equity-based compensation. The total number of shares of our common stock initially authorized for issuance under the 2009 Stock Incentive Plan is 2,000,000 plus any authorized shares that, as of May 7, 2009, were available for issuance under the 2003 Stock Incentive Plan.

On May 7, 2009, our Compensation Committee granted 2,073,190 new, non-statutory performance stock options to certain of our officers and employees under the 2009 Stock Incentive Plan.

Our named executive officers did not have any unexercised stock options, stock that has not yet vested or equity incentive awards outstanding as of May 22, 2009, except as follows:

Name and Principal Position	Grant Date	Shares Underlying Options	Exercise Price Per Share	Vesting Date	Expiration Date
Jonathan H. Chou, Chief Financial Officer	October 15, 2008	80,000	$12.00	October 15, 2009	October 15, 2012
Leng You-Bin, Chairman, Chief Executive Officer, President and General Manager	May 7, 2009	150,000	$16.86	May 7, 2013 & May 7, 2014*	May 7, 2015
Liu Hua, Vice Chairman, Secretary and Treasurer	May 7, 2009	50,000	$16.86	May 7, 2013 & May 7, 2014*	May 7, 2015
Liu Sheng-Hui, President of Finance, Feihe Dairy	May 7, 2009	50,000	$16.86	May 7, 2013 & May 7, 2014*	May 7, 2015

* The performance stock options will vest in two equal tranches on May 7, 2013 and May 7, 2014.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms we have received, we believe that during the year ended December 31, 2008, filing requirements applicable to our officers, directors and 10% owners of our common stock were complied with.

Board Compensation

Our directors received compensation during the year ended December 31, 2008, as follows:

Name	Stock Awards (1)
Leng You-Bin	$120,560	(2)
Liu Hua	$120,560	(2)
Liu Sheng-Hui	$120,560
Hui-Lan Lee	$150,700
Kirk G. Downing	$120,560
James C. Lewis	$120,560

(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to awards of common stock under our 2003 Stock Incentive Plan, in accordance to SFAS 123(R).  All directors received an award of 4,000 restricted shares of our common stock for their 2008 board service, with an additional 1,000 shares issued to the chairperson of our Audit Committee, Hui-Lan Lee.  See the notes to our financial statements contained herein for an explanation of all assumptions made by us in determining the SFAS 123(R) values of our stock awards.

(2)	Reflected in the Summary Compensation Table above under the caption “Stock Awards.”

Severance and Change of Control Agreement

As of December 31, 2008, we had no agreements or arrangements providing for payments to a named executive officer in connection with any termination.

Limited Liability and Indemnification

Section 16-10a-840 of the Utah Revised Business Corporation Act, or the URBC, requires directors and officers to perform their duties in good faith and with the care that an ordinary person would exercise under similar circumstances in a manner reasonably believed to be in the best interest of the corporation. A director or officer of a corporation is not liable to the corporation, its shareholders or others for any action taken or any failure to act as an officer or director unless he has breached or failed or failed to perform his duties as described above and the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the corporation or its shareholders.

Section 16-10a-841 of the URBC provides that the articles of incorporation of a Utah corporation may eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages, except for (i) a financial benefit to which is not entitled; (ii) an intentional infliction of harm; (iii) unlawful distributions of the corporation constituting a violation of Section 16-10a-842 of the URBC; or (iv) an intentional violation of criminal law.

Section 16-10a-902 of the URBC permits a Utah corporation to indemnify directors made a party to a proceeding because he is or was a director if (i) his conduct was in, or not opposed to, the corporation’s best interest; and (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests; and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, a Utah corporation may not indemnify a director if he was adjudged liable to the corporation, or if he was adjudged liable on the basis that he derived an improper personal benefit; and such indemnification in any action brought by the corporation is limited to reasonable expenses incurred in connection with the proceedings.

Article VI of our Articles of Incorporation and Article VIII of our Bylaws provide for the indemnification of our directors and officers. Indemnification is mandatory regarding reasonable expenses incurred in connection with proceedings or claims with respect to which the director or officer has been successful. Officers, employees, fiduciaries and agents of a Utah corporation may be entitled to indemnification to a greater extent, if not inconsistent with public policy or if provided for in a company's articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Consultants

We may retain compensation consultants to the extent we deem it necessary and appropriate.  We will not delegate our authority and responsibility to make management decisions to consultants or any other persons, nor shall any consultant have any discretionary authority or the authority to bind us in any material respect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Pike Entities beneficially own in excess of 5% of our issued and outstanding common stock.  In July and August 2007, in accordance with the terms our Series B Notes, we issued an aggregate of 575,000 shares of our common stock upon conversion of $5.0 million in principal amount plus $750,000 in accrued and unpaid interest of our Series B Notes, at a conversion price of $10.00 per share, to the Pike Entities.

Citadel beneficially owned in excess of 5% of our issued and outstanding common stock during our fiscal year ended December 31, 2007.  Citadel purchased $60.0 million in principal amount of our 2012 Notes and is a party to the notes purchase agreement, indentures, supplemental indenture, and the agreements relating to our 2012 Notes.  Pursuant to the supplemental indenture, Citadel has elected that we repurchase all of its 2012 Notes, at a repurchase price of 115% of the principal amount of its 2012 Notes, or $69.0 million, and has received approximately $11.5 million from us to date in repurchase payments.  Pursuant to these agreements, Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, has pledged 2,664,340 shares he holds of our common stock to secure the 2012 Notes.  In addition, pursuant to the agreements relating to our New 2009 Notes, Mr. Leng has pledged 2,664,340 shares he holds of our common stock to secure the New 2009 Notes.

Leng You-Bin, our Chairman, Chief Executive Officer, President, and General Manager, is also the founder of a Heilongjiang Feihe Dairy Educational Charitable Foundation, or HFDECF, charitable organization for under-privileged children in the Heilongjiang Province of the PRC.  We have an outstanding loan payable to HFDECF, which is unsecured, accrues interest at an annual rate of 5.85%, and is payable on demand.  In 2008, the largest aggregate amount of the indebtedness outstanding, including accrued interest, was approximately $253,000.

Review, Approval or Ratification of Transactions with Related Persons

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law.  Such transactions require the approval of our board of directors.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth, as of May 22, 2009, information concerning the beneficial ownership of shares of our common stock held by our directors, our executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC.  Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person has the right to acquire within 60 days after the measurement date, such as pursuant to options, warrants or convertible notes.  Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information each of them has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property or similar laws may apply.  For purposes of the column for shares underlying convertible securities, in accordance with rules of the SEC, shares of our common stock underlying securities that a person has the right to acquire within 60 days of May 22, 2009 are deemed to be beneficially owned by such person for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Total Outstanding	Shares Underlying Convertible Securities (1)	Total	Percent (2)
Directors and Executive Officers
Leng You-Bin (3)	8,900,135	0	8,900,135	51.5%
Liu Hua (3)	27,200	0	27,200	*
Jonathan H. Chou (3)	0	0	0	0%
Liu Sheng-Hui (3)	287,774	0	287,774	1.7%
Hui-Lan Lee (3)	39,500	0	39,500	*
Kirk Downing (3)	14,500	0	14,500	*
James C. Lewis (3)(4)	35,000	0	35,000	*
Nie Bo (3)	0	0	0	0%
Directors and executive officers as a group (8 persons)	9,304,109		9,304,109	53.7%

5% Beneficial Owners
Entities associated with Pike Capital Partners (5)	1,500,000	250,000	1,750,000	10.1%
275 Madison Avenue, Suite 418
New York, NY 10016
River Road Asset Management (6)	1,092,294	0	1,092,294	6.3%
462 S. 4th Street, Suite 1600
Louisville, KY 40202

* Less than 1%

(1)
Includes shares of our common stock issuable upon exercise of options or warrants or upon conversion of convertible notes, if the person has the right to acquire such shares within 60 days of May 22, 2009.

(2)	Based on 17,317,307 shares of our common stock outstanding as of May 22, 2009.

(3)	The address for this beneficial owner is c/o American Dairy, Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China 100016.

(4)	James C. Lewis holds such shares jointly with his spouse.

(5)
Consists of 1,324,026 shares of our common and warrants to purchase 219,514 shares of our common stock held by Pike Capital Partners (QP) LP (“PCPQP”), and 175,974 shares of our common stock and warrants to purchase 30,486 shares of our common stock held by Pike Capital Partners LP (“PCP”).  Pike Capital Management LLC (“PCM”) is the general partner of PCPQP and of PCP.  Daniel W. Pike is the managing member of PCM and, in such capacity, has voting and dispositive power over such shares.

(6)	Thomas D. Mueller is the Chief Operating officer and Chief Compliance Officer of River Road Asset Management, LLC, and, in such capacity, has voting and dispositive power over such shares.

The following table sets forth information issuances of securities pursuant to equity compensation plans as of December 31, 2008.

Plan Category	Number of securities issued and to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	454,020	$20.30	2,545,980
Total	454,020	$20.30	2,545,980

SELLING SHAREHOLDERS

The following table sets forth the number of shares beneficially owned by each of the selling shareholders as of May 22, 2009. None of the selling shareholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of being a service provider to us. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders and information filed with the SEC. Except as otherwise indicated, we believe that each selling shareholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it. The percentage of the selling shareholders’ beneficial ownership after the offering is based on 17,317,307 shares of our common stock outstanding as of May 22, 2009, and assumes the sale of all of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Selling Shareholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered for Sale Hereby (2)	Number of Shares of Common Stock to be Beneficially Owned after Completion of the Offering (3)	Percentage of Shares to be Beneficially Owned after Completion of the Offering (3)
RFT Investment Company (4)	559,835	559,835	0	0.0%
St. James Capital, L.L.C. (5)	111,968	111,968	0	0.0%
R. Randall Rollins (6)	111,968	111,968	0	0/0%
RADIC, LLC (7)	111,968	111,968	0	0.0%
Cook & Bynum Capital QP, LLC (8)	177,426	167,957	9,469	*
Grace C. Rollins (9)	53,185	53,185	0	0.0%
GIA Partners, L.P. (10)	10,636	10,636	0	0.0%
GWR December Partnership, L.P. (11)	10,636	10,636	0	0.0%
RRR December Partnership, L.P. (12)	10,636	10,636	0	0.0%
Rollins Investment Fund (13)	180,828	180,828	0	0.0%
The O. Wayne Rollins Foundation (14)	159,554	159,554	0	0.0%
RCTLOR, LLC (15)	106,369	106,369	0	0.0%
Discovery Global Opportunity Master Fund, Ltd. (16)	335,914	335,914	0	0.0%
Swiftwater Aggressive Value Master Fund, Ltd. (17)	106,369	106,369	0	0.0%

*	Less than one percent.

(1)
Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Consists of Settlement Shares and shares of our common stock issuable upon conversion of the New 2009 Notes and exercise of warrants at a conversion or exercise price of $14.50 per share.

(3)
We do not know when or in what amounts the selling shareholders will offer shares for sale, if at all. The selling shareholders may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling shareholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 19,355,644 shares of our common stock issued and outstanding following completion of the offering and sale by the selling shareholders.

(4)
Includes 431,374 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 68,966 shares issuable upon exercise of warrants, and 59,495 Settlement Shares. LOR, Inc. is the managing member of RFT Investment Company. Don Carson, R. Randall Rollins and Gary W. Rollins constitute the Board of Directors of LOR, Inc. and, in such capacity, have voting and dispositive power over such shares.

(5)
Includes 86,275 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,794 shares issuable upon exercise of warrants, and 11,899 Settlement Shares. R. Randall Rollins is the majority member of St. James Capital, L.L.C. and, in such capacity, has voting and dispositive power over such shares. In addition, Mr. Rollins holds the shares listed in the table in his own name, which include 86,275 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,794 shares issuable upon exercise of warrants, and 11,899 Settlement Shares.

(6)
Includes 86,275 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,794 shares issuable upon exercise of warrants, and 11,899 Settlement Shares.  Mr. Rollins may also be deemed to beneficially own shares owned by RFT Investment Company (see Note 4), St. James Capital, L.L.C. (see Note 5), Grace C. Rollins (see Note 9), RRR December Partnership, L.P. (see Note 12), Rollins Investment Fund (see Note 13), The O. Wayne Rollins Foundation (see Note 14), and RCTLOR LLC (see Note 15), as to which R. Randall Rollins has sole or shared voting and dispositive power, and as to which Mr. Rollins disclaims beneficial ownership except to the extent of his pecuniary interest therein. The number of shares offered by Mr. Rollins represent only shares being offered directly by him and excludes other shares as to which he may be deemed to have beneficial ownership.

(7)
Includes 86,275 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,794 shares issuable upon exercise of warrants, and 11,899 Settlement Shares. Gary W. Rollins and Glen Rollins, his son, are the managing members of RADIC, LLC and, in such capacity, have voting and dispositive power over such shares.

(8)
Includes 129,412 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 20,690 shares issuable upon exercise of warrants, 17,855 Settlement Shares, and 9,469 shares purchased in the open market. Cook & Bynum Capital Management, LLC is the managing member of Cook & Bynum Capital QP LLC. Richard P. Cook and J. Dowe Bynum are the principals of Cook & Bynum Capital Management, LLC and, in such capacity, have voting and dispositive power over such shares.

(9)
Includes 40,981 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 6,552 shares issuable upon exercise of warrants, and 5,652 Settlement Shares. R. Randall Rollins and Gary W. Rollins, both sons of Grace C. Rollins, have powers-of-attorney that grant them shared voting and dispositive power over the shares held in her name.

(10)
Includes 8,196 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 1,310 shares issuable upon exercise of warrants, and 1,130 Settlement Shares. GIA Management Company, LLC is the general partner of GIA Partners, L.P. Gary W. Rollins is the Chief Executive Officer of GIA Management Company, LLC and, in such capacity, has voting and dispositive power over such shares.

(11)
Includes 8,196 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 1,310 shares issuable upon exercise of warrants, and 1,130 Settlement Shares. 1994 GWR Voting Trust is the managing general partner of the GWR December Partnership, L.P. Gary W. Rollins is the trustee of the 1994 GWR Voting Trust and, in such capacity, has voting and dispositive power over such shares.

(12)
Includes 8,196 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 1,310 shares issuable upon exercise of warrants, and 1,130 Settlement Shares. R. Randall Rollins is the managing general partner of RRR December Partnership, L.P. and, in such capacity, has voting and dispositive control over such shares.

(13)
Includes 139,334 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 22,277 shares issuable upon exercise of warrants, and 19,127 Settlement Shares. 1994 GWR Voting Trust and 1994 RRR Voting Trust are the managing general partners of Rollins Investment Fund. Gary W. Rollins is the trustee of the 1994 GWR Voting Trust and R. Randall Rollins is the trustee of the 1994 RRR Voting Trust and, in such capacity, have voting and dispositive power over such shares.

(14)
Includes 122,942 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 19,656 shares issuable upon exercise of warrants, and 16,956 Settlement Shares. R. Randall Rollins, Henry B. Trippie, Pam Rollins Henritze and Gary W. Rollins are the trustees of the O. Wayne Rollins Foundation and, in such capacity, have voting and dispositive power over such shares.

(15)
Includes 81,961 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,104 shares issuable upon exercise of warrants, and 11,304 Settlement Shares. LOR, Inc. is the managing member of RCTLOR, LLC. Don Carson, R. Randall Rollins and Gary W. Rollins constitute the Board of Directors of LOR, Inc. and, in such capacity, have voting and dispositive powers over such shares.

(16)
Includes 258,824 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 41,380 shares issuable upon exercise of warrants, and 35,710 Settlement Shares. Robert Citrone is the principal of Discovery Global Opportunity Master Fund, Ltd. and, in such capacity, has voting and dispositive power over such shares.

(17)
Includes 81,961 shares issuable upon conversion of principal and interest payable under the New 2009 Notes, 13,104 shares issuable upon exercise of warrants, and 11,304 Settlement Shares. Swiftwater Capital Management LP advises and has voting and dispositive power over Swiftwater Aggressive Value Master Fund. John Helmers owns the majority interest in Swiftwater Capital Management LP and is the sole managing member of its general partner, Swiftwater Capital Management LLC, and, in such capacity, has voting and dispositive power over such shares..

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of May 22, 2009, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $0.001.

As of May 22, 2009, 17,317,307 shares of our common stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Utah Revised Business Corporation Act, as amended, or the URBC.

As of May 22, 2009, there were approximately 440 record holders of our common stock. This does not include the number of beneficial owners whose stock is in nominee or street name accounts through brokers. The closing price of our common stock as reported on the NYSE Arca on May 22, 2009, was $30.91 per share.

Set forth below is a summary description of all the material terms of our common stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, each of which is filed as an exhibit to this registration statement.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters voted upon by shareholders, including the election of directors. The holders of common stock have no preemptive rights to purchase or subscribe for any stock of American Dairy nor or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of our common stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of common stock are entitled to share ratably in assets available for distribution to shareholders. Holders of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Transfer Agent and Registrar

The transfer agent and registrar for American Dairy is Progressive Transfer Co., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117-5148; telephone 1 (801) 272-9294.

PLAN OF DISTRIBUTION

Each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock included in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority’s, or FINRA, NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares registered hereunder by the selling shareholders.

We have agreed to keep this prospectus effective pursuant to Rule 415 under the Securities Act until the earlier of (i) the date on which the shares registered hereunder have been sold, or (ii) the date on which the shares registered hereunder (in the opinion of counsel to certain of the holders of the New 2009 Notes) may be immediately sold to the public without registration or restriction (including, without limitation, as to volume by each holder thereof) under the Securities Act.

Under applicable rules and regulations under the Exchange Act any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

DLA Piper LLP (US), Seattle, Washington, will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 included in this prospectus and elsewhere and in the registration statement have been so included in reliance on the report of Grant Thornton, the Hong Kong member firm of Grant Thornton International Ltd., an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

Our website is www.americandairyinc.com.  We provide free access to various reports that we file with, or furnish to, the U.S. Securities and Exchange Commission, or the SEC, through our website, as soon as reasonably practicable after they have been filed or furnished.  These reports include, but are not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports.  Also available on our website are printable versions of our Code of Business Conduct and Ethics and charters of our Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and other committees of our board of directors.  Information on our website does not constitute part of and is not incorporated by reference into this Prospectus on Form S-1 or any other report we file or furnish with the SEC.  Our SEC reports can also be accessed through the SEC’s website at www.sec.gov and may be read or copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C., 20549.  Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

AMERICAN DAIRY, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of American Dairy, Inc.

We have audited the accompanying consolidated balance sheets of American Dairy, Inc. (a Utah Corporation) and subsidiaries (the “Company”) as of December 31, 2008 and December 31, 2007 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and December 31, 2007 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON

Hong Kong
April 14, 2009

AMERICAN DAIRY, INC.
CONSOLIDATED BALANCE SHEETS

	Note	December 31, 2008	December 31, 2007
		US$	US$
ASSETS
Current assets:
Cash and cash equivalents		11,785,408	11,057,874
Time deposit		-	8,214,002
Notes and loans receivable, net	7	1,493,245	1,285,382
Trade receivables, net	8	12,275,497	4,518,647
Due from related parties	18	265,479	115,477
Employee receivable		307,249	105,662
Advances to suppliers	11	24,943,046	28,051,487
Receivable from discontinuing operations	12	31,002,897	25,949,410
Inventories, net	9	52,330,333	24,696,034
Prepayments and other current assets		63,711	2,567,262
Refundable taxes		488,938	143,703
Deposit for land use right		-	6,889,251
Other receivables		4,598,359	3,853,267
Current assets of discontinuing operations	12	12,392,384	1,346,657
Total current assets		151,946,546	118,794,115

Investments:
Investment in mutual funds – available for sale	10	77,504	171,125
Investment at cost		262,611	246,420
		340,115	417,545
Property and equipment:
Property and equipment, net	13	88,289,858	52,279,168
Construction in progress	14	28,847,959	33,009,992
		117,137,817	85,289,160
Biological assets:
Immature biological assets	15	23,784,479	-
Mature biological assets, net	15	1,483,355	-
		25,267,834	-
Other assets:
Deferred tax assets	5	730,490	-
Long term notes and loans receivable	7	-	1,368,999
Prepaid leases		29,146,748	20,967,898
Goodwill	16	2,282,838	2,142,079
Deferred charges, net	17	107,396	3,328,140
Long term assets of discontinuing operations	12	31,587,018	28,270,501
Total assets		358,546,802	260,578,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	22	4,018,704	101,990
Convertible debt redeemable within one year	23	91,541,926	-
Notes and loans payable	18	8,055,450	8,512,446
Accounts payable		36,643,041	9,970,688
Accrued expenses	24	10,620,393	5,830,658
Income tax payable		1,185,528	18,267
Advances from customers		9,864,080	4,738,848
Due to related parties	19	1,017,399	401,560
Advances from employees	20	1,016,173	574,579
Accrued employee benefits	21	2,873,889	1,088,171
Other payable	25	19,513,681	10,413,156

	Note	December 31, 2008	December 31, 2007
		US$	US$
Current liabilities of discontinuing operations	12	35,063,603	27,787,737
Total current liabilities		221,413,867	69,438,100

Long term debt, net of current portion	22	9,146,034	382,465
Long term tax payable	5	2,750,887	1,714,429
Convertible debt, net	23	-	55,237,771
Derivatives	23	-	50,019,300
Deferred income		8,416,492	1,580,508
Long term liability of discontinuing operations	12	395,176	-
Total liabilities		242,122,456	178,372,573

Minority interests		546,447	536,977

Shareholders’ equity
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 17,253,907 and 16,961,768 issued and outstanding as of December 31, 2008 and 2007, respectively)	26	17,254	16,961
Additional paid-in capital	26	26,758,425	22,629,333
Ordinary share warrants	27	3,003,448	3,011,444
Statutory reserves	28	6,861,224	6,040,382
Accumulated other comprehensive income		25,146,055	12,081,467
Retained earnings		54,091,493	37,889,300
Total shareholders’ equity		115,877,899	81,668,887

Total liabilities and shareholders’ equity		358,546,802	260,578,437

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

		For the years ended December 31,
	Note	2008	2007
		US$	US$

Sales		193,191,710	163,898,555

Cost of goods sold		117,180,986	91,429,949

Gross profit		76,010,724	72,468,606

Operating and administrative expenses:
Sales and marketing		50,685,804	40,739,403
General and administrative		19,046,939	13,836,171
Total operating expenses		69,732,743	54,575,574

Income from continuing operations		6,277,981	17,893,032

Other income (expenses):
Interest income		579,724	374,386
Interest and finance costs		(18,843,032)	(13,404,841)
Amortization of deferred charges	17	(657,258)	(369,794)
Registration rights penalty	23	(2,389,077)	(2,540,000)
Gain on extinguishment of debt	23	30,497,268	-
Gain (loss) on derivatives		(8,321,481)	3,279,031
Government subsidy-tax refund	5	6,810,231	8,140,145
Other income, net		182,406	135,168
Income from continuing operations before income tax expenses and minority interests		14,136,762	13,507,127

Income tax expenses	5	3,567,135	5,661,779
Net income from continuing operations before minority interests		10,569,627	7,845,348

Minority interests		(9,470)	(3,066)
Net income from continuing operations		10,560,157	7,842,282
Net income from discontinuing operations	12	6,462,878	442,111
Net income attributable to ordinary shareholders		17,023,035	8,284,393

Other comprehensive income:
Cumulative currency translation adjustments		13,169,453	9,314,690
Change in fair value of available for sale investments	10	(104,865)	-

Total comprehensive income		30,087,623	17,599,083

Earnings per ordinary share – Basic
Income from continuing operations		$0.62	$0.48
Income from discontinuing operations, net of tax		$0.38	$0.03
Net income		$1.00	$0.51
Earnings per ordinary share – Diluted
Income from continuing operations		$0.60	$0.46
Income from discontinuing operations, net of tax		$0.37	$0.02
Net income		$0.97	$0.48

Weighted average ordinary shares outstanding
Basic		16,993,390	16,327,616
Diluted		17,636,862	17,696,997

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares					Accumulated
	(US$0.001 par value)		Additional	Ordinary		Other		Total
	Number of	Par	Paid-in	Share	Statutory	Comprehensive	Retained	Shareholders’
	Shares	Value	Capital	Warrants	Reserves	Income	Earnings	Equity
		US$	US$	US$	US$	US$	US$	US$

Balance as of January 1, 2007	15,831,820	15,831	14,120,275	3,610,835	3,053,906	2,766,777	32,591,383	56,159,007
Warrant exercise	505,698	506	1,698,932	(599,391)	-	-	-	1,100,047
Shares issued for services	49,250	49	1,060,701	-	-	-	-	1,060,750
Shares issued for notes conversion	575,000	575	5,749,425	-	-	-	-	5,750,000
Net income	-	-	-	-	-	-	8,284,393	8,284,393
Appropriation to statutory reserves	-	-	-	-	2,986,476	-	(2,986,476)	-
Currency translation adjustments	-	-	-	-	-	9,314,690	-	9,314,690
Balance as of December 31, 2007	16,961,768	16,961	22,629,333	3,011,444	6,040,382	12,081,467	37,889,300	81,668,887
Warrant exercise	3,000	3	14,743	(7,996)	-	-	-	6,750
Shares issued for services	72,500	73	1,092,578	-	-	-	-	1,092,651
Shares issued to note holders	216,639	217	2,881,082	-	-	-	-	2,881,299
Stock compensation	-	-	140,689	-	-	-	-	140,689
Net income	-	-	-	-	-	-	17,023,035	18,698,833
Appropriation to statutory reserves	-	-	-	-	820,842	-	(820,842)	-
Currency translation adjustments	-	-	-	-	-	13,169,453	-	13,169,453
Change in fair value of available for sale investments	-	-	-	-	-	(104,865)	-	(104,865)
Balance as of December 31, 2008	17,253,907	17,254	26,758,425	3,003,448	6,861,224	25,146,055	54,091,493	115,877,899

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2008	2007
	US$	US$

Cash flows from operating activities:
Net income before minority interests	17,032,505	8,287,459
Less: Net income from discontinuing operations	6,462,878	442,111
Net income from continuing operations	10,569,627	7,845,348
Adjustments to reconcile net income to operating activities:
Depreciation of property and equipment	4,840,402	2,941,122
Depreciation of biological assets	6,816	-
Amortization of prepaid leases	473,601	180,496
Amortization of deferred income	(13,524)	(24,756)
Loss on disposal of property and equipment	5,397	6,574
Loss on disposal of biological assets	286,727	-
Provision for losses on receivables	641,218	4,377,606
Provision for losses on inventories	(217,045)	586,162
Gain on debt extinguishment	(30,497,268)	-
Compensation expenses for stock issued	1,092,650	1,060,750
Compensation expenses for option awards	140,689	-
Registration rights penalty paid in shares	2,881,299	-
Interest expense from accrual of guaranteed redemption value	13,584,533	8,151,867
Interest expense from amortization of note discounts	8,028,585	3,900,106
Loss (gain) on derivatives	8,321,481	(3,279,031)
Amortization of deferred charges	657,258	369,794
Changes in assets and liabilities:
(Increase) decrease in trade receivable, net	(8,398,068)	670,212
Increase in due from related parties	(150,002)	(12,061)
(Increase) decrease in employee receivable	(201,587)	108,488
Increase in inventories, net	(27,334,926)	(26,868,400)
Decrease (increase) in advances to suppliers	3,108,442	(10,543,305)
Decrease (increase) in prepayments and other assets	2,306,151	(2,274,160)
(Increase) decrease in refundable taxes	(345,235)	732,641
Increase in other receivable	(745,087)	(1,639,269)
Increase in deferred tax assets	(730,491)	-
Increase in accounts payable and accrued expenses	25,220,827	4,449,377
Increase (decrease) in income taxes payable	1,167,261	(786,947)
Increase in advances from customers	5,125,231	2,597,299
Increase (decrease) in due to related parties	615,839	(126,750)
Increase (decrease) in advances from employees	441,594	(163,974)
Increase in accrued employee benefits	1,785,718	499,129
Increase in other payable	8,160,185	2,563,139
(Decrease) increase in long term tax payable	1,036,458	708,862
Net cash provided by (used in) continuing operations	31,864,756	(3,969,681)
Discontinuing operations	(1,965,294)	(428,374)
Net cash provided by (used in) operating activities	29,899,462	(4,398,055)

Cash flows from investing activities:
Purchase of property and equipment	(23,154,636)	(36,155,611)
Purchase of leases	-	(16,454,106)
Purchase of biological assets	(21,944,621)	-
Prepayment for land use right	-	(6,840,823)
Increase in short term notes and loans receivable	(8,699,813)	(1,054,908)
Decrease in short term notes and loans receivable	10,131,885	-
Increase in long term notes receivable	-	(5,321,860)
Decrease (increase) in time deposit	8,446,778	(7,988,497)

	For the years ended December 31,
	2008	2007
	US$	US$
Purchase of mutual funds	-	(167,296)
Purchase of equity investment	-	(243,253)
Deposit for disposal of a subsidiary	4,352,033	-
Proceeds from disposal of fixed assets	-	25,053
Net cash used in continuing operations	(30,868,374)	(74,201,301)
Discontinuing operations	(1,390,763)	(27,459,982)
Net cash used in investing activities	(32,259,137)	(101,661,283)

Cash flows from financing activities:
Proceeds from short term notes and loans payable	7,844,115	12,036,970
Repayment of short term notes and loans payable	(8,777,630)	(15,299,909)
Proceeds from long term debt	12,747,806	-
Repayment of long term debt	(108,369)	(1,141,317)
Proceeds from convertible debt, net of issuance costs	-	76,302,066
Repayment of convertible debt	(11,000,000)	-
Contribution from minority shareholders	-	533,910
Minority interest acquisition	-	(945,295)
Warrant exercise	6,750	1,100,047
Net cash provided by (used in) continuing operations	712,672	72,586,472
Discontinuing operations	-	1,344,648
Net cash provided by financing activities	712,672	73,931,120

Effect of exchange rate changes on cash	2,374,537	3,664,644
Net increase/(decrease) in cash of discontinuing operations	3,106,821	(26,101,597)

Net increase (decrease) in cash and cash equivalents	727,534	(28,463,574)
Cash and cash equivalents, beginning of year	11,057,874	39,521,448
Cash and cash equivalents, end of year	11,785,408	11,057,874

Supplemental disclosure of cash flow information:
Cash paid during the year for income tax	(3,084,582)	(4,578,511)
Cash received during the year for tax refund	6,715,872	3,179,204
Cash paid during the year for registration rights penalty	-	(1,820,000)
Interest paid during the year	(1,498,952)	(701,216)

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debt to ordinary shares	-	5,750,000
Registration rights penalty paid in shares	2,881,299	-

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATION

The accompanying consolidated financial statements include the financial statements of American Dairy, Inc (the “Company” or “American Dairy”) and its subsidiaries.  The Company and its subsidiaries are collectively referred to as the “Group.”

The Company was incorporated in the State of Utah on December 31, 1985, originally with the name of Gaslight Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell. During 2003, the Company changed its name to American Dairy, Inc.

Effective May 7, 2003, the Company completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (“AFC”), a Delaware corporation. As a result, AFC became a wholly owned subsidiary of American Dairy.

AFC was incorporated in Delaware, with 50,000,000 authorized ordinary shares at a par value of $0.001 per share. AFC owns 100% of the registered capital of Heilongjiang Feihe Dairy Co., Limited (“Feihe Dairy”).  Feihe Dairy in turn owns 100% of the registered capital of BaiQuan Feihe Dairy Co. Limited (“Baiquan Dairy”), and Heilongjiang Sanhao Dairy Co., Limited (“Sanhao Dairy”) which was liquidated into Feihe Dairy in 2004, and 95% of Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (“Beijing Feihe”) and Qiqihaer Feihe Soybean Co., Limited (“Feihe Soybean”), with the other 5% being held in trust for the Company.  Feihe Dairy also owns 95% of the registered capital of Heilongjiang Feihe Kedong Feedlots Co., Limited (“Kedong Feedlots”), Heilongjiang Feihe GanNan Feedlots Co., Limited (“Gannan Feedlots”), and 99% of the registered capital of Heilongjiang Moveup Co., Limited (“Moveup”).

From 2006 onwards, the Company also owns 100% of the registered capital of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited (“Shanxi”), Langfang Flying Crane Dairy Products Co., Limited (“Langfang Feihe”) and GanNan Flying Crane Dairy Products Co., Limited (“Gannan”).

The core activities of subsidiaries included in the consolidated financial statements are as follow:
•	American Flying Crane Corporation – Investment holding
•	Langfang Flying Crane Dairy Products Co., Limited – Packaging and distribution of Flying Crane branded products
•	GanNan Flying Crane Dairy Products Co., Limited – Manufacturing and distribution of Flying Crane branded products
•	Heilongjiang Feihe Dairy Co., Limited – Manufacturing and distribution of dairy products under Feihe Trademarks
•	BaiQuan Feihe Dairy Co., Limited – Manufacturing and distribution of dairy products under Feihe Trademarks
•	Beijing Feihe Biotechnology Scientific and Commercial Co., Limited – Marketing and distribution of products under Feihe Trademarks and the Flying Crane brand
•	Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited – Manufacturing and distribution of Walnut products
•	Heilongjiang Feihe Kedong Feedlots Co., Limited – The intended activities are breeding and rearing of dairy cows, and distribution of fresh milk
•	Heilongjiang Feihe Gannan Feedlots Co., Limited – The intended activities are breeding and rearing of dairy cows, and distribution of fresh milk
•	Qiqihaer Feihe Soybean Co., Limited – The intended activities are manufacturing and distribution of soybean products
•	Heilongjiang Moveup Co., Limited – Marketing and distribution of third party dairy products

Apart from AFC, the subsidiaries’ principal country of operations is the People’s Republic of China (the “PRC”).

2.	PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated.

Acquisitions

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is allocated as a pro rata reduction of the amounts of the acquired assets, except for financial assets and current assets.  The residual amount, if any, is recognized directly in the consolidated statements of operations and comprehensive income.

Acquisition of companies under common control is recorded at the book value of the acquired companies.

Foreign currency translation

The Group’s principal country of operations is in the PRC. The financial position and results of operations of the subsidiaries are determined using the local currency (“Renminbi” or “RMB”) as the functional currency.

Translation of amounts from RMB into United States dollars (“US$” or “$”) for reporting purposes is performed by translating the results of operations denominated in foreign currency at the weighted average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency US$ are reported as a component of accumulated other comprehensive income in shareholders’ equity.

As of December 31, 2008 and 2007 the year end exchange rates applied for balances were RMB6.85 and RMB7.30 per US$, respectively, and the average exchange rates applied for transactions were RMB6.96 and RMB7.61 per US$, respectively.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand, demand deposits and highly liquid investments placed with banks or other financial institutions, which have original maturities less than three months.  The carrying amounts reported approximate their fair value.

Time deposits

Time deposits represent investments placed with banks or other financial institutions, which have maturities less than 1 year.  The carrying amounts reported approximate their fair value.

Investments

Investment in securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in shareholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

Investment at cost represents an investment in a non-marketable equity interest.  Fair value is not estimated unless impairment is indicated.  The Group considers that there is no impairment in the investment value as of December 31, 2008 and 2007.

Trade receivables, net, and notes and loans receivables, net

The Group’s trade receivables are due from trade customers. Credit is extended based on evaluation of customers’ financial condition. Trade receivable payment terms vary and amounts due from customers are stated in the financial statements net of an allowance for doubtful accounts. Receivables outstanding longer than the payment terms are considered past due. The Group determines its allowance by considering a number of factors, including the length of time the receivable is past due, the Group’s previous loss history, the counter party’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole. The Group writes off receivables when they are deemed uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Interest income from notes and loans receivables is recognized when earned, taking into account the principal amounts outstanding and the interest rates applicable.

Inventories, net

Inventories are comprised of raw materials, work-in-progress and finished goods and are valued at the lower of cost or market value. The value of inventories is determined using the weighted average cost method and includes any related production overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods include, direct labor cost and other costs directly applicable to the manufacturing process.

The Group estimates an inventory allowance for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.  Inventory amounts are reported net of such allowances

Construction in progress

All facilities purchased for installation, self-made or subcontracted are accounted for as construction in progress. Construction in progress is recorded at acquisition cost, including cost of facilities, installation expenses and interest. Upon completion and readiness for use of the project, the cost of construction in progress is transferred to property and equipment.

Interest costs associated with construction in progress are capitalized in the period they are incurred.  Interest is no longer capitalized when the asset is completed and ready for use.

Property and equipment, net

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Depreciation is provided over the estimated useful lives of the related assets using the straight-line method.  The estimated useful lives for significant property, plant and equipment categories are as follows:

Buildings and plant	20-33 years
Machinery and equipment	10-14 years
Office equipment	5 years
Motor vehicles	5-8 years

The Group reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.  There were no impairments recorded in the years ended December 31, 2008 and 2007.

Biological assets

Immature biological assets

Biological assets consist of dairy cows held in the Group’s pastures for milking purposes.  Immature biological assets are recorded at cost, including acquisition costs, transportation costs, insurance expenses, interest costs and feeding costs, incurred in bringing the asset to its intended productive state.  Once the asset reaches productive state, the cost of the immature biological asset is transferred to mature biological assets using the weight average cost method.

Interest costs associated with immature biological assets are capitalized in the period they are incurred.  Interest is no longer capitalized when the asset reaches its productive state.

Mature biological assets

Mature biological assets are recorded at cost. When mature biological assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Depreciation is provided over the estimated useful live of the mature biological assets of 5 years using the straight-line method.  The estimated residual value of mature biological assets is 10%.

Feeding and management costs incurred on mature biological assets are included as costs of goods sold on the consolidated statements of operations and comprehensive income.

The Group reviews the carrying value of biological assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current health status of the asset and production capacity.  There were no impairments recorded in the year ended December 31, 2008.

Prepaid leases

All lands in the PRC are state-owned and no individual land ownership right exists. The Group acquired the rights to use certain lands and the premiums paid for such rights are recorded as prepaid leases and amortized over the use terms of 40 to 50 years in the statements of operations using the straight-line method.

Certain of the land use rights can only be used by the Group to which the right was granted and cannot be transferred or sold to others.

Goodwill

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combination” (“SFAS No. 141”), goodwill represents the excess of the cost of an acquisition over the fair value of the group’s share of the net identifiable tangible and intangible assets acquired at the date of acquisition.

Goodwill is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. In the end of each year, the Group tests impairment of goodwill at the reporting unit level and recognizes impairment in the event that the carrying value exceeds the fair value of each reporting unit.

Deferred charges, net

Deferred charges represent issuance costs of convertible debt, which are deferred and amortized on a straight-line basis over the life of the associated debt from the date of issuance.  Such amortization is included as a separate item of expenses in ‘Other income (expenses) on the consolidated statements of operations and comprehensive income.

Convertible debt and embedded derivatives

The Company applies Accounting Principles Board (“APB”) Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (APB 14) to determine the classification of its convertible debt.  In accordance with APB 14, when convertible debt is issued and the conversion price is greater than the market value of the stock on issuance date, no value is apportioned to the conversion feature.  Therefore, convertible debt is entirely recorded in liabilities.

The Company identifies any embedded derivative instruments that may be contained within its convertible debt instruments in accordance with the provisions of SFAS No. 133 and records the fair value of such derivatives separately from the value of the host instrument. Changes in the fair value of the derivative instruments are recorded in the statements of operations and comprehensive income each reporting period. The fair value of the derivative at inception is also recorded as a discount to the face value of the convertible debt and is amortized as additional finance cost over the period of the debt.

Deferred income

From time to time, the Group receives funding from local authorities in the PRC to support their development of production facilities; these funds are recorded as deferred income when received.

Deferred income is amortized to the consolidated statements of operations and comprehensive income, when the facilities are completed and commenced depreciation, on a straight line basis over the life of the facilities, which is generally 20-33 years.

Financial instruments

Financial instruments of the Company primarily comprise cash and cash equivalents, notes and loans receivable, trade receivables, other receivables, time deposits, investment in mutual funds, notes and loans payable, debt securities such as convertible debt and long term debt, accounts payable, payable for property and equipment, payable for prepaid leases and other payables.  As of December 31, 2008 and 2007, their carrying values approximated their fair values.

Revenue recognition

Sales Revenue

Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are shipped to customers and the title has passed.

Revenue is shown net of sales returns, which amounted to less than 0.02% of total sales in each of the years ended December 31, 2008 and 2007.

Any shipping, handling or other costs incurred by the Group associated with the sale, are expensed as sales and marketing expenses in the period when the sale occurs. Such costs amounted to $5,056,821 and $2,704,171 during the years ended December 31, 2008 and 2007, respectively.

During 2007, the Group provided annual sales rebates to its distributors based upon sales volumes.  Sales rebates were recorded as a current liability at the time of the sale based upon the Group’s estimates of whether each customer would be entitled to rebates for the year.  At year end, the accrued rebate amount was adjusted to the actual amount earned.  Sales rebates were deducted from sales in the accompanying consolidated statements of operations and comprehensive income.

Government subsidy – tax refund

Sales revenues represent amounts invoiced, net of a value-added tax (“VAT”).  All of the Group’s products sold in the PRC are subject to Chinese VAT at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT paid by the Group on raw materials and other materials included in the cost of producing its finished products.  The VAT amounts paid and available for offset are maintained in other payables.

The Group’s entities that operate production facilities in the Kedong County in the PRC, namely Feihe Dairy and BaiQuan Dairy, receive 50% of the value added tax paid on inventory refunded as a local county incentive to support the local economy through employment of local residents. Such refunds are included in the consolidated statements of operations and comprehensive income as refunds of income tax and VAT taxes.

Feihe Dairy and Baiquan Dairy also benefit from the Business Promotion Policy Concerning Income Tax on Foreign Enterprises promulgated by the QiQiHaEr City Municipal Government, which provides foreign owned enterprises registered in QiQiHaEr City a tax holiday of seven years for full Enterprise Income Tax (“EIT”) exemption. The preferential tax treatment commenced in 2003 and expires in 2009.

Advances from customers

Revenue from the sale of goods is recognized when goods are shipped. Receipts in advance for goods to be shipped in the future are recorded as advances from customers.

Cost of goods sold

Cost of goods sold primarily consists of direct and indirect manufacturing costs, including production overhead costs, shipping and handling costs for the products sold.

Sales and marketing

Sales and marketing costs consist primarily of advertising and market promotion expenses, and other overhead expenses incurred by the Group’s sales and marketing personnel. Advertising expenses amounted to $11,116,857 and $14,813,976 during the years ended December 31, 2008 and 2007, respectively.

Advertising expenses are expensed as incurred.

Product display fees

The Company has entered into a number of agreements with resellers, whereby the Company pays the reseller an agreed upon amount to display its products. As prescribed by the Emerging Issues Task Force Issue 01-09, “Accounting for Consideration given by a Vendor to a Customer ¸” the Company has reduced sales by the amount paid under these agreements. For the years ended December 31, 2008 and 2007 these amounts were $7,025,104 and $5,854,451, respectively.

Employee benefit costs

According to the People’s Republic of China regulations on pension, a company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 20% of the employees’ salaries above a fixed threshold amount. Employees contribute 4% and the Company contributes the balance of 16%.

Share-based compensation

The Company adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which supersedes SFAS No. 123, “Accounting-Based Compensation” (“SFAS 123”) and APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under the fair value recognition provisions of SFAS 123(R), the Company is required to measure the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.

Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases.

Taxation

The Group must make certain estimates and judgments in determining income tax expense for financial reporting purposes. These estimates and judgments occur in the calculation of certain deferred tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial reporting purposes pursuant to FAS No. 109, Accounting for Income Taxes.

Refer to Note 5 to these Consolidated Financial Statements for further information regarding the components of the Group’s income tax expense.

Earnings per ordinary share

In accordance with SFAS No. 128, “Computation of Earnings Per Share” (“SFAS No. 128”), basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.  Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible debt (using the as-converted method).

Segment reporting

The Group has two reportable segments:  dairy products and dairy farm.  The dairy products segment produces and sells dairy products, such as wholesale and retail milk powders as well as soybean powder, rice cereal, walnut powder and walnut oil. The dairy farm segment operates the Group’s two dairy farms in the PRC, construction of which was commenced in 2007 and is expected to be complete in the fourth quarter of 2009.  As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are reserves for losses on trade receivables, notes and loans receivable, other receivables and deposits receivable; reserves for inventory; estimated useful lives of property and equipment and biological assets; and impairment of goodwill.

3.     ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 had no impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a non controlling interest (minority interest) as equity in the consolidated financial statements that is presented separate from the parent’s equity. The amount of net income attributable to the non controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The adoption of SFAS 160 is not expected to have impact on the Company’s financial statements.

In December 2007, FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The adoption of SFAS 141(R) is not expected to have impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 simplifies and codifies guidance on fair value measurements under generally accepted accounting principles. This standard defines fair value, establishes a framework for measuring fair value and prescribes expanded disclosures about fair value measurements. SFAS 157 is effective for the Company starting January 1, 2008, and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS 157 resulted in additional disclosures being presented on assets recorded at fair value (Note 12).

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133” (“SFAS 161”).  SFAS 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS No. 161 is effective for periods beginning after November 15, 2008. The Company has not yet determined the impact on its consolidated financial statements of adopting SFAS No. 161.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets the Company acquires in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited.  The adoption of FSP FAS 142-3 is not expected to have impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.  FAS 162 is effective 60 days following SEC approval.

In June 2008, the FASB issued Staff Position No. Emerging Issue Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which requires entities to apply the two-class method of computing basic and diluted earnings per share for participating securities that include awards that accrue cash dividends (whether paid or unpaid) any time common shareholders receive dividends and those dividends will not be returned to the entity if the employee forfeits the award. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and the interim periods within those years. Early adoption is prohibited and retroactive disclosure is required. The Company is currently evaluating the effect its adoption will have on the Company’s financial statements.

In June 2008, the FASB ratified EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The EITF will be effective for years beginning after December 15, 2008.  The Company is evaluating the impact of adopting the provisions of this EITF.

In December 2008, the FASB issued FASB Staff Position (“FSP”) FAS 132R-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132R-1”), to require employers to provide more transparency about the assets in their postretirement benefit plans.  The disclosures are required for the fiscal years ending after December 15, 2009.  The Company intends to adopt FSP FAS 132R-1 effective December 31, 2009.

In February 2008, the FASB issued FSP SFAS 157-2, “Effective Date of FASB Statement No. 157” (“F SP SFAS 157-2” ).  This statement defers fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. This deferral primarily impacts assets such as property, plant and equipment, intangible assets and goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others. The adoption of FSP SFAS 157-2 did not have a material impact on the Company’s financial position, results of operations or cash flows.

4.	CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, trade receivables, time deposits, deposit for equity investments and notes and loans receivable.

(1) Cash and cash equivalents and time deposits

The Company maintains certain bank accounts in the PRC which are not protected by FDIC insurance or other insurance.  Cash balance held in PRC bank accounts to $11,623,649 and $11,004,954 as of December 31, 2008 and 2007, respectively.  As of December 31, 2008 and 2007, the Company held $161,759 and $176,530 of cash balances within the United States of which $0 and $76,530 was in excess of FDIC insurance limits, respectively.

As of December 31, 2008 and 2007 substantially all of the Group’s cash and cash equivalents, time deposits, investment in mutual funds and short term notes receivable were held by major financial institutions located in the PRC and United States which management believes are of high credit quality.

(2) Sales and trade receivables

Nearly all of the Group’s sales are concentrated in the PRC and substantially all of the Group’s profits are generated from operations.  Accordingly, the Group is susceptible to fluctuations in its business caused by adverse economic conditions in the PRC.

The Group provides credit in the normal course of business and substantially all customers are located in the PRC.  The Group performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.  No individual customer accounted for more than 10% of net revenues during the years ended December 31, 2008 and 2007.

(3) Short term notes and loans receivable

Short term notes and loans receivable include a promissory note in the principal amount of $4,000,000 (the “Note”) issued by Huge Power Int’l S.A., a company organized in Samoa (“Huge Power”).  On June 27, 2007, the Company loaned a principal amount of $4,000,000 to Huge Power and Huge Power issued the Note.  The Note accrues interest at an annual rate of 8%, payable in cash semi-annually.  The Note matures on June 27, 2009.  Huge Power has made payments of interest under the Note; however, the Company has been unable to obtain the collateral that is required to be pledged according to the Note agreement.  As a result, the Company has provided an allowance for doubtful collection of the Note as a result of not receiving collateral.

5.	TAXATION

The components of income (loss) before income taxes from continuing operations consisted of the following:

	2008	2007
	US$	US$
Income (loss) subject to domestic income taxes only	7,208,685	(21,479,394)
Income (loss) subject to foreign income taxes only	19,931,453	33,251,659
Intercompany elimination	(13,003,376)	1,734,860
	14,136,762	13,507,125

The Company is subject to U.S. federal and state income taxes.  The Company’s subsidiaries incorporated in the PRC are subject to enterprise income taxes.  The provision for income taxes from continuing operations consisted of the following:

	2008	2007
	US$	US$
Current:
Federal	-	-
State	5,823	12,505
PRC	4,291,802	5,649,274
	4,297,625	5,661,779
Deferred:
Federal	-	-
State	-	-
PRC	(730,490)	-
	3,567,135	5,661,779

The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate on income from continuing operations before income taxes:

	2008	2007

Tax at Federal Statutory Rate	4,806,499	4,592,423
Deemed Dividend	0	944,741
Stock Compensation	122,971	86,045
Interest Expense	(1,127,998)	3,697,435
Gain and Loss on Debt extinguishment	(8,516,108)	0
Debt Discount	6,086,760	0
Other U.S. Permanent Differences	77,824	17,247
State Taxes	1,571	12,471
Change in Valuation Allowance	671,485	2,728,995
Foreign Rate Differential	3,749,815	(2,272,073)
Foreign Tax Holiday	(3,397,666)	(5,232,905)
Foreign Tax Surcharge	968,871	1,285,128
Others	123,111	(197,727)

	3,567,135	5,661,779

The following presents the aggregate dollar and per share effects of the Company's tax holidays:

The aggregate dollar effect of tax holiday
	2008	2007
Aggregate dollar effect of tax holiday	(3,397,666)	(5,232,905)
Per share effect—basic	$(0.20)	$(0.32)
Per share effect—diluted	$(0.19)	$(0.30)
Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are comprised of the following:

	2008	2007
	US$	US$
Net operating loss carryforward	5,223,638	1,819,767
Accrued liabilities and allowances	1,545,318	1,612,898
Debt restructuring costs	369,701	279,220
Others	(9,953)	(7,877)
PRC deferred tax assets	980,981	418,794
Gross deferred tax assets	8,109,685	4,122,802
Deferred tax liabilities	-	-
Total deferred tax assets	8,109,685	4,122,802
Valuation allowance	(7,379,195)	(4,122,802)
Net deferred tax assets	730,490	-

The Company has recorded a valuation allowance against all of its U.S. federal and state and PRC deferred tax assets at December 31, 2008 except for Feihe Dairy.  In accordance with FAS 109 and based on all available evidence, including the Company’s historical results and the uncertainty of predicting its future income, the valuation allowance reduces the Company’s deferred tax assets to an amount that is more likely than not to be realized.

For U.S. federal income tax purposes, the Company has net operating loss, or NOL carryforwards of approximately $15.3 million and $5.3 million, at December 31, 2008 and 2007, respectively. The 2008 net operating loss carryforwards will expire between 2022 and 2028 and the 2007 net operating loss carryforwards will expire between 2022 and 2027, if not utilized.  The company also has approximately $0.4 million and $0.4 million of net operating loss carryforwards for PRC enterprise income tax purposes, at December 31, 2008 and 2007, respectively.

On March 16, 2007, the PRC National People’s Congress passed the PRC Enterprise Income Tax Law (“New EIT Law”) which became effective on January 1, 2008.  The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. The New EIT Law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential tax treatment such as a reduced tax rate or a tax holiday.  On December 26, 2007, the PRC State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives (“Circular 39”).  Based on Circular 39, certain specifically listed categories of enterprises which enjoyed a preferential tax rate are eligible for a graduated rate increase to 25% over the 5-year period beginning from January 1, 2008.

In 2007, all of the Company’s PRC subsidiaries in the Group were governed by the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises (the “FEIT Law”) and the PRC Regulations for Enterprise Income Tax ( the “Domestic EIT Law”).  Under this regime the foreign invested enterprises (“FIE”) and domestic enterprises were generally subject to a tax rate of 33% in 2007.

Pursuant to Article 8 of the FEIT Law, a manufacturing enterprise that operates for at least 10 years was eligible to receive certain preferential tax treatments.  Moreover, a foreign invested manufacturing enterprise (“FIME”), starting from its first profitable calendar year after offset of accumulated tax losses, was entitled to a two-year exemption from enterprise income tax followed by a three year 50% reduction in its enterprise income tax rate.

Under the current tax regime in China, FIEs established prior to the promulgation of the New EIT Law have been offered a transitional policy and a grand-fathering of certain preferential tax treatments.  Thus, an enterprise that is entitled to preferential treatment in the form of enterprise income tax reduction or exemption prior to January 1, 2008 would continue to enjoy such preferential treatment until the expiration of the period.

Under the old tax regime in China, Feihe Dairy secured a combination of preferential tax treatments and government incentives in the respective jurisdictions where it conducted its manufacturing activities.  Feihe Dairy qualified for a full tax exemption of 33 percent for tax years beginning 2003 and 2004, and an 18 percent tax exemption for tax years 2005 through 2007.  In addition to the preferential tax treatment, Feihe Dairy received a tax subsidy from the local government for 100 percent of the enterprise income tax liability paid for tax years 2005 through 2009.  The tax subsidy arrangement with the local government is scheduled to expire in 2009.  Through these government incentives, Feihe Dairy received tax subsidies totaling $3.3 million and $4.4 million for the periods ended December 31, 2008 and 2007, respectively.  The tax subsidies received are recorded in “Other Income” on the Consolidated Statements of Operations and Comprehensive Income.

Under the old tax regime in China, Baiquan Dairy obtained a tax subsidy from the local government for 100 percent of the enterprise income tax liability paid for tax years 2004 through 2010.  The tax subsidy arrangement took effect in 2004.  However, Baiquan Dairy had losses for the periods ended December 31, 2008 and 2007.  Thus, Baiquan Dairy did not receive any tax subsidies during those periods.

Since Gannan Feihe, Shanxi Feihe and Langfang Feihe are considered FIMEs established prior to the promulgation of the New EIT law, they will enjoy 100% tax holidays for 2008 and 2009 and 50% tax holidays for 2010, 2011 and 2012.

The tax subsidies granted by the local government for the Company’s PRC subsidiaries may be modified or challenged by the central government or the tax authority.  If these incentives are modified, the Company may lose or significantly reduce the tax subsidy received from the local government, and will adversely affect the financial statements.

Undistributed earnings of the Company’s PRC subsidiaries amounted to approximately $88 million as of December 31, 2008.  Those earnings are considered to be permanently reinvested and accordingly, no deferred tax expense is recorded for U.S. federal and state income tax or applicable withholding taxes.  The PRC tax authorities have clarified that dividend distributions made out of pre-January 1, 2008 retained earnings will not be subject to withholding taxes.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, there were no material changes to the liability for unrecognized tax benefits.  Upon adoption, the Company had recorded $1.7 million of unrecognized tax benefits (excluding interest & penalty) with an offsetting receivable for $0.9 million of which $0.8 million, when recognized, will impact the effective tax rate. At December 31, 2007, the Company had $2.8 million of unrecognized tax benefits (excluding interest & penalty) with an offsetting receivable for $1.5 million of which $1.3 million, when recognized, will impact the effective tax rate. These non-current income tax liabilities are recorded in other long term liabilities in the Company’s consolidated balance sheet.

A reconciliation of the January 1, 2007 through December 31, 2008 amount of unrecognized tax benefits (excluding interest and penalties) is as follows:

Beginning balance at January 1, 2007	$1,701,010

Increase in unrecorded tax benefits taken in current year	$1,113,603

Ending balance at December 31, 2007	$2,814,613

Increase in unrecorded tax benefits taken in current year	$651,027

Ending balance at December 31, 2008	$3,465,640

At December 31, 2008, of the total $3.5 million in unrecognized tax benefits, $1.8 million represents the amount that if recognized, would favorably affect the effective income tax rate in any future periods.  At December 31, 2007, of the total $2.8 million in unrecognized tax benefits, $1.3 million represents the amount that if recognized, would favorably affect the effective income tax rate in any future periods.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. The Company had cumulatively accrued approximately $0.6 million and $0.3 million for estimated interest and penalties related to uncertain tax positions at December 31, 2008 and 2007, respectively.  For the twelve months ended December 31, 2008 and 2007, the Company recorded estimated interest and penalties of approximately $0.3 million and $0.2 million, respectively.

The Company and its subsidiaries are subject to taxation in the U.S. and the PRC. The Company’s U.S. federal and state income tax returns are generally not subject to examination by the tax authorities for tax years before 2004. With a few exceptions, the tax years 2004-2008 remain open to examination by tax authorities in the PRC.

6.	EARNINGS PER ORDINARY SHARE

The following table sets forth the computation of net income attributable to shareholders for calculating basic and diluted earnings per ordinary share for the fiscal years ended:

	December 31,
	2008	2007
	US$	US$
Net income attributable to shareholders – Basic	17,023,035	8,284,393
Effect of dilutive securities
Convertible notes	-	218,322
Net income attributable to shareholders – Diluted	17,023,035	8,502,715

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share for the fiscal years ended:

	2008	2007
Weighted-average shares – Basic	16,993,390	16,327,616
Effect of dilutive securities
Convertible notes	-	335,287
Warrants	643,472	1,034,094
Weighted-average shares – Diluted	17,636,862	17,696,997

For the year ended December 31, 2008, 1,473,437 shares of the Company’s ordinary shares attributable to the potential conversion of the 7.75% Convertible Notes due 2009 and 251,040 warrants were excluded from the calculation of diluted income per share because the conversion price or exercise price exceeded the average price of the Company’s ordinary shares.

For the year ended December 31, 2007, 1,376,168 shares of the Company’s ordinary shares attributable to the potential conversion of the 7.75% Convertible Notes due 2009 were excluded from the calculation of diluted income per share because the conversion price of the 7.75% Convertible Notes due 2009 exceeded the average price of the Company’s ordinary shares.

For the year ended December 31, 2007 a total of 1,950,549 shares of the Company’s ordinary shares attributable to the potential conversion of the 1% Guaranteed Senior Secured Convertible Notes due 2012 were excluded from the calculation of diluted income per share because the conversion price of the 1% Guaranteed Senior Secure Convertible Notes due 2012 exceeded the average price of the Company’s ordinary shares.

7.	NOTES AND LOANS RECEIVABLE

The notes and loans receivable amount included in the consolidated balance sheets for the years ended December 31, 2008 and 2007 were as follows:

(1) Short term notes and loans receivable

	2008	2007
	US$	US$
Bills receivable from banks in the PRC, due within three months	34,286	190,182
Loans receivable from an unrelated party, bearing interest at 5.85%, due on October 1, 2008	-	1,095,200
Promissory note, bearing interest at 8%, due on June 27, 2009 (See Note 4(3))	4,000,000	-
Loans receivable from an unrelated party, bearing interest at 10%, due on January 17, 2009	1,458,959	-
	5,493,245	1,285,382
Less: Allowance for doubtful note receivable	(4,000,000)	-
	1,493,245	1,285,382

(2) Long term notes and loans receivable

	2008	2007
	US$	US$
Loans receivable from an unrelated party, bearing interest at 10%, due on January 17, 2009	-	1,368,999
Promissory note, bearing interest at 8%, due on June 27, 2009 (See Note 4(3))	-	4,000,000
	-	5,368,999
Less: Allowance for doubtful note receivable	-	(4,000,000)
	-	1,368,999

8.	TRADE RECEIVABLES, NET

The trade receivables amount included in the consolidated balance sheets for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
	US$	US$
Trade receivables	13,586,828	5,188,760
Less: Allowance for doubtful accounts	(1,311,331)	(670,113)
Trade receivables, net	12,275,497	4,518,647

The movement of the allowance for doubtful notes and loans and trade receivables during the years was as follow:

	2008	2007
	US$	US$
Balance as at January 1	4,670,113	292,507
Add: Current year additions	641,218	4,377,606
Less: Current year deletions	-	-
Less: Current year charge offs	-	-
Balance as at December 31	5,311,331	4,670,113

9.	INVENTORIES, NET

The inventory amounts included in the consolidated balance sheets for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
	US$	US$
Raw materials	16,193,783	9,420,116
Work-in-progress	14,667,279	9,459,614
Finished goods	21,469,271	5,816,304
Total inventories, net	52,330,333	24,696,034

The movement of provision for inventory reserves during the years was as follow:

	2008	2007
	US$	US$
Balance as at January 1	744,067	147,687
Add: Current year additions	214,635	586,162
Less: Current year deletions	-	-
Less: Current year charge offs	(431,680)	-
Foreign exchange fluctuation	48,894	10,218
Balance as at December 31	575,916	744,067

The charge of $431,680 related to a write-off of the Company’s 2007 inventory provision, since all of the subject inventory was sold in 2008 at less than full value.

10.	INVESTMENT IN MUTUAL FUNDS – Available for sale

Investment in mutual funds is carried at fair value based on the quoted market prices of the underlying fund at December 31, 2008 and 2007.  Unrealized loss recorded for the years ended December 31, 2008 and 2007 was $104,865 and $0, respectively.

		Fair value measurement
Description	December 31,	Quoted prices in active markets of identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	US$	US$	US$	US$
Investment in mutual funds – 2008	77,504	77,504	-	-
Investment in mutual funds – 2007	171,125	171,125	-	-

11.	ADVANCES TO SUPPLIERS

Advances to suppliers consist primarily of advances for dairy cows, as well as advances for advertisements, inventories and equipment, not delivered at the balance sheet date.  The Company utilizes advances to suppliers in an effort to keep future purchasing prices stable and consistent. Advances to suppliers of Moveup are mainly advances paid to one trade agency, the key supplier from whom all goods sold through Moveup are imported, to guarantee imports.

Advanced amounts are refundable if the transaction is not completed by the other party in accordance with the terms of the contract or agreement.  No advances to suppliers were repaid in cash, and the Company has a minimal repayment history.

12.	DISCONTINUING OPERATIONS

In August 2007, an advance payment was made to Ausnutria Dairy (Hunan) Company Ltd. (“Ausnutria”), a distributor of milk powder and rice products in China, in connection with a proposed acquisition of 100% of the equity interest in Ausnutria.  The transaction did not close and the parties entered into renegotiations.

In October 2007, the Company entered into an equity purchase agreement (the “2007 EPA”) pursuant to which the Company agreed to purchase, through its subsidiary Moveup, 75% of the outstanding equity interests of Ausnutria, for consideration that included the amount of the advance payment previously made by the Company (the “2007 Transaction”).  The 2007 Transaction did not close because the sellers failed to comply with certain closing conditions under the equity purchase agreement, and the parties entered into renegotiations, including discussions regarding the Company’s proposed acquisition (directly or indirectly) of the other 25% of the outstanding equity interests of Ausnutria.  In connection with the 2007 Transaction, a deposit for investment of $28,269,857 was recorded in the financial records of Moveup.

In February 2008, a further deposit payment of $1,390,763 was made to Ausnutria Holding Co., Ltd., which indirectly owns Ausnutria, in connection with the efforts to resolve the incomplete transactions under the 2007 EPA.  At the end of December 31, 2008, a total deposit for investment of $31,586,473 was recorded in the financial records of Moveup, of which $1,925,852 of the increase was related to changes in exchange rates.

To resolve the incomplete transactions regarding Ausnutria, on December 16, 2008, the Group signed a letter of intent to sell all of the business activities and operations of Moveup.  Accordingly, Moveup is reflected in the Company’s consolidated financial statements as a discontinuing operations.  And on February 18, 2009, the Company, through its subsidiary Feihe Dairy, entered into a new equity purchase agreement pursuant to which Feihe Dairy and the minority shareholder of Moveup, Liu Sheng-Hui, each agreed to sell to Hunan Xindaxin Co., Ltd. 100% of their equity interests in Moveup for an aggregate consideration of RMB 296,500,000 (the “2009 Transaction”).  The agreement is subject to customary representations, warranties, covenants and indemnities.  The purchase price is payable in two tranches.  The Company received RMB75,000,000 from the purchasers, and the second tranche of RMB 221,500,000 has been deposited into an escrow account and will be released to Feihe Dairy and Mr. Liu upon satisfaction of the closing conditions under the agreement, including completion of the application for amendment of shareholders with the local counterpart of the State Administration of Industry and Commence in Kedong County, Heilongjiang Province, China.

Moveup received advances from the Group of $31,002,897 and $25,949,410 as of December 31, 2008 and 2007, respectively. The consideration received from the sale of Moveup will be used, among other uses, to repay these intra-Group advances.

The following table presents the components of discontinuing operations reported in the consolidated statements of operations and comprehensive income:

	For the years ended December 31,
	2008	2007
	US$	US$

Sales	38,979,045	2,069,595

Income from operations	8,593,564	659,868

Income tax expenses	2,130,686	217,757
Net income from discontinuing operations	6,462,878	442,111

The following table presents the major classes of assets and liabilities of discontinuing operations reported in the consolidated balance sheets:

	December 31, 2008	December 31, 2007
	US$	US$
Cash and cash equivalents	2,108,739	123,610
Trade receivables, net	4,376,878	-
Advances to suppliers	3,394,526	1,115,396
Inventories, net	1,573,374	-
Other receivables	938,867	107,651
Current assets of discontinuing operations	12,392,384	1,346,657

Deposit for equity investment	31,586,473	28,269,857
Other long term assets	545	644
Long term assets of discontinuing operations	31,587,018	28,270,501

Current maturities of long term debt	-	1,362,155
Accounts payable and accrued expenses	1,742,699	-
Payable to the Group	31,002,897	25,949,410
Other taxes payable	1,012,860	220,479
Advances from customers	429,580	231,493
Accrued employee benefits	433,355	429
Other payable	442,212	23,771
Current liabilities of discontinuing operations	35,063,603	27,787,737

Long term tax payable	395,176	-
Long term liability of discontinuing operations	395,176	-

13.	PROPERTY AND EQUIPMENT, NET

Property and equipment and related accumulated depreciation as of December 31 2008 and 2007 were as follows:

	2008	2007
	US$	US$

Buildings and plant	50,745,361	30,752,574
Machinery and equipment	47,680,884	27,054,642
Office equipment	797,562	432,969
Motor vehicles	1,183,861	805,299
	100,407,668	59,045,484
Less: Accumulated depreciation	(12,117,810)	(6,766,316)
Net book value	88,289,858	52,279,168

(1) Depreciation expenses

Depreciation expense for the years ended December 31 2008 and 2007 was $4,840,402 and $2,941,122, respectively, of which $3,700,632 and $2,426,182 were included as a component of cost of goods sold in the respective years.

(2) Pledged property and equipment

The net book value of buildings and equipment pledged for borrowings were $8,008,238 and $10,063,236 as at December 31, 2008 and 2007.

14.	CONSTRUCTION IN PROGRESS

The major construction projects under construction at December 31, 2008 and 2007 were as follow:

	2008	2007
	US$	US$
Feihe Dairy processing facilities	-	498,876
Langfang Feihe production factory facilities	9,950	4,994
Gannan production factory facilities	179,937	16,313,727
Shanxi walnut processing facilities	38,622	58,979
Gannan Pasture facilities	13,381,175	7,409,610
Kedong Pasture facilities	13,745,720	7,546,838
Soybean processing facilities	1,479,131	1,161,209
Others	13,424	15,759
Total	28,847,959	33,009,992

$4,149,543 and $1,158,912 of interest expense was capitalized in construction in progress for the years ended December 31, 2008 and 2007.

15.	BIOLOGICAL ASSETS

Biological assets included in the consolidated balance sheets for the year ended December 31, 2008 were comprised of:

2008
US$

Immature biological assets	23,784,479
Mature biological assets	1,490,171
Less: Accumulated depreciation	(6,816)
Net book value	25,267,834

(1) Depreciation expenses

Depreciation expense for the year ended December 31 2008 was $6,816, all of which was recorded in cost of goods sold.

(2) Pledged property and equipment

The net book value of biological assets pledged for borrowings was $19,995,659 at December 31, 2008.

(3) Capitalized interest

$1,999,630 of interest expense was capitalized in immature biological assets for the year ended December 31, 2008.

16.	GOODWILL

Goodwill represents excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired from the Shanxi minority interest acquisition in 2006.  Such amount is not tax deductible.

The Company has performed goodwill impairment tests relating to goodwill arising from its acquisition and concluded that there was no impairment as to the carrying value of goodwill as of December 31, 2008 and 2007.

17.	DEFERRED CHARGES, NET

Deferred charges represent direct issuance costs incurred in connection with the 1% Guaranteed Senior Secured Convertible Notes due 2012 that were issued in 2007 and costs incurred in connection with the note restructuring in 2008 (see Note 23(2)).  During the years ended December 31, 2008 and 2007, amortization expense was $657,258 and $369,794, respectively.

Amortization expense is estimated to be $107,396 for 2009 and $0 thereafter.

18.	NOTES AND LOANS PAYABLE

Notes and loans payable included in the consolidated balance sheets for the years ended December 31, 2008 and 2007 comprised of:

	2008	2007
	US$	US$

Note payable to a bank in the PRC, bearing interest at 7.29% per annum, secured by plant and machinery and prepaid leases, payable with interest on maturity, due on October 29, 2008	-	3,422,501

Note payable to a bank in the PRC, bearing interest at 7.47% per annum, unsecured, payable with interest on maturity, due on December 25, 2008	-	3,422,502

Note payable to a bank in the PRC, bearing interest at 8.019% per annum, unsecured, payable with interest on maturity, due on December 5, 2008	-	1,369,000

Note payable to a bank in the PRC, bearing interest at 7.47% per annum, unsecured, payable with interest on maturity, due on May 11, 2009	4,522,774	-

Note payable to a bank in the PRC, bearing interest at 7.47% per annum, secured by plant and machinery, payable with interest on maturity, due on May 11, 2009	2,772,023	-

Unsecured, non-interest bearing loan payable to an unrelated party, due on demand.	442,600

Unsecured, non-interest bearing loan payable to County Finance Department, due on demand. (i)	318,053	298,443

Total	8,055,450	8,512,446

(i)  Shanxi received funding from the local County Finance Department for its construction of the production facilities in the region.  Although, no repayment terms were attached with the funds, the Company considers them to be unsecured, non-interest bearing loans from the County Finance Department that are repayable on demand.

None of the notes and loans payables have restrictions or covenants attached.

19.	RELATED PARTY TRANSACTIONS

Due from/to related parties included in the consolidated balance sheets for the years ended December 31, 2008 and 2007 comprised of:

	2008	2007
	US$	US$
Due from related parties:
Due from Directors of the Group	33,011	50,855
Due from related companies	232,468	64,622
Total	265,479	115,477

	2008	2007
	US$	US$
Due to related parties:
Due to Directors of the Group	33,156	129,222
Due to related companies	730,833	20,788
Loan payable to a related party	253,410	251,550
Total	1,017,399	401,560

(1) Due from/to Directors of the Group

As part of normal business operation, Directors of the Group will from time to time incur routine expenses on behalf of the Group, or receive general advances from the Group for settlement of Group expenses, such as travel, meals, and other business expenses.  The amounts advanced are settled periodically throughout the year and amounts outstanding at year end are short term in nature and due on demand. During 2008, advances to directors aggregated to $163,499 and repayments to directors aggregated to $181,343.

As of December 31, 2008 and 2007, the Group had the following balances due from its Directors:

	2008	2007
	US$	US$

Liu Hua	28,483	47,208
Directors of subsidiaries in the PRC	4,528	3,647
Total	33,011	50,855

As of December 31, 2008 and 2007, the Group had the following balances due to its Directors:

	2008	2007
	US$	US$

Leng You-Bin	32,608	41,606
Liu Sheng-Hui	-	87,616
Directors of subsidiaries in the PRC	548	-
Total	33,156	129,222

(2) Due from/to related companies

Mr. Leng You-Bin is the Chairman, Chief Executive Officer, President, and General Manager of the Group.  During the years ended December 31, 2008 and 2007, the Group sold goods to companies owned by close family members of Mr. Leng You-Bin, including one company, Heilongjiang Feihe Yuanshengtai Co., Ltd directly owned by Mr. Leng You-Bin, on an arm’s length basis.

For the years ended December 31, 2008 and 2007, the Group made sales of goods to the following related companies:

	2008	2007
	US$	US$

Tangshan Feihe Trading Company	1,216,948	790,331
Qinhuangdao Feihe Trading Company	476,397	107,421
Dalian Hewang Trading Company	90,629	25,400
Total	1,783,974	923,152

As of December 31, 2008 and 2007, the Group had the following balances due from its related companies:

	2008	2007
	US$	US$

Tangshan Feihe Trading Company	177,524	64,622
Qinhuangdao Feihe Trading Company	54,944	-
Total	232,468	64,622

As of December 31, 2008 and 2007, the Group had the following balances due to its related companies for payments for goods received in advance:

	2008	2007
	US$	US$

Heilongjiang Feihe Yuanshengtai Co., Ltd	729,480	-
Qianhuangdao Feihe Trading Company	-	16,412
Dalian Hewang Trading Company	1,353	4,376
Total	730,833	20,788

(3)  Loan payable to related parties

The Group has an outstanding loan payable to a charitable organization set up by Leng You-Bin for underprivileged children in the Heilongjiang province of the PRC, of $253,410 and $251,550 at December 31, 2008 and 2007, respectively.  The loan is unsecured and bears interest at 5.85% per annum and is payable on demand.

20.	ADVANCES FROM EMPLOYEES

Advances from employees represent temporary funding by employees to improve cash flow and working capital of the Company. The advances were unsecured, interest free and repayable within one year.

21.	EMPLOYEE BENEFITS

The full-time employees of the Company’s subsidiaries that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the consolidated statements of operations and comprehensive income for such employee benefits amounted to approximately $1,893,632 and $714,055 for the years ended December 31, 2008 and 2007, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

Effective January 1, 2007, the Company established the American Dairy Inc 401(k) Profit Sharing Plan and Trust (the “Plan”).  The Plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed at least six months of service, and have worked a minimum of 1,000 hours in the past Plan or anniversary year.

Under provisions of the Plan, the Company, for any plan year, has contributed an amount equal to 100% of the participant’s contribution or 5% of the participant’s eligible compensation, whichever is less.  The Company may, at its own discretion, make additional matching contributions to participants.  Company contributions, net of forfeitures, amounted to $12,545 and $2,016 in the years ended December 31, 2008 and 2007, respectively.

22.	LONG TERM DEBT

Long term debt comprised of the following as of December 31, 2008 and 2007:

	2008	2007
	US$	US$

Loan payable to a bank in the PRC, bearing interest at 5.76%, secured by buildings and payable in monthly installments of $9,058, including interest. The Loan commenced in 2004 and matures on September 30, 2012	407,597	484,455

Loan payable to a bank in the PRC, bearing interest at 7.47%, unsecured, guaranteed by Feihe Dairy (1), and payable in installments of $2,917,919 on October 28, 2009 and $933,734 on October 28, 2010. The Loan commenced in October 29, 2008	3,851,653	-

Loan payable to a bank in the PRC, bearing interest at 7.47%, secured by biological assets, guaranteed by Feihe Dairy (1), and payable on October 20, 2011. The Loan commenced on October 29, 2008	3,918,765	-

Loan payable to a bank in the PRC, bearing interest at 7.47%, secured by biological assets, guaranteed by Feihe Dairy (1), and payable in installments of $3,443,144 on October 28, 2010 and $551,487 on October 28, 2011. The Loan commenced in October 29, 2008	3,994,631	-

Loan payable to local government, bearing no interest, unsecured and payable on maturity. The Loan commenced on January 29, 2008 and matures on December 31, 2009	992,092	-

	13,164,738	484,455
Less: current portion of long term debt	(4,018,704)	(101,990)
	9,146,034	382,465

(1) In connection with the purchase of long-lived fixed assets of Kedong Farms, Feihe Dairy guaranteed the loans payable to a bank in the PRC for a period of one year, beginning on October 29, 2008 and ending on October 28, 2009.  The maximum potential future amount under the terms of the guarantee is RMB 251,510,000.

Principal payments due by year for the next five years and thereafter on long term debt are as follows:

Year ended December 31,	Future repayments
US$

2009	4,018,704
2010	4,485,570
2011	4,578,945
2012	81,519
13,164,738

None of the long term debt has restrictions or covenants attached.

23.	CONVERTIBLE DEBT, NET

Convertible debt consisted of the following as of December 31, 2008 and 2007:

	2008	2007
	US$	US$

7.75% Convertible Notes due 2009, net of discount of $467,967 and $1,091,919 at December 31, 2008 and 2007, respectively	17,732,033	17,108,081

1.00% Guaranteed Senior Secured Convertible, including guaranteed redemption accrual of $0 and $8,151,867, and note discount of $7,190,107 and $50,022,177 at December 31, 2008 and 2007, respectively	73,809,893	38,129,690

	91,541,926	55,237,771
Less: current portion	(91,541,926)	-
	-	55,237,771

(1)   7.75% Convertible Notes Due 2009

On October 3, 2006, pursuant to a subscription agreement, the Company issued an aggregate principal amount of $18,200,000 in 7.75% Convertible Notes due 2009 (the “2009 Notes”) and warrants to purchase up to an aggregate of approximately 251,000 shares of Common Stock (the “Warrants”).  The value of the Warrants of $1,871,859 was recorded as a discount to the value of the 2009 Notes and was to be amortized to interest expense over the term of the 2009 Notes.

The 2009 Notes mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and payable in ordinary shares at maturity, and contain customary representations, warranties, and events of default, including failure to pay amounts due under the 2009 Notes, failure to comply with certain covenants, and the occurrence of certain insolvency events.  The principal and accrued and unpaid interest due under the 2009 Notes may be converted at the option of the holder into ordinary shares at an initial conversion price of $14.50 per share.  The conversion price is subject to adjustments for dividends, subdivisions, combinations, and other events.  Subject to the same adjustments, the Warrants permit the holders to acquire, at any time prior to October 2, 2012, an aggregate of approximately 251,000 ordinary shares at an initial exercise price of $14.50 per share.  As of December 31, 2008, the conversion price of the 2009 Notes and the exercise price for the Warrants was $14.50 per share.

The subscription agreement contains customary representations, warranties, indemnities and covenants, including covenants by the Company to maintain its securities exchange listing and to comply with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The subscription agreement also grants holders of the 2009 Notes a right of first refusal to purchase an aggregate amount of up to 25.00% of any securities the Company may propose to sell.

In connection with the issuance of the 2009 Notes, the Company entered into a registration rights agreement pursuant to which Company agreed to file, by January 3, 2007, a registration statement covering the resale of the ordinary shares issuable upon conversion of the 2009 Notes and upon exercise of the Warrants.  The Company also agreed to register, on one occasion and prior to October 3, 2011, shares issued on conversion of interest payable on the 2009 Notes if such shares have not been included in a prior registration statement.  If the Company failed to meet these registration obligations, or if the SEC did not declare such registration statements effective within 120 days of the filing thereof, the Company agreed to pay an additional amount equal to 2.00% of the principal amount of each holder’s 2009 Notes per month, payable monthly in cash or, at the option of the holder, in ordinary shares at the then-applicable conversion price per share (the “2% Payment”).  The registration rights agreement also grants piggy-back, demand and S-3 registration rights to the holders of ordinary shares issuable upon conversion of the 2009 Notes.  The Company was not in compliance with the requirement under the registration rights agreement to file a registration statement by January 3, 2007 and to cause it to become effective within 120 days.  As all of the holders of the 2009 Notes have waived the 2% Payment for the periods in 2007 prior to May 3 and after September 30, the Company made the 2% Payment for the period from May 3, 2007 through September 30, 2007, equal to $1,820,000, which was charged to earnings for the year ended December 31, 2007.

On November 12, 2008, the Company entered into an agreement with the holders of the 2009 Notes pursuant to which the Company agreed to issue to such holders an aggregate amount of 216,639 ordinary shares ($2,881,299, excluding $720,000 accrued at December 31, 2007) and such holders waived claims to additional payments under the registration rights agreement relating to the 2009 Notes.  The agreement contains customary representations and warranties, as well as security and inter-creditor provisions.  In connection with the agreement, the Company amended and restated the 2009 Notes (the “New 2009 Notes”), amended and restated the warrants issued therewith (the “New Warrants”), and amended the prior registration rights agreement.

The New 2009 Notes were issued in an aggregate principal amount of $18,200,000, mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and payable in ordinary shares at maturity.  The New 2009 Notes contain representations, warranties, and events of default, including default for failure to pay amounts due under the New 2009 Notes, failure to comply with certain covenants, the occurrence of certain insolvency events, certain events regarding the security interests, and cross-defaults under the 2012 Notes or any other indebtedness exceeding $2,000,000.  The principal and accrued and unpaid interest due under the New 2009 Notes may be converted at the option of the holder into ordinary shares at an initial conversion price of $14.50 per share.  The conversion price is subject to adjustments for dividends, subdivisions, combinations, or issuances of ordinary shares, warrants or similar rights at a price per share less than the conversion price then in effect.  Subject to the same adjustments, the New Warrants permit the holders to acquire, at any time prior to October 2, 2012, an aggregate of approximately 251,000 ordinary shares at an initial exercise price of $14.50.

The New 2009 Notes are guaranteed by AFC and secured by a pledge of all of the Company’s equity interest in AFC and a pledge of 2,664,340 shares of ordinary shares held by Leng You-Bin, the Chairman, Chief Executive Officer, President, and General Manager of the Company.  The guarantees and security interests are subordinate to those securing the 2012 Notes.

The amendments to the registration rights agreement extend the existing demand, piggy-back and S-3 registration rights to the holders of ordinary shares issued in connection with the release of claims to additional payments under the prior registration rights agreement.  In addition, the amendments restate the penalties for the Company’s failure to comply with registration and other covenants.  In particular, the Company agreed to pay additional interest, accruing at 1.00% of the principal amount of each holder’s New 2009 Notes per month and payable monthly in cash or, at the option of the holder, ordinary shares at the then-applicable conversion price per share, upon the occurrence of certain events.  These events include the Company’s failure to file a registration statement by January 3, 2007, the Company’s failure to file a registration statement by the three month anniversary of any demand registration notice, if sales of all registrable securities cannot be made pursuant to the registration statement, if the ordinary shares ceases to be listed or traded in qualifying exchanges or markets, if a qualifying initial public offering has not occurred on or before June 30, 2009, if the Company fails to keep public information available, if the Company fails to file in a timely manner all reports and other documents it is required to file with the SEC, or if the Company fails to maintain its Exchange Act registration.  In connection with the amended registration rights agreement, the holders of the 2009 Notes agreed that the Company will only be obligated to make additional interest payments to them if a resale registration statement is not effective by June 30, 2009 or if the Company is unable to timely comply with its reporting and filing obligation under the Exchange Act by April 15, 2009.

(2)   1.00% Guaranteed Senior Secured Convertible Notes Due 2012

On June 1, 2007 and June 27, 2007, pursuant to a notes purchase agreement and related agreements, the Company issued an aggregate principal amount of $60,000,000 and $20,000,000, respectively, in 1% Guaranteed Senior Secured Convertible Notes due 2012 (the “2012 Notes”).  The 2012 Notes accrue interest at an annual rate of 1.00%, payable in cash on June 1 and December 1 of each year, and mature on the five-year anniversary of their issuance.  The 2012 Notes have been guaranteed by certain of the Company’s subsidiaries and secured by a pledge of all of the Company’s equity interest in AFC and a pledge of 2,664,340 ordinary shares held by Leng You-Bin, the Chairman, Chief Executive Officer, President, and General Manager of the Company.  Costs of $3,697,934 associated with the 2012 Notes were capitalized as a deferred charge and are shown as an other asset as of December 31, 2007.  These costs were to be amortized over the term of the 2012 Notes.  Amortization of $657,258 and $369,794 was charged to expense during the years ended December 31, 2008 and 2007, respectively.

The principal amount of the 2012 Notes is convertible into ordinary shares at the option of the holder at an initial conversion price of $24.00 per share. On March 1, 2008, pursuant to a semi-annual reset provision based on the volume-weighted 30-day average trading price of the ordinary shares, the conversion price of the 2012 Notes was reset to $12.00 per share. The conversion price is also subject to adjustments for dividends, subdivisions, issuances of ordinary shares or warrants below current market prices, and other events. If not previously converted or repurchased, upon maturity the Company must redeem the 2012 Notes at a price equal to $228,776 per each $100,000 in principal amount of 2012 Notes.  As of December 31, 2007, the Company had accrued $8,151,867 of the redemption amount related to the 2012 Notes.

The notes purchase agreement contains representations, warranties, indemnities and covenants, including covenants by the Company and controlling shareholders to use best efforts to effect a qualifying initial public offering by December 1, 2008, to provide certain additional security for the 2012 Notes, to file timely all required reports under the Exchange Act, and not to take certain other actions regarding any potential acquisition of equity securities of the Company or any tender offer, exchange offer, merger, consolidation, or sale of all or substantially of the Company’s assets.

The indentures under which the 2012 Notes were issued contain covenants restricting the Company’s operations, including restrictions on its use and maintenance of its properties, incurrence of indebtedness, declaration or payment of dividends or other distributions, repurchase of capital stock or subordinated obligations, making investments, incurrence of liens, sale of assets, use of proceeds from the sale of the 2012 Notes, and engaging in business unrelated to dairy and related food products.  The indentures also require the Company to maintain tangible net worth ratios, to complete a qualifying initial public offering of Common Stock by December 1, 2008, to repurchase some or all of its 2012 Notes from electing holders upon certain assets sales, upon certain change of control transactions or if the ordinary shares cease to trade on a qualifying U.S. stock exchange, and to file reports under the Exchange Act with the SEC.  In addition, the outstanding 2012 Notes would accrue additional interest at an annual rate of 5% if a qualifying initial public offering had not occurred by December 1, 2008.  The Company would also be obligated to pay an additional amount equal to 3.0% of the principal amount of the outstanding 2012 Notes if a qualifying initial public offering had not occurred by December 1, 2008 and an additional amount equal to 1.0% of the principal amount of the outstanding 2012 Notes if the Company fails to retain a qualified auditor at any time after May 1, 2008.  The indentures also contain customary events of default, including any failure to pay any interest, principal, or premium on the 2012 Notes, failure to comply with certain covenants, the occurrence of certain insolvency events, defaults under or failure to pay when due any other indebtedness exceeding $2,000,000, and certain events regarding the security interests.

In connection with the issuance of the 2012 Notes, the Company entered into a registration rights agreement and an investor rights agreement with holders of the 2012 Notes.  The registration rights agreement requires the Company to file certain registration statements and provides that the Company’s failure to do so will result in additional interest accruing at an annual rate of 0.25% for the first 90 days and thereafter at an annual rate of 0.50% (the “Registration Rights Penalty”).

Pursuant to the investor rights agreement, the Company granted Citadel Equity Fund Ltd, one of the holders of the 2012 Notes, a right of first refusal to purchase any securities the Company may propose to issue or sell until June 1, 2012. During the fiscal year ended December 31, 2007, Citadel beneficially owned in excess of 5% of the Company’s issued and outstanding ordinary shares.

At the date of issuance of the 2012 Notes, the Company determined that the convertible note instrument contained embedded derivatives. The fair value of the embedded derivatives was determined to be $53,298,331 and was recorded as a derivative liability at inception. That amount was accreted through charges to the statements of operations and comprehensive income using the effective interest method over the period of the 2012 Note obligations. At December 31, 2007, the fair value of the derivatives was $50,019,300. The reduction in the fair value of the derivative was also recorded in the statements of operations and comprehensive income as gain on derivatives during the year ended December 31, 2007.

On March 1, 2008, pursuant to the indentures governing the 2012 Notes, the conversion price of the 2012 Notes was reset to $12.00 per share.

On November 12, 2008, the Company entered into a supplemental indenture with respect to the 2012 Notes.  The supplemental indenture grants each holder of the 2012 Notes the option to elect that the Company repurchase all or any portion of such holder’s 2012 Notes, at a repurchase price of 115% of the principal amount of 2012 Notes for which such holder elected early repurchase.  On November 13, 2008, the holders of 100% of the outstanding 2012 Notes elected to exercise the early repurchase option with respect to all of the outstanding 2012 Notes, which obligates the Company to repurchase the 2012 Notes for an aggregate amount of $92,000,000 in accordance with the terms and conditions of the supplemental indenture.  Accordingly, the Company has paid $15,333,333 to the holders of the 2012 Notes, of which $11,000,000 was paid in November 2008, and $4,333,333 was paid in January 2009, and the Company is obligated to pay an additional $15,333,333 by each of April 15 and July 15, 2009 and to pay the remaining $46,000,000 by October 15, 2009.  As part of the first repurchase payment, the Company also paid $407,000 in accrued and unpaid interest and accrued registration rights penalty to holders of the 2012 Notes.  As a result of the repurchase election, interest on all 2012 Notes ceased to accrue after November 13, 2008 and the 2012 Notes may not be converted into ordinary shares of Common Stock, subject to the Company’s making the required repurchase payments.  Holders of the 2012 Notes are entitled to all other rights and privileges as holders of the 2012 Notes until the required repurchase payments are paid in full.  Costs of $123,354 associated with the 2012 Notes restructuring were capitalized as a deferred charge and are shown as an other asset as of December 31, 2008.  These costs are amortized over the term of the restructured Notes.  Amortization of $16,957 was charged to expense during the year ended December 31, 2008.

The Company’s failure to make the required repurchase payments on April 15, 2009, July 15, 2009 or October 15, 2009 will not constitute an event of default under the indentures, although certain waivers granted to the Company under the supplemental indenture, described below, would terminate, interest would recommence accruing on the 2012 Notes, and the holders of the 2012 Notes could exercise their conversion rights under the indentures.

In the supplemental indenture, the Company obtained waivers and consents from the holders of the 2012 Notes.  These waivers and consents allow the Company to incur additional debt and liens in connection with funding the repurchase of the 2012 Notes and for certain operating purposes, waive its compliance with tangible net worth and leverage ratio requirements, waive the requirement that the Company repurchase 2012 Notes from electing holders if the ordinary shares cease to trade on a qualifying U.S. stock exchange, and waive the requirement that the Company file Exchange Act reports to the extent its non-compliance is due to or results from the previously announced re-audit of its financial statements.

In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” the terms of the 2012 Notes entered into on November 12, 2008 were substantially different to the previous terms of the 2012 Notes. Therefore, this transaction was accounted for as an extinguishment of debt as set forth in SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This resulted in $30,497,268 of gain recognized in the consolidated statements of operations and comprehensive income in the year ended December 31, 2008.

The embedded derivatives contained in the original terms of the 2012 Notes were also extinguished on November 12, 2008.  However, prior to extinguishment, the fair value of the derivatives measured using the using the Monte Carlo simulation approach was increased to $58,340,781, resulting in a loss of $8,321,481 recorded in the statements of operations and comprehensive income during the year ended December 31, 2008.

Principal payments due are $99,200,000 in 2009 and $0 thereafter.

24.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2008 and 2007 consist of the following:

	2008	2007
	US$	US$

Accrued selling expenses	6,802,837	2,889,739
Other payable	3,817,556	2,940,919
	10,620,393	5,830,658

25.	OTHER PAYABLE

Other payable as of December 31, 2008 and 2007 consists of the following:

	2008	2007
	US$	US$

Payable for property and equipment	6,358,939	4,883,238
Payable for leases	2,054,553	1,945,519
Other tax payable	4,454,081	55,428
Others	6,646,108	3,528,971
	19,513,681	10,413,156

26.	ORDINARY SHARES AND EQUITY TRANSACTIONS

The Company has 50,000,000 shares of authorized ordinary shares with a par value $0.001 per share.

(1) During 2007, the Company had the following stock transactions:

The Company issued 505,698 shares of its ordinary shares pursuant to the exercise of warrants at various exercise prices for a total consideration of $1,100,047.

The Company issued 49,250 shares of restricted ordinary shares valued at $1,060,750, of which $409,500 was for bonuses to directors and $651,250 was for consulting services to independent consultants.  The expense related to the consulting services is recorded in general and administrative expenses in the consolidated statements of operations and comprehensive income.

The Company issued 575,000 shares of its ordinary shares pursuant to the conversion of $5,000,000 of Series B convertible notes with accrued interest of $750,000, at a conversion price of $10.00 per share.

(2) During 2008, the Company had the following stock transactions:

The Company issued 3,000 shares of its ordinary shares pursuant to the exercise of warrants at an exercise price of $2.25 for a total consideration of $6,750.

The Company issued 72,500 shares of restricted ordinary shares valued at $1,092,651 of which $753,500 was for bonuses to directors and $339,150 was for bonuses to employees.

On October 15, 2008, pursuant to the Company’s 2003 Incentive Stock Plan (the “Plan”), an option to purchase 80,000 shares valued at $562,758 was granted to an employee.  As the option vests one year from date of grant, $140,689 was allocated to the year ended December 31, 2008 using the straight line method as described in Note 27(1).

On November 12, 2008, the Company issued to holders of the 2009 Notes 216,639 ordinary shares valued at $2,881,299, in connection with an agreement reached with the holders to waive claims to additional payments under the registration rights agreement relating to the 2009 Notes as described in Note 23(1).

27.	OPTION PLAN AND WARRANTS

(1)  2003 Share Incentive Plan

Effective May 7, 2003, the Company adopted and approved its 2003 Incentive Stock Plan (the “Plan”), which reserved 3,000,000 ordinary shares for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of the Company which may be subject to restrictions. The Company applies FASB 123(R) and related interpretations in accounting for the Plan. Compensation for services that a corporation receives under FASB 123(R) through share-based compensation plans should be measured by the quoted market price of the stock at the measurement date less the amount, if any, that the individual is required to pay.  Compensation expense for share-based compensation of $1,233,339 and $1,060,750 were recorded during the years ended December 31, 2008 and 2007 related to the Plan.

No stock appreciation rights have been issued under the Plan.

On October 15, 2008, an option to purchase 80,000 shares was granted to an employee that vests on the 12-month anniversary of the date of grant, conditioned upon continued employment on such date, and have a contractual life of 4 years.  The fair value of the option award is estimated on the date of grant using the Black-Scholes option valuation model to be $562,758, of which $140,689 was recorded as compensation cost in the year ended December 31, 2008.  The valuation was based on the assumptions noted in the following table.

Expected volatility	90.7%
Expected dividends	0%
Expected term (in years)	4 years
Risk-free rate	2.7%

A summary of option activity under the Plan as of December 31, 2008 and movement during the year then ended are as follow:

	Options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term
		US$	US$
Outstanding at January 1, 2008	-	-	-	-
Granted	80,000	12.00	317,600	3.8
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Outstanding at December 31, 2008	80,000	12.00	317,600	3.8

The weighted average grant date fair value per options granted during the years ended December 31, 2008 was $7.03.

A summary of the status of the Company’s non-vested options as of December 31, 2008 and movements during the year then ended are as follow:

	Options	Weighted average granted date fair value
		US$
Non-vested at January 1, 2008	-	-
Granted	80,000	7.03
Vested	-	-
Forfeited or expired	-	-
Non-vested at December 31, 2008	80,000	7.03

As of December 31, 2008, there was $422,069 of unrecognized compensation cost related to non-vested share-based compensation granted under the Plan.  The cost is expected to be recognized over a period of 10 months.

(2)  Warrants

As of December 31, 2008, the Company had 1,045,983, warrants outstanding at an average exercise price of $5.06 per warrant. The warrants will expire at various dates, with 794,943 expiring in 2009 and 251,040 expiring in 2012.

During the years ended December 31, 2008 and 2007, 3,000 and 505,698 warrants, respectively, were exercised at various exercise prices, resulting in proceeds of $6,750 and $1,100,047, respectively, to the Company.

	Warrants	Average exercise price
		US$
Outstanding warrants at January 1, 2007	1,554,681	4.11
Warrants granted	-	-
Exercised	(505,698)	2.17
Expired	-	-
Outstanding warrants at December 31, 2007	1,048,983	5.05
Warrants granted	-	-
Exercised	(3,000)	2.25
Expired	-	-
Outstanding warrants at December 31, 2008	1,045,983	5.06

Information regarding the warrants outstanding at December 31, 2008 is summarized as below:

	Warrants outstanding at
	December 31, 2008
		Weighted
		Average	Weighted
		Remaining	Average
Exercise Prices	Warrants	Contractual	Exercise
US$	Outstanding	Life (years)	Price US$

1.50	184,543	0.8	1.50
2.25	610,400	0.7	2.25
14.50	251,040	3.8	14.50

	1,045,983

28.	STATUTORY RESERVES

Relevant PRC laws and regulations permit payments of dividends by the Company’s PRC subsidiaries and affiliates only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the statutory general reserve fund requires annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends.  As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries and affiliates are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances.

29.	COMMITMENTS AND CONTINGENCIES

(1)  Operating lease arrangements

The Group has entered into leasing arrangements relating to office premises and computer equipment that are classified as operating leases. There were no minimum future rental payments under non-cancellable operating leases having remaining terms in excess of one year.

Rent expenses incurred and expensed to consolidated statements of operations and comprehensive income during the years ended December 2008 and 2007 amounted to $120,704 and $12,000, respectively.

(2)  Capital commitments

Capital commitments for purchase of property and equipment and biological assets as of December 31, 2008 were approximately $16,472,057.

(3)  Land use rights

All lands in the PRC are state-owned and no individual land ownership rights exist.  The Group has obtained land use rights certificates for the land on which its facilities are located, except that Langfang Feihe is in the process of obtaining such a certificate.

Feihe Dairy entered into a land use right contract on January 13, 2006 with the Bureau of Land and Real Estate of Langfang Economic and Technology Development Zone in Hebei Province, China, as amended by a supplementary contract dated January 13, 2006, which sets forth rights to use the land on which Langfang Feihe’s facilities are located.  Feihe Dairy is applying to assign its rights under the contract to Langfang Feihe.  Management believes that this contract adequately evidences Langfang Feihe’s right to use the land, and that there should be no legal obstacle to Langfang Feihe’s use of the land or obtaining a certificate of land use right.  However, in the event that Langfang Feihe fails to obtain such a certificate, there is a risk that the PRC government may deem Langfang Feihe’s operations illegitimate or impose penalties and fines.  While present, however, management believes that this possibility is remote.

(4) Other assets

Substantially all of the Group’s assets and operations are located in the PRC.  The Company is self-insured for all risks and carries no liability or property insurance coverage of any kind.

30.	SEGMENTS

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” based upon the manner in which internal financial information is produced and evaluated by the Group’s chief operating decision maker, the Group has determined that it has two reportable segments: dairy products and dairy farm. The dairy products segment produces and sells dairy products, such as wholesale and retail milk powders, as well as soybean powder, rice cereal, walnut powder and walnut oil.  The dairy farm segment operates the Group’s two dairy farms in the PRC, construction of which was commenced in 2007 and is expected to be complete in the fourth quarter of 2009.  The Group’s two dairy farms provide milk to the Group.  As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

The segment information for the reportable segments for the year ended December 31, 2008 is as follows:

	Dairy products	Dairy farms	Corporate	Total
	US$	US$	US$	US$
Revenues from external customers	193,191,710	-	-	193,191,710
Intersegment revenues	-	91,299	-	91,299
Interest revenue	254,457	5,242	320,025	579,724
Interest expenses	1,041,447	183	18,401,184	19,442,814
Depreciation and amortization	4,936,788	384,031	-	5,320,819
Income tax	3,536,373	24,939	5,823	3,567,135
Segment profit (loss)	21,266,451	(1,182,203)	7,208,685	27,292,933
Segment assets	385,536,806	89,175,716	188,428,520	663,141,042
Goodwill	2,282,838	-	-	2,282,838
Expenditures for segment assets	32,632,030	27,602,841	-	60,234,871

The segment information for the reportable segments for the year ended December 31, 2007 is as follows:

	Dairy products	Dairy farms	Corporate	Total
	US$	US$	US$	US$
Revenues from external customers	163,898,555	-	-	163,898,555
Interest revenue	202,248	-	172,138	374,386
Interest expenses	315,520	-	13,361,843	13,677,363
Depreciation and amortization	3,093,704	27,914	-	3,121,618
Income tax	5,661,779	-	-	5,661,779
Segment profit (loss)	35,037,161	(27,101)	(21,479,394)	13,530,666
Segment assets	309,060,917	31,167,333	185,816,284	526,044,534
Goodwill	2,142,079	-	-	2,142,079
Expenditures for segment assets	17,407,781	15,331,367	-	32,739,148

A reconciliation of reportable segment revenues, profit, and assets, to the Group’s totals is as follows:

	2008	2007
	US$	US$
Revenues
Total revenues for reportable segments	193,283,009	163,898,555
Elimination of intersegment revenues	(91,299)	-
Total consolidated revenues	193,191,710	163,898,555

	2008	2007
	US$	US$
Profit
Total profit for reportable segments	27,292,933	13,530,666
Elimination of dividend	(12,999,960)	-
Elimination of unrealized profit	(156,212)	(23,541)
Income from continuing operations before income taxes and minority interest	14,136,761	13,507,125

	2008	2007
	US$	US$
Assets
Total assets for reportable segments	663,141,042	526,044,534
Elimination of intercompany receivables	(222,992,769)	(176,225,649)
Elimination of investment	(125,424,661)	(118,834,065)
Elimination of unrealized profit in inventories	(156,212)	(23,541)
Total assets	314,567,400	230,961,279

A reconciliation of expenditures for segment assets is as follows:

	Dairy products	Dairy farms	Corporate	Total
	US$	US$	US$	US$
2008
Expenditures for Segment assets
Property and equipment	6,691,893	9,908,243	-	16,600,136
Construction in progress	25,940,137	17,694,598	-	43,634,735
	32,632,030	27,602,841	-	60,234,871

2007
Expenditures for Segment assets
Property and equipment	2,977,530	69,141	-	3,046,671
Construction in progress	14,430,251	15,262,226	-	29,692,477
	17,407,781	15,331,367		32,739,148

31.	QUARTERLY OPERATING RESULTS

For the fiscal year 2008 and 2007, quarterly operating results are summarized as follows:

	Three Months Ended (Unaudited)
Fiscal 2008	December 31	September 30	June 30	March 31
	US$	US$	US$	US$
Sales	54,487,873	49,632,365	47,633,550	41,437,922
Gross profit	29,943,570	15,649,833	15,268,241	15,149,080
Net income (loss) from continuing operations	23,361,684	(23,222,183)	3,147,375	7,273,281
Net income (loss) from discontinuing operations	2,629,513	2,199,207	1,635,934	(1,776)

Net income (loss)	25,991,197	(21,022,976)	4,783,309	7,271,505

Earnings per share - Basic
Net income (loss) from continuing operations	1.37	(1.37)	0.19	0.43
Net income from discontinuing operations	0.15	0.13	0.10	0.00

Net income (loss)	1.52	(1.24)	0.29	0.43

Earnings per share - Diluted
Net income (loss) from continuing operations	1.32	(1.37)	0.18	0.41
Net income from discontinuing operations	0.15	0.13	0.09	0.00

Net income (loss)	1.47	(1.24)	0.27	0.41

	Three Months Ended (Unaudited)
Fiscal 2007	December 31	September 30	June 30	March 31
	US$	US$	US$	US$
Sales	43,666,743	44,113,426	39,746,028	36,372,358
Gross profit	15,513,386	18,906,012	18,577,977	19,471,231
Net (loss) income from continuing operations	1,357,520	(6,874,506)	6,849,802	6,509,466
Net income from discontinuing operations	442,111	-	-	-
Net income (loss)	1,799,631	(6,874,506)	6,849,802	6,509,466

Earnings per share – Basic
Net income (loss) from continuing operations	0.08	(0.42)	0.43	0.41
Net income from discontinuing operations	0.03	-	-	-

Net income (loss)	0.11	(0.42)	0.43	0.41

Earnings per share – Diluted
Net income (loss) from continuing operations	0.08	(0.42)	0.39	0.37
Net income from discontinuing operations	0.02	-	-	-

Net income (loss)	0.10	(0.42)	0.39	0.37

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	US$	US$
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	54,112,534	11,785,408
Notes and loans receivable, net	-	1,493,245
Trade receivables, net of allowance of $3,491,543 and $670,113, respectively	9,628,016	12,275,497
Due from related parties	1,902,701	265,479
Employee receivable	596,526	307,249
Advances to suppliers	26,516,230	24,943,046
Receivable from discontinuing operations	31,041,845	31,002,897
Inventories, net	46,925,871	52,330,333
Prepayments and other current assets	89,776	63,711
Refundable taxes	291,321	488,938
Deposit for equity investment	2,191,189	-
Other receivables	1,427,143	4,598,359
Current assets of discontinuing operations	9,554,368	12,392,384
Total current assets	184,277,520	151,946,546

Investments:
Investment in mutual funds – available for sale	97,631	77,504
Investment at cost	262,942	262,611
	360,573	340,115
Property and equipment:
Property and equipment, net	88,282,947	88,289,858
Construction in progress	39,210,806	28,847,959
	127,493,753	117,137,817
Biological assets:
Immature biological assets	19,785,266	23,784,479
Mature biological assets, net	7,454,456	1,483,355
	27,239,722	25,267,834

Other assets:
Deferred tax assets	730,490	730,490
Prepaid leases	29,018,719	29,146,748
Goodwill	2,285,706	2,282,838
Deferred charges, net	73,483	107,396
Long term assets of discontinuing operations	31,626,665	31,587,018
Total assets	403,106,631	358,546,802

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	4,023,752	4,018,704
Convertible debt redeemable within one year	17,888,021	17,732,033
Short term debt	71,683,981	73,809,893
Notes and loans payable	13,908,184	8,055,450
Accounts payable	30,133,612	36,643,041
Accrued expenses	14,145,168	10,620,393
Income tax payable	3,309,098	1,185,528
Advances from customers	6,259,924	9,864,080
Due to related parties	338,211	1,017,399
Advances from employees	484,259	1,016,173
Accrued employee benefits	2,394,168	2,873,889
Other payable	29,141,932	19,513,681
Current liabilities of discontinuing operations	32,250,818	35,063,603
Total current liabilities	225,961,128	221,413,867

Long term debt, net of current portion	12,976,584	9,146,034
Long term tax payable	4,154,934	2,750,887
Deferred income	14,997,192	8,416,492
Long term liability of discontinuing operations	395,176	395,176
Total liabilities	258,485,014	242,122,456

Equity
Shareholders' equity:
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 17,253,907 issued and outstanding as of March 31, 2009 and December 31, 2008)	17,254	17,254
Additional paid-in capital	26,899,114	26,758,425
Ordinary share warrants	3,003,448	3,003,448
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,442,002	25,146,055
Retained earnings	81,878,276	54,091,493
Total shareholders' equity	144,101,318	115,877,899
Minority interests	520,299	546,447

Total equity	144,621,617	116,424,346

Total liabilities and equity	403,106,631	358,546,802

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	Three months ended March 31,
	2009	2008
	US$	US$

Sales	113,821,847	39,100,654

Cost of goods sold	41,244,269	24,627,183

Gross profit	72,577,578	14,473,471

Operating and administrative expenses:
Sales and marketing	31,639,888	7,491,684
General and administrative	8,978,204	1,852,921
Total operating expenses	40,618,092	9,344,605

Income from continuing operations	31,959,486	5,128,866

Other income (expenses):
Interest income	92,317	40,809
Interest and finance costs	(1,585,546)	(5,276,718)
Amortization of deferred charges	(33,914)	(184,897)
Registration rights penalty	-	(720,325)
Gain on derivatives	-	9,000,786
Government subsidy-tax refund	730,289	560,792
Other income, net	424,137	509,223

Income from continuing operations before income tax expenses and minority interests	31,586,769	9,058,536

Income tax expenses	3,829,348	1,772,076
Net income from continuing operations before minority interests	27,757,421	7,286,460

Minority interests	26,148	(13,179)
Net income from continuing operations	27,783,569	7,273,281
Net income (loss) from discontinuing operations	3,214	(1,776)
Net income attributable to ordinary shareholders	27,786,783	7,271,505

Other comprehensive income:
Cumulative currency translation adjustments	275,917	7,763,882
Change in fair value of available for sale investments	20,030	(46,117)

Total comprehensive income	28,082,730	14,989,270

Earnings per ordinary share - Basic
Income from continuing operations	1.61	0.43
Income from discontinuing operations, net of tax	0.00	0.00
Net income	1.61	0.43
Earnings per ordinary share - Diluted
Income from continuing operations
Income from discontinuing operations, net of tax	1.55	0.41
Net income	0.00	0.00
	1.55	0.41
Weighted average ordinary shares outstanding
Basic	17,253,907	16,962,823
Diluted	17,926,990	17,588,852

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	Ordinary shares					Accumulated
	(US$0.001 par value)		Additional	Ordinary	Statutory	Other	Retained	Minority	Total
	Number of	Par	Paid-in	Share	Reserves	Comprehensive	Earnings	Interest	Equity
	Shares	Value	Capital	Warrants		Income
		US$	US$	US$	US$	US$	US$	US$	US$

Balance as of January 1, 2009	17,253,907	17,254	26,758,425	3,003,448	6,861,224	25,146,055	54,091,493	546,447	116,424,346
Stock compensation expense	-	-	140,689		-	-	-		140,689
Net income	-	-	-	-	-	-	27,786,783	(26,148)	27,760,635
Currency translation adjustments	-	-	-	-	-	275,917	-	-	275,917
Change in fair value of available for sale investments	-	-	-	-	-	20,030	-	-	20,030
Balance as of March 31, 2009	17,253,907	17,254	26,899,114	3,003,448	6,861,224	25,442,002	81,878,276	520,299	144,621,617

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2009	2008
	US$	US$

Cash flows from operating activities:
Net income before minority interests	27,760,635	7,284,684
Less: Net (income) loss from discontinuing operations	(3,214)	1,776
Net income from continuing operations	27,757,421	7,286,460
Adjustments to reconcile net income to operating activities:
Depreciation of property and equipment	1,237,308	896,281
Depreciation of biological assets	163,480	-
Amortization of prepaid leases	156,402	101,659
Amortization of deferred income	(3,438)	(3,281)
Loss on biological assets	362,859	-
Provision for losses on receivables	2,178,246	12,749
Provision for losses on inventories	543,210	-
Compensation expense for option awards	140,689	-
Interest expense from accrual of guaranteed redemption value	-	3,538,133
Interest expense from amortization of note discounts	2,363,409	1,806,844
Gain on derivatives	-	(9,000,786)
Amortization of deferred charges	33,914	184,897
Deposit for Longjiang Acquisition	(2,193,560)	-
Deposit for disposal of a subsidiary	6,573,566	-
Changes in assets and liabilities:
Decrease (increase) in trade receivables, net	469,235	(1,848,382)
Increase in due from related parties	(1,637,222)	(264,490)
Increase in employee receivable	(289,277)	(323,385)
Decrease (increase) in inventories, net	4,943,580	(6,380,873)
Increase in advances to suppliers	(2,112,613)	(5,100,613)
(Increase) decrease in prepayments and other assets	(26,065)	2,359,737
Decrease (increase) in refundable taxes	197,617	(1,556,348)
Decrease in other receivable	3,171,219	532,639
Increase in deferred tax assets	-	(53,629)
(Decrease) increase in accounts payable and accrued expenses	(4,624,132)	8,004,825
Increase in income taxes payable	2,123,570	1,611,221
Decrease in advances from customers	(3,604,155)	(1,617,405)
(Decrease) increase in due to related parties	(679,188)	43,155
(Decrease) increase in advances from employees	(531,914)	63,383
Increase (decrease) in other payable	9,898,293	(2,098,718)
Increase in long term tax payable	1,404,047	223,242
Net cash provided by (used in) continuing operations	48,016,501	(1,582,685)
Discontinuing operations	(10,507)	(462,219)
Net cash provided by (used in) operating activities	48,005,994	(2,044,904)

Cash flows from investing activities:
Purchase of property and equipment	(11,868,265)	(2,034,162)
Purchase and capitalized costs of biological assets	(1,983,224)	(4,865,259)
Decrease (increase) in short term notes and loans receivable	1,493,245	(1,708,866)
Decrease in time deposit	-	8,446,778
Proceeds from disposal of biological assets	59,908	-
Net cash used in continuing operations	(12,298,336)	(161,509)
Discontinuing operations	-	(1,390,763)
Net cash used in investing activities	(12,298,336)	(1,552,272)

Cash flows from financing activities:
Proceeds from short term notes and loans payable	5,846,458	-
Proceeds from long term debt	3,848,402	944,182
Repayment of long term debt	-	(17,705)
Repayment of short term debt	(4,333,333)	-
Warrant exercise	-	6,750
Net cash provided by continuing operations	5,361,527	933,227
Discontinuing operations	-	-
Net cash provided by financing activities	5,361,527	933,227

Effect of exchange rate changes on cash	1,257,943	2,637,829
Net decrease in cash from discontinuing operations	(13,721)	(1,851,206)

Net increase (decrease) in cash and cash equivalents	42,327,126	(26,120)
Cash and cash equivalents, beginning of period	11,785,408	11,057,874
Cash and cash equivalents, end of period	54,112,534	11,031,754

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	(1,930,064)	(1,023,600)
Cash received during the period for tax refund	1,930,064	1,510,986
Interest paid during the period	(429,606)	(159,492)

The accompanying notes are an integral part of these financial statements.

AMERICAN DAIRY, INC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.           ORGANIZATION AND NATURE OF OPERATION

The accompanying condensed consolidated financial statements include the financial statements of American Dairy, Inc. (the “Company” or “American Dairy”) and its subsidiaries.  The Company and its subsidiaries are collectively referred to as the “Group.”

The condensed consolidated balance sheet as of December 31, 2008, which has been derived from audited financial statements, and the unaudited condensed consolidated interim financial statements included herein, have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The condensed consolidated interim financial statements do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States of America (“US GAAP”).  In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all material adjustments (consisting only of normal and recurring accruals) necessary to present fairly its financial position and the results of its operations and cash flows.  These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto filed with the SEC on Form 10-K for the year ended December 31, 2008.  The interim operating results are not necessarily indicative of the results to be expected for an entire year.

For the period ended March 31, 2009, the Company has used the same significant accounting policies and estimates which are discussed in the Annual Report on Form 10-K for the year ended December 31, 2008. The Company has reclassified certain 2008 balances to conform to the current period presentation.

2.           RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS 160”).  SFAS 160 established new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements that is presented separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The adoption of SFAS 160 resulted in the reclassification of minority interest into equity.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The adoption of SFAS 141(R) did not have a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133” (“SFAS 161”).  SFAS 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS No. 161 is effective for periods beginning after November 15, 2008. The adoption of SFAS 161 did not have a material impact on the Company’s financial statements.

In April 2008, the FASB issued Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets the Company acquires in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date.  The adoption of FSP FAS 142-3 did not have a material impact on the Company’s financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSB APB 14-1”), which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, FSB APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. FSB APB 14-1 will be effective for the Company as of January 1, 2009 and retrospective application is required. The adoption of FSP APB 14-1 did not have a significant impact on the Company’s financial statements.

In June 2008, the FASB issued Staff Position No. Emerging Issue Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which requires entities to apply the two-class method of computing basic and diluted earnings per share for participating securities that include awards that accrue cash dividends (whether paid or unpaid) any time common shareholders receive dividends and those dividends will not be returned to the entity if the employee forfeits the award. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and the interim periods within those years. Retroactive disclosure is required. The adoption of FSP EITF 03-6-1 did not have a material impact on the Company’s financial statements.

In June 2008, the FASB ratified EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock.  EITF 07-5 is effective for years beginning after December 15, 2008.  The adoption of EITF 07-5 did not have a material impact on the Company’s financial statements.

In February 2008, the FASB issued FSP SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP SFAS 157-2”).  FSP SFAS 157-2 defers fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. This deferral primarily impacts assets such as property, plant and equipment, intangible assets and goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others. The adoption of FSP SFAS 157-2 did not have a material impact on the Company’s financial statements.

3.           TAXATION

The provision for income taxes comprises the Company’s current tax liability and change in deferred income tax assets and liabilities. Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

The Company recorded a provision for income tax of approximately $3.8 million and $1.8 million for the three month periods ended March 31, 2009 and 2008, respectively. The income tax expense is comprised primarily of enterprise income taxes related to the business operations of the Company’s PRC subsidiaries.  The increase of approximately $2 million in the Company’s income tax expense results from an increase in the Company’s income subject to PRC tax.

The effective tax rate for the three months ended March 31, 2009 decreased 8% from a 20% effective rate for the three months ended March 31, 2008 to a 12% effective rate.

4.           EARNINGS PER ORDINARY SHARE

The following table sets forth the computation of net income attributable to shareholders for calculating basic and diluted earnings per ordinary share for the three months ended:

	March 31,
	2009	2008
Net income attributable to shareholders – Basic	27,786,783	7,271,505
Effect of dilutive securities
Convertible notes	-	-
Net income attributable to shareholders – Diluted	27,786,783	7,271,505

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share for the three months ended:

	March 31,
	2009	2008
Weighted-average shares – Basic	17,253,907	16,962,823
Effect of dilutive securities
Stock option	5,759	-
Warrants	667,324	626,029
Weighted-average shares – Diluted	17,926,990	17,588,852

For the three months ended March 31, 2009 and 2008, 1,505,222 and 1,400,480 shares, respectively, of the Company's ordinary shares attributable to the potential conversion of the 7.75% Convertible Notes due 2009 were excluded from the calculation of diluted income per share because the conversion price of the 7.75% Convertible Notes due 2009 exceeded the average price of the Company's ordinary shares.

For the three months ended March 31, 2009 and 2008, 251,040 shares attributable to the exercise of outstanding warrants, respectively, were excluded from the calculation of diluted income per share because the conversion price or exercise price exceeded the average price of the Company's ordinary shares.

For the three months ended March 31, 2008, 4,444,444 shares of the Company's ordinary shares attributable to the potential conversion of the 1% Guaranteed Senior Secured Convertible Notes due 2012 were excluded from the calculation of diluted income per share because the conversion price of the 1% Guaranteed Senior Secured Convertible Notes due 2012 exceeded the average price of the Company's ordinary shares.

5.           INVENTORIES, NET

The inventory amounts included in the condensed consolidated balance sheets as of March 31, 2009 and December 31, 2008 comprised of:

	March 31, 2009	December 31, 2008
	US$	US$
Raw materials	15,268,855	16,193,783
Work-in-progress	25,409,568	25,322,111
Finished goods	6,247,448	10,814,439
Total inventories, net	46,925,871	52,330,333

6.           ADVANCES TO SUPPLIERS

Advances to suppliers consist primarily of advances for dairy cows, as well as advances for advertisements, inventories and equipment, not delivered at the balance sheet date.  The Company utilizes advances to suppliers in an effort to keep future purchasing prices stable and consistent.  Advances to suppliers of Moveup are mainly advances paid to one trade agency, the key supplier from whom all goods sold through Moveup are imported, to guarantee imports.

Advanced amounts are refundable if the transaction is not completed by the other party in accordance with the terms of the contract or agreement. No advances to suppliers were repaid in cash, and the Company has a minimal repayment history.

7.           DISCONTINUING OPERATIONS

In August 2007, an advance payment was made to Ausnutria Dairy (Hunan) Company Ltd. (“Ausnutria”), a distributor of milk powder and rice products in China, in connection with a proposed acquisition of 100% of the equity interest in Ausnutria.  The transaction did not close and the parties entered into renegotiations.

In October 2007, the Company entered into an equity purchase agreement (the “2007 EPA”) pursuant to which the Company agreed to purchase, through its subsidiary Moveup, 75% of the outstanding equity interests of Ausnutria, for consideration that included the amount of the advance payment previously made by the Company (the “2007 Transaction”).  The 2007 Transaction did not close because the sellers failed to comply with certain closing conditions under the equity purchase agreement, and the parties entered into renegotiations, including discussions regarding the Company’s proposed acquisition (directly or indirectly) of the other 25% of the outstanding equity interests of Ausnutria.  In connection with the 2007 Transaction, a total deposit for investment of $31,626,154 and $31,586,473 was recorded in the financial records of Moveup as of March 31, 2009 and December 31, 2008, respectively.

To resolve the incomplete transactions regarding Ausnutria, on December 16, 2008, the Group signed a letter of intent to sell all of the business activities and operations of Moveup.  Accordingly, Moveup is reflected in the Company’s consolidated financial statements as discontinuing operations. On February 18, 2009, the Company, through its subsidiary Heilongjiang Feihe Dairy Co., Limited, or Feihe Dairy, entered into a new equity purchase agreement pursuant to which Feihe Dairy and the minority shareholder of Moveup, Liu Sheng-Hui, one of the Company's directors and Vice President of Feihe Dairy, each agreed to sell to Hunan Xindaxin Co., Ltd. 100% of their equity interests in Moveup for an aggregate consideration of approximately $43.3 million (the “2009 Transaction”).  The agreement is subject to customary representations, warranties, covenants and indemnities.  The purchase price is payable in two tranches.  The Company received approximately $11.0 million from the purchasers in the first tranche, and the second tranche of approximately $32.3 million was deposited into an escrow account to be released to Feihe Dairy and Mr. Liu upon satisfaction of the closing conditions under the agreement, including completion of the application for amendment of shareholders with the local counterpart of the State Administration of Industry and Commence in Kedong County, Heilongjiang Province, China. In May 2009, the second tranche of approximately $32.3 million was released to Feihe Dairy and Mr. Liu.

Moveup received advances from the Group of $31,041,845 and $31,002,897 as of March 31, 2009 and December 31, 2008, respectively. The consideration received from the sale of Moveup will be used, among other uses, to repay these intra-Group advances.

The following table presents the components of discontinuing operations reported in the consolidated statements of operations and comprehensive income:

	For the three months ended March 31,
	2009	2008
	US$	US$

Sales	6,470,764	2,337,269

Income (loss) from operations	28,547	(1,776)

Income tax expenses	(25,333)	-
Net income (loss) from discontinuing operations	3,214	(1,776)

The following table presents the major classes of assets and liabilities of discontinuing operations reported in the consolidated balance sheets:

	March 31, 2009	December 31, 2008
	US$	US$
Cash and cash equivalents	18,395	2,108,739
Trade receivables, net	-	4,376,878
Advances to suppliers	8,633,404	3,394,526
Inventories, net	-	1,573,374
Prepayment	172,227	-
Other receivables	730,342	938,867
Current assets of discontinuing operations	9,554,368	12,392,384

Deposit for equity investment	31,626,154	31,586,473
Other long term assets	511	545
Long term assets of discontinuing operations	31,626,665	31,587,018

Accounts payable and accrued expenses	-	1,742,699
Payable to the Group	31,041,845	31,002,897
Other taxes payable	25,336	1,012,860
Advances from customers	785,767	429,580
Accrued employee benefits	371,401	433,355
Other payable	26,469	442,212
Current liabilities of discontinuing operations	32,250,818	35,063,603

Long term tax payable	395,176	395,176
Long term liability of discontinuing operations	395,176	395,176

8.           NOTES AND LOANS PAYABLE

Notes and loans payable included in the condensed consolidated balance sheets as of March 31, 2009 and December 31, 2008 comprised of:

	March 31, 2009	December 31, 2008
	US$	US$
Note payable to a bank in the PRC, bearing interest at 7.47% per annum, unsecured, payable with interest on maturity, due on May 11, 2009	4,528,456	4,522,774

Note payable to a bank in the PRC, bearing interest at 7.47% per annum, secured by plant and machinery, payable with interest on maturity, due on May 11, 2009	2,775,505	2,772,023

Unsecured, non-interest bearing loan payable to an unrelated party, due on demand.	442,600	442,600

Note payable to a bank in the PRC, bearing interest at 5.31% per annum, secured by machinery, payable with interest on maturity, due on January 4, 2010	2,191,189	-

Note payable to a bank in the PRC, bearing interest at 5.31% per annum, secured by machinery, payable with interest on maturity, due on January 5, 2010	3,651,981	-

Unsecured, non-interest bearing loan payable to County Finance Department, due on demand. (i)	318,453	318,053

Total	13,908,184	8,055,450

 (i)  Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited received funding from the local County Finance Department for its construction of production facilities in the region.  Although, no repayment terms were attached to the funds, the Company considers them to be unsecured, non-interest bearing loans from the County Finance Department that are repayable on demand.

None of the notes and loans payables have restrictions or covenants attached.

9.           RELATED PARTY TRANSACTIONS

Due from/to related parties included in the condensed consolidated balance sheets as of March 31, 2009 and December 31, 2008 comprised of:

	March 31, 2009	December 31, 2008
	US$	US$
Due from related parties:
Due from Directors of the Group	71,236	33,011
Due from related companies	1,831,465	232,468

Total	1,902,701	265,479

	March 31, 2009	December 31, 2008
	US$	US$
Due to related parties:
Due to Directors of the Group	78,255	33,156
Due to related companies	6,227	730,833
Loan payable to a related party	253,729	253,410

Total	338,211	1,017,399

Due from/to Directors of the Group

As part of normal business operation, Directors of the Group will from time to time incur routine expenses on behalf of the Group, or receive general advances from the Group for settlement of Group expenses, such as travel, meals, and other business expenses.  The amounts advanced are settled periodically throughout the period and amounts outstanding at period end are short term in nature and due on demand.

As of March 31, 2009 and December 31, 2008, the Group had the following balances due from its Directors:

	March 31, 2009	December 31, 2008
	US$	US$

Leng You-Bin	41,462	-
Liu Hua	29,774	28,483
Directors of subsidiaries in the PRC	-	4,528
Total	71,236	33,011

As of March 31, 2009 and December 31, 2008, the Group had the following balances due to its Directors:

	March 31, 2009	December 31 2008
	US$	US$

Leng You-Bin	78,255	32,608
Directors of subsidiaries in the PRC	-	548
Total	78,255	33,156

Due from/to related companies

Leng You-Bin is the Chairman, Chief Executive Officer, President, and General Manager of the Group.  During the three months ended March 31, 2009 and 2008, the Group sold goods to companies owned by close family members of Mr. Leng, including one company partially owned by Mr. Leng and Liu Sheng-Hui, on an arm’s length basis.

For the three months ended March 31, 2009 and 2008, the Group made sales of goods to the following related companies:

	March 31, 2009	March 31, 2008
	US$	US$

Tangshan Feihe Trading Company	2,672,834	253,363
Qianhuangdao Feihe Trading Company	410,814	44,474
Dalian Hewang Trading Company	83,172	11,969
Total	3,166,820	309,806

As of March 31, 2009 and December 31, 2008, the Group had the following balances due from its related companies:

	March 31, 2009	December 31, 2008
	US$	US$

Heilongjiang Feihe Yuanshengtai Co., Ltd	49,012	-
Tangshan Feihe Trading Company	1,379,642	177,524
Qinhuangdao Feihe Trading Company	402,811	54,944
Total	1,831,465	232,468

As of March 31, 2009 and December 31, 2008, the Group had the following balances due to its related companies for payments for goods received in advance:

	March 31, 2009	December 31, 2008
	US$	US$

Heilongjiang Feihe Yuanshengtai Co., Ltd	-	729,480
Dalian Hewang Trading Company	6,227	1,353

Total	6,227	730,833

Loan payable to related parties

The Group has an outstanding loan payable to a charitable organization set up by Leng You-Bin for underprivileged children in the Heilongjiang province of the PRC, of $253,729 and $253,410 as of March 31, 2009 and December 31, 2008, respectively.  The loan is unsecured and bears interest at 5.85% per annum and is payable on demand.

10.   DEBT

1)	Short term debt

On November 12, 2008, the Company entered into a supplemental indenture with respect to the 1.00% Guaranteed Senior Secured Convertible Notes due 2012 (the “2012 Notes).  The supplemental indenture grants each holder of the 2012 Notes the option to elect that the Company repurchase all or any portion of such holder’s 2012 Notes at a repurchase price of 115% of the principal amount of 2012 Notes for which such holder elected early repurchase.  On November 13, 2008, the holders of 100% of the outstanding 2012 Notes elected to exercise the early repurchase option with respect to all of the outstanding 2012 Notes, which obligates the Company to repurchase the 2012 Notes for an aggregate amount of $92,000,000 in accordance with the terms and conditions of the supplemental indenture.  Accordingly, the Company has paid $30,666,666 to the holders of the 2012 Notes, of which $11,000,000 was paid in November 2008, and $4,333,333 was paid in January 2009 and $15,333,333 was paid in April 2009, and the Company is obligated to pay an additional $15,333,333 by July 15, 2009 and to pay the remaining $46,000,000 by October 15, 2009.  As part of the first repurchase payment, the Company also paid $407,000 in accrued and unpaid interest and accrued registration rights penalty to holders of the 2012 Notes.  As a result of the repurchase election, interest on all 2012 Notes ceased to accrue after November 13, 2008 and the 2012 Notes may not be converted into ordinary shares of Common Stock, subject to the Company’s making the required repurchase payments.  Holders of the 2012 Notes are entitled to all other rights and privileges as holders of the 2012 Notes until the required repurchase payments are paid in full.  Costs of $123,354 associated with the 2012 Notes restructuring were capitalized as a deferred charge and are shown as an other asset in the condensed consolidated balance sheets.  These costs are amortized over the term of the restructured Notes.  Amortization of $33,914 and $0 was charged to expense during the three months ended March 31, 2009 and 2008, respectively.

The Company’s failure to make the required repurchase payments on July 15, 2009 or October 15, 2009 will not constitute an event of default under the indentures. However, if the Company fails to make these payments within 15 days of the missed payment date, certain waivers granted to the Company under the supplemental indenture, described below, would terminate, interest would recommence accruing on the 2012 Notes, and the holders of the 2012 Notes could exercise their conversion rights under the indentures.

In the supplemental indenture, the Company obtained waivers and consents from the holders of the 2012 Notes.  These waivers and consents allow the Company to incur additional debt and liens in connection with funding the repurchase of the 2012 Notes and for certain operating purposes, waive its compliance with tangible net worth and leverage ratio requirements, waive the requirement that the Company repurchase 2012 Notes from electing holders if the ordinary shares cease to trade on a qualifying U.S. stock exchange, and waive the requirement that the Company file reports required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent its non-compliance is due to or results from the previously announced re-audit of its financial statements.

Principal payments due are $81,000,000 in 2009 and $0 thereafter.

	March 31, 2009	December 31, 2008
	US$	US$
Short term debt due 2009
Principal	76,666,667	80,000,000
Less: Note discount	(4,982,686)	(6,190,107)
	71,683,981	73,809,893

2)	Long term debt
Long term debt comprised of the following as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
	US$	US$

Loan payable to a bank in the PRC, bearing interest at 5.76%, secured by buildings and payable in monthly installments of $9,069, including interest. The Loan commenced in 2004 and matures on September 30, 2012	380,902	407,597

Loan payable to a bank in the PRC, bearing interest at 7.47%, unsecured, guaranteed by Feihe Dairy (i), and payable in installments of $2,921,585 on October 28, 2009 and $934,907 on October 28, 2010. The Loan commenced in October 29, 2008	3,856,492	3,851,653

Loan payable to a bank in the PRC, bearing interest at 7.47%, secured by biological assets, guaranteed by Feihe Dairy (i), and payable on October 20, 2011. The Loan commenced on October 29, 2008	3,923,688	3,918,765

Loan payable to a bank in the PRC, bearing interest at 7.47%, secured by biological assets, guaranteed by Feihe Dairy (i), and payable in installments of $3,447,469 on October 28, 2010 and $552,180 on October 28, 2011. The Loan commenced in October 29, 2008	3,999,649	3,994,631

Loan payable to a bank in the PRC, bearing interest at 5.94%, secured by biological assets, guaranteed by Feihe Dairy (i) and payable on maturity. The Loan commenced in March 27, 2009 and matures on October 28, 2014	3,846,266	-

Loan payable to local government, bearing no interest, unsecured and payable on maturity. The Loan commenced on January 29, 2008 and matures on December 31, 2009	993,339	992,092

	17,000,336	13,164,738
Less: current portion of long term debt	(4,023,752)	(4,018,704)
	12,976,584	9,146,034

(i) In connection with the purchase of long-lived fixed assets of Kedong Farms, Feihe Dairy guaranteed the loans payable to a bank in the PRC for a period of one year, beginning on October 29, 2008 and ending on October 18, 2009. The maximum potential future amount under the terms of the guarantee is RMB 251,510,000.

None of the long term debt has restrictions or covenants attached.

11.           CONVERTIBLE DEBT, NET

Convertible debt consisted of the following as of March 31, 2009 and December 31, 2008:

	March 31, 2009	December 31, 2008
	US$	US$
7.75% Convertible Notes due 2009:
Principal	18,200,000	18,200,000
Less: Note discount	(311,979)	(467,967)
	17,888,021	17,732,033

On October 3, 2006, pursuant to a subscription agreement, the Company issued an aggregate principal amount of $18,200,000 in 7.75% Convertible Notes due 2009 (the “2009 Notes”) and warrants to purchase up to an aggregate of 251,000 shares of Common Stock (the “Warrants”).   The 2009 Notes mature on October 2, 2009, accrue interest at an annual rate of 7.75% compounded annually and payable in ordinary shares at maturity, and contain customary representations, warranties, and events of default, including failure to pay amounts due under the 2009 Notes, failure to comply with certain covenants, and the occurrence of certain insolvency events.  As of March 31, 2009, the conversion price of the 2009 Notes and the exercise price for the Warrants was $14.50 per share.

Principal payments due are $18,200,000 in 2009 and $0 thereafter.

12.           ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

At March 31, 2009, the Group had the following assets measured at fair value:

Description	March 31, 2009	Quoted prices in active markets of identical assets (Level 1)
	US$	US$
Assets:
Investment in mutual funds	97,631	97,631

At December 31, 2008, the Group had the following assets measured at fair value:

Description	December 31, 2008	Quoted prices in active markets of identical assets (Level 1)
	US$	US$
Assets:
Investment in mutual funds	77,504	77,504

13.           ACCRUED EXPENSES

Accrued expenses as of March 31, 2009 and December 31, 2008 consist of the following:

	March 31, 2009	December 31, 2008
	US$	US$

Accrued selling expenses	10,097,400	6,802,837
Other accrued expenses	4,047,768	3,817,556
	14,145,168	10,620,393

14.           OTHER PAYABLE

Other payable as of March 31, 2009 and December 31, 2008 consists of the following:

	March 31, 2009	December 31, 2008
	US$	US$

Payable for property and equipment	5,618,178	6,358,939
Payable for leases	2,058,984	2,054,553
Other tax payable	12,323,044	4,454,081
Advance from local government	2,191,189	-
Others	6,950,537	6,646,108
Total	29,141,932	19,513,681

Pending Longjiang Feihe Acquisition
In January 2009, our subsidiary Gannan Flying Crane Dairy Products Co., Limited, or Gannan Feihe, entered into a letter of intent with Heilongjiang Xin Tian Dairy Co., Ltd., or Xin Tian, to acquire Xin Tian’s dairy processing plant located in Longjiang County, Heilongjiang Province, China, or Longjiang Feihe, for approximately $4.4 million, payable in three tranches.  Approximately $2.2 million was paid on January 12, 2009.  The second payment in the amount of approximately $1.1 million is due on or before June 30, 2009 and the remaining amount of approximately $1.1 million is due on or before December 31, 2009.  The transaction is subject to government approval. As of May 12, 2009, the acquisition had not been finalized and no transfer of assets, other than the payment made on January 12, 2009, had taken place.

In January 2009, Gannan Feihe entered into an agreement with the Government of Longjiang County, Heilongjiang Province, China, to provide subsidy support, subject to certain provisions, to Gannan Feihe for its planned acquisition of Xin Tian.  The transaction is subject to government approval. The agreement provides that we will receive aggregate subsidies of approximately $4.4 million, payable in three tranches.  We received approximately $2.2 million on January 9, 2009, the second payment in the amount of approximately $1.1 million is due on or before June 30, 2009 and the remaining amount of approximately $1.1 million is due on or before December 31, 2009.

15.           ORDINARY SHARES AND EQUITY TRANSACTIONS

During the three months ended March 31, 2009, the Company had the following stock transactions:

The Company recorded $140,689 of share-based compensation expense in connection with an option to purchase 80,000 shares valued at $562,758 granted to an employee on October 15, 2008.

16.           OPTION PLAN AND WARRANTS

2009 Stock Incentive Plan

On May 7, 2009, the Company's Board of Directors approved the Company’s 2009 Stock Incentive Plan (the “2009 Plan”). All awards under the 2009 Plan will be subject to shareholder approval at the Company’s 2009 Annual Meeting of Shareholders. The Board of Directors approved the 2009 Plan in order to permit grants of certain equity incentives, including incentive stock options, nonqualified stock options, restricted stock awards, performance stock awards and other equity-based compensation, to certain employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its subsidiaries. The total number of shares of the Company’s common stock initially authorized for issuance under the 2009 Plan is 2,000,000 plus any authorized shares that, as of May 7, 2009, were available for issuance under the Company’s 2003 Stock Incentive Plan. Shares issued under the 2009 Plan may be drawn from authorized but unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

On May 7, 2009, the Compensation Committee of the Board of Directors granted new, non-statutory performance stock options to certain officers and employees of the Company under the 2009 Plan. In the aggregate, 2,073,190 performance stock options were granted, each with an exercise price of $16.86. The performance stock options will vest in two equal tranches on the fourth and fifth anniversaries of the date such options were granted, provided that the recipient has met the performance criteria established in accordance with the 2009 Plan and the option holder continues to be an employee of, or service provider to, the Company or its subsidiaries at the time of the relevant vesting dates. If the recipient fails to satisfy the performance goals related to the vesting date, the shares that would otherwise vest on that date will be forfeited and cancelled.

2003 Stock Incentive Plan

Effective May 7, 2003, the Company adopted and approved its 2003 Stock Incentive Plan (the “Plan”), which reserved 3,000,000 ordinary shares for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of the Company which may be subject to restrictions. The Company applies FASB 123(R) and related interpretations in accounting for the Plan. Compensation for services that a corporation receives under FASB 123(R) through share-based compensation plans should be measured by the quoted market price of the stock at the measurement date less the amount, if any, that the individual is required to pay.  Share-based compensation expense of $140,689 and $0 was recorded during the three months ended March 31, 2009 and 2008, respectively.

No stock appreciation rights have been issued under the Plan.

On October 15, 2008, an option to purchase 80,000 shares was granted under the Plan to an employee that vests on the 12-month anniversary of the date of grant, conditioned upon continued employment on such date, and have a contractual life of 4 years.  The fair value of the option award is estimated on the date of grant using the Black-Scholes option valuation model to be $562,758, of which $140,689 was recorded as compensation expense in the three months ended March 31, 2009.  The valuation was based on the assumptions noted in the following table.

Expected volatility	90.7%
Expected dividends	0%
Expected term (in years)	4 years
Risk-free rate	2.7%

A summary of option activity under the Plan as of March 31, 2009 and movement during the three months then ended are as follow:

	Options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term
		US$	US$
Outstanding at January 1, 2009	80,000	12.00	317,600	3.8
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Outstanding at March 31, 2009	80,000	12.00	317,600	3.5

A summary of the status of the Company’s non-vested options as of March 31, 2009 and movements during the three months then ended are as follow:

	Options	Weighted average granted date fair value
		US$
Non-vested at January 1, 2009	80,000	7.03
Granted	-	-
Vested	-	-
Forfeited or expired	-	-
Non-vested at March 31, 2009	80,000	7.03

As of March 31, 2009, there was $281,380 of unrecognized compensation cost related to non-vested share-based compensation granted under the Plan.  The cost is expected to be recognized over a period of 7 months.

Warrants

As of March 31, 2009, the Company had 1,045,983 warrants outstanding at an average exercise price of $5.06 per warrant for one share each of the Company’s ordinary shares. The warrants will expire at various dates, with 794,943 expiring in 2009 and 251,040 expiring in 2012.

During the three months ended March 31, 2009 and 2008, 0 and 3,000 warrants, respectively, were exercised at $0 and $2.25, resulting in proceeds of $0 and $6,750, respectively, to the Company.

	Warrants	Average exercise price
		US$
Outstanding warrants at January 1, 2009	1,045,983	5.06
Warrants granted	-	-
Exercised	-	-
Expired	-	-
Outstanding warrants at March 31, 2009	1,045,983	5.06

Information regarding the stock warrants outstanding at March 31, 2009 is summarized as below:

	Warrants outstanding at
	March 31, 2009
		Weighted
		Average	Weighted
		Remaining	Average
Exercise Prices	Warrants	Contractual	Exercise
US$	Outstanding	Life (years)	Price US$
1.50	184,543	0.52	1.50
2.25	610,400	0.45	2.25
14.50	251,040	3.52	14.50
	1,045,983

17.           COMMITMENTS AND CONTINGENCIES

Capital commitments for purchase of property and equipment and biological assets as of March 31, 2009 were $14,033,557.

Commitments for the acquisition of a dairy processing plant located in Longjiang County, Heilongjiang Province, China, as of March 31, 2009 were $2,191,189.

18.           SEGMENTS

The segment information for the reportable segments for the three months ended March 31, 2009 is as follows:

	Dairy products	Dairy farms	Corporate	Total
	US$	US$	US$	US$
Revenues from external customers	113,821,847	-	-	113,821,847
Goodwill	2,285,706	-	-	2,285,706
Segment income tax	3,673,962	-	155,386	3,829,348
Segment profit (loss)	35,080,733	(613,861)	4,619,856	39,086,728
Segment assets	521,933,663	105,471,223	188,442,540	815,847,426

The segment information for the reportable segments for the three months ended March 31, 2008 is as follows:

	Dairy products	Dairy farms	Corporate	Total
	US$	US$	US$	US$
Revenues from external customers	41,437,922	-	-	41,437,922
Segment income tax	1,772,076	-	-	1,772,076
Segment profit	5,831,210	209,242	3,018,084	9,058,536
A reconciliation of reportable segment profit and assets to the Group’s totals is as follows:

	Three months ended March 31,
	2009	2008
Profit	US$	US$

Total profit for reportable segments	39,086,728	9,058,536
Elimination	(7,499,959)	-
Income from operations before income taxes and minority interest	31,586,769	9,058,536

March 31, 2009
Assets	US$
Total assets for reportable segments	815,847,426
Total assets of discontinuing operations	41,181,033
Elimination	(453,921,828)
Total consolidated assets	403,106,631

American Dairy, Inc.

2,037,822 Shares of Common Stock

Prospectus

_________, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$2,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$40,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$5,000
Miscellaneous fees and expenses	$5,000
Total	$207,000

Item. 14                 Indemnification and Limited Liability

Section 16-10a-840 of the Utah Revised Business Corporation Act, or the URBC, requires directors and officers to perform their duties in good faith and with the care that an ordinary person would exercise under similar circumstances in a manner reasonably believed to be in the best interest of the corporation. A director or officer of a corporation is not liable to the corporation, its shareholders or others for any action taken or any failure to act as an officer or director unless he has breached or failed or failed to perform his duties as described above and the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the corporation or its shareholders.

Section 16-10a-841 of the URBC provides that the articles of incorporation of a Utah corporation may eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages, except for (i) a financial benefit to which is not entitled; (ii) an intentional infliction of harm; (iii) unlawful distributions of the corporation constituting a violation of Section 16-10a-842 of the URBC; or (iv) an intentional violation of criminal law.

Section 16-10a-902 of the URBC permits a Utah corporation to indemnify directors made a party to a proceeding because he is or was a director if (i) his conduct was in, or not opposed to, the corporation’s best interest; and (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests; and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, a Utah corporation may not indemnify a director if he was adjudged liable to the corporation, or if he was adjudged liable on the basis that he derived an improper personal benefit; and such indemnification in any action brought by the corporation is limited to reasonable expenses incurred in connection with the proceedings.

Article VI of our Articles of Incorporation and Article VIII of our Bylaws provide for the indemnification of our directors and officers. Indemnification is mandatory regarding reasonable expenses incurred in connection with proceedings or claims with respect to which the director or officer has been successful. Officers, employees, fiduciaries and agents of a Utah corporation may be entitled to indemnification to a greater extent, if not inconsistent with public policy or if provided for in a company's articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Item. 15.                      Recent Sales of Unregistered Securities

In June 2007, we issued an aggregate of $80.0 million in principal amount of our 2012 Notes, accruing interest at an annual rate of 1.0% and maturing in June 2012, to accredited investors in offshore transactions not requiring registration under the Securities Act pursuant to Regulation S, and pursuant to the exemptions from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

In July and August 2007, we issued an aggregate of 575,000 shares of our common stock upon conversion of $5.0 million in principal amount plus $750,000 in accrued and unpaid interest of our 7.50% Series B Convertible Notes due 2007, or the Series B Notes, at a conversion price of $10.00 per share, to accredited investors pursuant to the exemptions from registration under Section 3(a)(9) of the Securities Act for certain exchange offers and Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

In November 2008, pursuant to an agreement regarding our 2009 Notes, we issued to holders of our 2009 Notes an aggregate amount of 216,639 shares of our common stock.  In connection with the agreement, we amended and restated the 2009 Notes and the warrants issued therewith.  The amended and restated 2009 Notes have an aggregate principal amount of $18.2 million, accrue interest at an annual rate of 7.75%, mature in October 2009, and may be converted at the option of the holder into shares of our common stock at a conversion price of $14.50 per share.  The warrants issued with the amended and restated 2009 Notes permit the holders to acquire approximately 251,000 shares of our common stock at an exercise price of $14.50 per share at any time prior to October 2012.  We issued these securities pursuant to the exemptions from registration under Section 3(a)(9) of the Securities Act for certain exchange offers and Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

In November 2008, we entered into a supplemental indenture with respect to the 2012 Notes, which amended the terms of the 2012 Notes to provide for our early repurchase of the 2012 Notes and to provide certain waivers and consents to us, in offshore transactions not requiring registration under the Securities Act pursuant to Regulation S, and pursuant the exemptions from registration under Section 3(a)(9) of the Securities Act for certain exchange offers and under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

From January 2008 to the present, we have issued 8,000 restricted shares of our common stock to each of our directors in consideration for their services to us, and an additional 2,000 restricted shares of our common stock to Hui-Lan Lee, a director and the chairperson of our Audit Committee.  In addition, from January 2008 to the present, we have issued 22,500 shares of our common stock, and options to purchase up to an aggregate of 270,000 shares of our common stock at exercise prices ranging from $ 12.00 to $30.00 per share, to employees in consideration for their services to us.  We issued these securities pursuant to the exemption from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

On May 7, 2009, we granted non-statutory performance stock options to acquire an aggregate of 2,073,190 shares of our common stock at an exercise price of $16.86, to employees in consideration for their services to us, including options to acquire 150,000 shares to Leng You-Bin, our Chairman, Chief Executive Officer, President and General Manager, options to acquire 50,000 shares to Liu Hua, our Vice Chairman, Secretary and Treasurer, and options to acquire 50,000 shares to Liu Sheng-Hui, the Vice President of Finance of Feihe Dairy.  All awards under the 2009 Plan are subject to shareholder approval at our 2009 Annual Meeting of Shareholders.  All of the recipients of the performance stock options, except for one, are not U.S. persons (as that term is defined in Regulation S of the Securities Act, and we issued options to acquire 2,043,190 shares of our common stock to these recipients in offshore transactions not requiring registration under the Securities Act pursuant to Regulation S.  We issued options to acquire 30,000 shares to the remaining recipient in reliance on the exemption from registration provided by Section 4(2) under the Securities Act for a transaction by an issuer not involving any public offering.

Item 16.	Exhibits.

The following exhibits are filed with this registration statement:

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
2	Stock Exchange Agreement, dated as of January 15, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		8-K	2.1	000-27351	1/21/03
2.1	Amendment to Stock Exchange Agreement, dated as of March 5, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		8-K/A	2.2	000-27351	3/5/03
3.1	Articles of Incorporation		10-SB	1	000-27351	9/16/99
3.2	Amendment to Articles of Incorporation		10-KSB/A	3.2	000-27351	5/25/04
3.3	Bylaws		10-SB	2	000-27351	9/16/99
4.1	Specimen certificate evidencing shares of common stock	X
5.1	Legal opinion of DLA Piper LLP (US)	†
10.1	Consulting Agreement, dated as of March 28, 2003, by and between the registrant and Danbury Properties, L.L.C.		10-KSB	10.3	000-27351	4/05/04

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
10.2	Stock Purchase Agreement, dated as of March 28, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		10-KSB	10.4	000-27351	4/15/04
10.3	Joint Venture Agreement to organize Beijing Feihe		10-QSB	10.1	000-27351	5/17/04
10.4	2003 Stock Incentive Plan		S-8	10	333-123932	4/7/05
10.5	Asset Purchase Agreement, dated as of May 20, 2005, by and between the registrant and Nutricia Nutritionals Co., Ltd.		8-K	10.1	001-32473	5/26/05
10.6	RMB Loan Contract, dated as of June 24th, 2005, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.9	333-128075	7/19/06
10.7	Construction Contract by and between Shanxi Feihe and Changzhi subsidiary company of Henan Construction Project Company		S-1/A	10.10	333-128075	7/19/06
10.8	Form of Subscription Agreement, dated as of October 3, 2006, by and between the registrant and investors listed therein		8-K/A	10.1	333-128075	10/6/06
10.9	Form of Registration Rights Agreement, dated as of October 3, 2006, by and between the registrant and investors listed therein		8-K/A	10.2	333-128075	10/6/06
10.10	Loan Contract of Current Capital, by and between Heilong Jiang Flying Crane Dairy Co., Ltd and Kedong County branch of Agricultural Development Bank of China		S-1/A	10.13	333-128075	12/6/06
10.11	RMB Loan Contract, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.11	333-128075	12/6/06
10.12	RMB Loan Contract, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.12	333-128075	12/6/06
10.13	Form of Dairy Contract		S-1/A	10.14	333-128075	12/6/06
10.14	Product Purchase and Sale Contract, dated as of December 26, 2005, by and between Feihe Dairy and Changxing Dairy		S-1/A	10.14	333-128075	3/19/07
10.15	Product Purchase and Sale Contract, dated as of April 26, 2004, by and between Feihe Dairy and Changxing Dairy		S-1/A	10.15	333-128075	3/19/07
10.16	Share Transference Agreement, dated as of July 1, 2006, by and between the registrant and Shanxi Li Santai Science and Technology Co., Ltd.		S-1/A	10.16	333-128075	4/17/07
10.17	Amended and Restated Notes Purchase Agreement, dated as of June 1, 2007, by and among the registrant, Leng You-Bin, Liu Hua and Citadel Equity Fund		8-K	10.1	001-32473	6/4/07
10.18	Indenture, dated as of June 1, 2007, by and between the registrant and The Bank of New York		8-K	10.2	001-32473	6/4/07
10.19	Form of Note (attached as exhibit to the Indenture filed as Exhibit 10.18)		8-K	10.2	001-32473	6/4/07
10.20	Registration Rights Agreement		8-K	10.3	001-32473	6/4/07
10.21	Investor Rights Agreement		8-K	10.4	001-32473	6/4/07
10.22	Share Pledge Agreement		8-K	10.5	001-32473	6/4/07
10.23	Indenture, dated as of June 27, 2007, by and among the registrant, the holders listed therein and The Bank of New York		S-1/A	10.25	333-128075	6/28/07

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
10.24	Form of 1% Guaranteed Senior Secured Convertible Note (attached as an exhibit to the Indenture filed as exhibit 10.23)		S-1/A	10.25	333-128075	6/28/07
10.25	Form of Accession Letter		S-1/A	10.26	333-128075	6/28/07
10.26	Form of Non-Competition Agreement, by and between the registrant and each of Mr. Leng You-Bin and Roger Liu		S-1/A	10.27	333-128075	6/28/07
10.27	Joinder Agreement		S-1/A	10.28	333-128075	6/28/07
10.28	Loan Agreement, dated as of June 27, 2007, by and between the registrant and Moveup		10-Q/A	10.1	001-32473	8/22/07
10.29	Equity Purchase Agreement, dated as of August 2, 2007, by and among Moveup, Hunan Mulin Modern Food Company, Ltd., Australia Ausnutria Dairy Pty., Chen Yuanrong and Ausnutria		10-Q/A	10.2	001-32473	8/22/07
10.30	Share Subscription Agreement, dated as of August 12, 2007, by and between Moveup and Ausnutria		10-Q/A	10.3	001-32473	8/22/07
10.31	Share Subscription Agreement, by and between the registrant and Ausnutria		10-Q/A	10.4	001-32473	8/22/07
10.32	Equity Purchase Agreement, dated as of October 25, 2007, by and among Moveup, Hunan Mulin Modern Food Company, Ltd Chen Yuanrong and Ausnutria		8-K	10.1	001-32473	10/31/07
10.33	Employment Agreement, dated as of April 15, 2008 by and between the registrant and Jonathan H. Chou		8-K	10.1	001-32473	4/18/08
10.34	Supplemental Indenture, dated as of November 12, 2008, by and between the registrant and The Bank of New York Mellon, as Trustee, as amended		8-K/A	10.1	001-32473	11/21/08
10.35	Agreement Regarding 2009 Notes, dated as of November 12, 2008, by and among the registrant, Leng You-Bin and the investors named therein		8-K/A	10.2	001-32473	11/21/08
10.36	Share Pledge Agreement, dated as of November 12, 2008, by and among the registrant, Leng You-Bin and The Bank of New York, Mellon, as collateral agent		8-K/A	10.3	001-32473	11/21/08
10.37	First Amendment to Registration Rights Agreement, dated as of November 12, 2008, by and between the registrant and the investors named therein.		8-K/A	10.4	001-32473	11/21/08
10.38	Waiver Letter to Registration Rights Agreement, dated as of November 12, 2008, by and between the registrant and the investors named therein		8-K/A	10.5	001-32473	11/21/08
10.39	Form of Amended and Restated 7.75% Convertible Note due October 2, 2009		8-K/A	10.6	001-32473	11/21/08
10.40	Form of Amended and Restated Common Stock Purchase Warrant		8-K/A	10.7	001-32473	11/21/08
14.1	Code of Business Conduct and Ethics		10-KSB	14	000-27351	3/31/05
14.2	Amended and Restated Code of Business Conduct and Ethics		8-K	14	001-32473	5/12/08
16.1	Letter of HJ & Associates, L.L.C. regarding change in certifying accountant		8-K	16	000-27351	8/6/03
16.2	Letter of Weinberg & Company, regarding change in certifying accountant		8-K	16	000-27351	11/17/03
16.3	Letter of Murrell, Hall, McIntosh & Co., PLLP, regarding change in certifying accountant		8-K	16.1	001-32473	12/13/07

Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
21.1	Subsidiaries of the registrant	X
23.1	Consent of Grant Thornton	X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto)	†
24.1	Power of Attorney (included on signature page)		S-1	24.1	333-158777	4/24/09

† - To be filed by amendment.

Item 17.	Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this Amendment No. 1 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

May 28, 2009	AMERICAN DAIRY, INC.

	By:	/s/ Leng You-Bin
Leng You-Bin, Director, Chief Executive Officer and President
(Principal Executive Officer)

	By:	/s/ Jonathan H. Chou
Jonathan H. Chou, Chief Financial Officer
(Principal Accounting and Financial Officer)

In accordance with the Exchange Act, this prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/ s/ Leng You-Bin	May 28, 2009
Leng You-Bin, Director, Chief Executive Officer and President
(Principal Executive Officer)

/s/ Liu Hua*	May 28, 2009
Liu Hua, Director, Vice Chairman, Secretary and Treasurer

/s/ Liu Sheng-Hui*	May 28, 2009
Liu Sheng-Hui, Director

/s/ Hui-Lan Lee*	May 28, 2009
Hui-Lan Lee, Director

/s/ Kirk Downing*	May 28, 2009
Kirk Downing, Director

/s/ James Lewis*	May 28, 2009
James Lewis, Director

* By:	/s/ Leng You-Bin
Leng You-Bin, Attorney-in-Fact

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
2	Stock Exchange Agreement, dated as of January 15, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		8-K	2.1	000-27351	1/21/03
2.1	Amendment to Stock Exchange Agreement, dated as of March 5, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		8-K/A	2.2	000-27351	3/5/03
3.1	Articles of Incorporation		10-SB	1	000-27351	9/16/99
3.2	Amendment to Articles of Incorporation		10-KSB/A	3.2	000-27351	5/25/04
3.3	Bylaws		10-SB	2	000-27351	9/16/99
4.1	Specimen certificate evidencing shares of common stock	X
5.1	Legal opinion of DLA Piper LLP (US)	†
10.1	Consulting Agreement, dated as of March 28, 2003, by and between the registrant and Danbury Properties, L.L.C.		10-KSB	10.3	000-27351	4/05/04
10.2	Stock Purchase Agreement, dated as of March 28, 2003, by and among the registrant, its shareholders and Lazarus Industries, Inc.		10-KSB	10.4	000-27351	4/15/04
10.3	Joint Venture Agreement to organize Beijing Feihe		10-QSB	10.1	000-27351	5/17/04
10.4	2003 Stock Incentive Plan		S-8	10	333-123932	4/7/05
10.5	Asset Purchase Agreement, dated as of May 20, 2005, by and between the registrant and Nutricia Nutritionals Co., Ltd.		8-K	10.1	001-32473	5/26/05
10.6	RMB Loan Contract, dated as of June 24th, 2005, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.9	333-128075	7/19/06
10.7	Construction Contract by and between Shanxi Feihe and Changzhi subsidiary company of Henan Construction Project Company		S-1/A	10.10	333-128075	7/19/06
10.8	Form of Subscription Agreement, dated as of October 3, 2006, by and between the registrant and investors listed therein		8-K/A	10.1	333-128075	10/6/06
10.9	Form of Registration Rights Agreement, dated as of October 3, 2006, by and between the registrant and investors listed therein		8-K/A	10.2	333-128075	10/6/06
10.10	Loan Contract of Current Capital, by and between Heilong Jiang Flying Crane Dairy Co., Ltd and Kedong County branch of Agricultural Development Bank of China		S-1/A	10.13	333-128075	12/6/06

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
10.11	RMB Loan Contract, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.11	333-128075	12/6/06
10.12	RMB Loan Contract, by and between Feihe Dairy and Qiqihaer Branch of China Construction Bank Co., Ltd.		S-1/A	10.12	333-128075	12/6/06
10.13	Form of Dairy Contract		S-1/A	10.14	333-128075	12/6/06
10.14	Product Purchase and Sale Contract, dated as of December 26, 2005, by and between Feihe Dairy and Changxing Dairy		S-1/A	10.14	333-128075	3/19/07
10.15	Product Purchase and Sale Contract, dated as of April 26, 2004, by and between Feihe Dairy and Changxing Dairy		S-1/A	10.15	333-128075	3/19/07
10.16	Share Transference Agreement, dated as of July 1, 2006, by and between the registrant and Shanxi Li Santai Science and Technology Co., Ltd.		S-1/A	10.16	333-128075	4/17/07
10.17	Amended and Restated Notes Purchase Agreement, dated as of June 1, 2007, by and among the registrant, Leng You-Bin, Liu Hua and Citadel Equity Fund		8-K	10.1	001-32473	6/4/07
10.18	Indenture, dated as of June 1, 2007, by and between the registrant and The Bank of New York		8-K	10.2	001-32473	6/4/07
10.19	Form of Note (attached as exhibit to the Indenture filed as Exhibit 10.18)		8-K	10.2	001-32473	6/4/07
10.20	Registration Rights Agreement		8-K	10.3	001-32473	6/4/07
10.21	Investor Rights Agreement		8-K	10.4	001-32473	6/4/07
10.22	Share Pledge Agreement		8-K	10.5	001-32473	6/4/07
10.23	Indenture, dated as of June 27, 2007, by and among the registrant, the holders listed therein and The Bank of New York		S-1/A	10.25	333-128075	6/28/07
10.24	Form of 1% Guaranteed Senior Secured Convertible Note (attached as an exhibit to the Indenture filed as exhibit 10.23)		S-1/A	10.25	333-128075	6/28/07
10.25	Form of Accession Letter		S-1/A	10.26	333-128075	6/28/07
10.26	Form of Non-Competition Agreement, by and between the registrant and each of Mr. Leng You-Bin and Roger Liu		S-1/A	10.27	333-128075	6/28/07
10.27	Joinder Agreement		S-1/A	10.28	333-128075	6/28/07
10.28	Loan Agreement, dated as of June 27, 2007, by and between the registrant and Moveup		10-Q/A	10.1	001-32473	8/22/07
10.29	Equity Purchase Agreement, dated as of August 2, 2007, by and among Moveup, Hunan Mulin Modern Food Company, Ltd., Australia Ausnutria Dairy Pty., Chen Yuanrong and Ausnutria		10-Q/A	10.2	001-32473	8/22/07
10.30	Share Subscription Agreement, dated as of August 12, 2007, by and between Moveup and Ausnutria		10-Q/A	10.3	001-32473	8/22/07
10.31	Share Subscription Agreement, by and between the registrant and Ausnutria		10-Q/A	10.4	001-32473	8/22/07
10.32	Equity Purchase Agreement, dated as of October 25, 2007, by and among Moveup, Hunan Mulin Modern Food Company, Ltd Chen Yuanrong and Ausnutria		8-K	10.1	001-32473	10/31/07

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
10.33	Employment Agreement, dated as of April 15, 2008 by and between the registrant and Jonathan H. Chou		8-K	10.1	001-32473	4/18/08
10.34	Supplemental Indenture, dated as of November 12, 2008, by and between the registrant and The Bank of New York Mellon, as Trustee, as amended		8-K/A	10.1	001-32473	11/21/08
10.35	Agreement Regarding 2009 Notes, dated as of November 12, 2008, by and among the registrant, Leng You-Bin and the investors named therein		8-K/A	10.2	001-32473	11/21/08
10.36	Share Pledge Agreement, dated as of November 12, 2008, by and among the registrant, Leng You-Bin and The Bank of New York, Mellon, as collateral agent		8-K/A	10.3	001-32473	11/21/08
10.37	First Amendment to Registration Rights Agreement, dated as of November 12, 2008, by and between the registrant and the investors named therein.		8-K/A	10.4	001-32473	11/21/08
10.38	Waiver Letter to Registration Rights Agreement, dated as of November 12, 2008, by and between the registrant and the investors named therein		8-K/A	10.5	001-32473	11/21/08
10.39	Form of Amended and Restated 7.75% Convertible Note due October 2, 2009		8-K/A	10.6	001-32473	11/21/08
10.40	Form of Amended and Restated Common Stock Purchase Warrant		8-K/A	10.7	001-32473	11/21/08
14.1	Code of Business Conduct and Ethics		10-KSB	14	000-27351	3/31/05
14.2	Amended and Restated Code of Business Conduct and Ethics		8-K	14	001-32473	5/12/08
16.1	Letter of HJ & Associates, L.L.C. regarding change in certifying accountant		8-K	16	000-27351	8/6/03
16.2	Letter of Weinberg & Company, regarding change in certifying accountant		8-K	16	000-27351	11/17/03
16.3	Letter of Murrell, Hall, McIntosh & Co., PLLP, regarding change in certifying accountant		8-K	16.1	001-32473	12/13/07
21.1	Subsidiaries of the registrant	X
23.1	Consent of Grant Thornton	X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 hereto)	†
24.1	Power of Attorney (included on signature page)		S-1	24.1	333-158777	4/24/09

† - To be filed by amendment.